     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999



                                                      REGISTRATION NO. 333-76503


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           GENERAL MOTORS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7374                  38-0572515
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                    Classification Number)       Identification
incorporation or organization)                                      Number)

      100 RENAISSANCE CENTER, DETROIT, MICHIGAN 48243-7301; (313) 556-5000 (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                 PETER R. BIBLE
                            CHIEF ACCOUNTING OFFICER
                           GENERAL MOTORS CORPORATION
                             100 RENAISSANCE CENTER
                          DETROIT, MICHIGAN 48243-7301
                                 (313) 556-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

     WARREN G. ANDERSEN                   ROBERT M. HALL                    FREDERICK S. GREEN
 General Motors Corporation       Hughes Electronics Corporation        Weil, Gotshal & Manges LLP
 3031 West Grand Boulevard          200 N. Sepulveda Boulevard               767 Fifth Avenue
Detroit, Michigan 48202-3091           El Segundo, CA 90245                 New York, NY 10153
       (313) 556-5000                     (310) 364-6000                      (212) 310-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of United States Satellite Broadcasting Company, Inc., a Minnesota corporation ("USSB"), with and into Hughes Electronics Corporation ("Hughes"), a Delaware corporation and wholly owned subsidiary of General Motors Corporation ("GM"), as described in the Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement"), attached as Annex A to the Proxy Statement/ Prospectus forming part of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)            UNIT              PRICE(2)             FEE(3)
Class H Common Stock, $0.10 par value.......      23,737,518              --             $553,277,187          $153,811

(1) This Registration Statement relates to the number of shares of Class H Common Stock, $0.10 par value per share, of GM (the "GM Class H Common Stock") to be issued along with cash consideration in exchange for all outstanding USSB Stock (as defined below) in connection with the Merger. The number of shares of GM Class H Common Stock to be registered hereby is the maximum number of shares that may be issued pursuant to Section 2.4(e)(i) of the Merger Agreement.

(2) Calculated pursuant to Rule 457(f) of the Securities Act, as amended (the "Securities Act"), based upon the market value of the shares of Class A Common Stock, $0.0001 par value per share ("USSB Class A Stock"), of USSB and the book value of the shares of Common Stock, $0.0001 par value per share ("USSB Common Stock", together with the USSB Class A Common Stock, the "USSB Stock"), of USSB, less the cash portion of the consideration to be paid by GM in connection with the Merger. The proposed maximum aggregate offering price was determined as follows: (i) the average of the high and low sale prices per share of Class A Stock as reported on the Nasdaq National Market on April 15, 1999, multiplied by 31,446,950 shares of USSB Class A Stock outstanding on such date, plus (ii) $5,838.28, the par value of each share of USSB Common Stock multiplied by 58,382,825 shares of USSB Common Stock outstanding on such date (the book value of each share is a negative number). The foregoing calculation does not include the cash consideration to be paid in connection with the Merger.

(3) The registration fee for the GM Class H Common Stock registered hereby, $153,811, has been calculated pursuant to Section 6(b) of, and Rules 457(c) and 457(f)(1) under, the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price. A fee of $287,341 was paid on January 15, 1999 pursuant to Rules 0-11(a)(2) and 14a-6(i)(1) under the Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon the filing by USSB with the Commission of its preliminary proxy materials relating thereto pursuant to Rules 14a-101, 14a-6(a) and 14a-6(e)(2(ii) under the Exchange Act. Pursuant to Rules 0-11(a)(2) and 14a-6(i)(1) under the Exchange Act, the registration fee payable herewith has been reduced by the amount of the fees previously paid upon the filing of such preliminary proxy materials. As a consequence, no additional registration fee is payable.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          [LOGO]

                           --------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999


                            ------------------------


    A special meeting of shareholders of United States Satellite Broadcasting Company, Inc., a Minnesota corporation, will be held at the Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota 55402, on May 20, 1999, at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated December 11, 1998, among U.S. Satellite Broadcasting, General Motors Corporation, a Delaware corporation, and Hughes Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of GM. If the merger is completed, U.S. Satellite Broadcasting will be merged with and into Hughes and each share of U.S. Satellite Broadcasting stock owned by you will be converted into the right to receive, at your election, either a fraction of a share of class H stock of GM equal to the exchange ratio provided in the merger agreement, or cash equal to the exchange ratio multiplied by the 20-day volume-weighted average price of the GM class H stock. Assuming the average price of the GM class H stock is more than $47.6821, your shares of U.S. Satellite Broadcasting stock would be valued at $18.00 per share. The exchange ratio is based on the value per share and your elections will be subject to adjustment as described in the accompanying proxy statement/prospectus.


    No other business will be transacted at the special meeting.

    The merger and other related matters are described in more detail in the accompanying proxy statement/prospectus.

    Only shareholders of record at the close of business on March 25, 1999 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. A complete list of the shareholders entitled to vote will be available for inspection by any shareholder during the special meeting.

    All shares of U.S. Satellite Broadcasting stock represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval of the merger agreement.

    Approval of the merger agreement requires the affirmative vote of a majority of the voting power of the U.S. Satellite Broadcasting stock, with the common stock and the class A stock voting together as a single class. As described in the proxy statement/prospectus, holders of a majority of the voting power of U.S. Satellite Broadcasting stock have already stated their intention to vote for approval of the merger agreement.

    YOUR VOTE IS IMPORTANT TO U.S. SATELLITE BROADCASTING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF U.S. SATELLITE BROADCASTING STOCK YOU OWN, PLEASE RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO SUBMIT A PROXY BEARING A LATER DATE, OR TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

    Please do not send any stock certificates with your proxy card. If the merger is completed, you will receive a letter of transmittal and election form, including instructions for the surrender of the certificates representing your shares of U.S. Satellite Broadcasting stock.

                                          By Order of the Board of Directors

                                                         [LOGO]
                                          Gerald D. Deeney
                                          SECRETARY


St. Paul, Minnesota
April 22, 1999

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               UNITED STATES SATELLITE BROADCASTING COMPANY, INC.
                                PROXY STATEMENT
                                     for a
                        Special Meeting of Shareholders
                           to be held on May 20, 1999


                           GENERAL MOTORS CORPORATION
                                   PROSPECTUS

THIS PROXY STATEMENT/PROSPECTUS ALSO CONSTITUTES THE PROSPECTUS OF GM WITH RESPECT TO UP TO 23,737,518 SHARES OF GM CLASS H STOCK TO BE DELIVERED TO ELECTING U.S. SATELLITE BROADCASTING SHAREHOLDERS IN CONNECTION WITH THE
MERGER.
THE GM CLASS H STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "GMH."
CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 19 IN THIS PROXY STATEMENT/PROSPECTUS.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER, AND MAY NOT BE USED IN CONNECTION WITH, ANY RESALES OF THE GM CLASS H STOCK RECEIVED IN THE MERGER. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SHARES OF GM CLASS H STOCK ISSUABLE IN THE MERGER OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE MERGER--
    This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of United States Satellite Broadcasting Company, Inc. for use at a special meeting of shareholders at which you will be asked to approve the proposed merger of U.S. Satellite Broadcasting with and into Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation.

THE MERGER CONSIDERATION--
    If the merger is completed, you can elect to receive a fraction of a share of GM class H stock or cash for each share of U.S. Satellite Broadcasting stock you own. GM class H stock is a class of common stock issued by GM. The financial performance of Hughes determines the earnings per share attributable to GM class H stock.
    Whether you elect to receive GM class H stock or cash, the value of what you receive will vary depending on the volume-weighted average price of the GM class H stock for the period of 20 trading days ending on the second trading day prior to the merger, as follows--

                              THEN THE VALUE PAID FOR EACH SHARE OF U.S.
IF THE 20-DAY AVERAGE PRICE   SATELLITE BROADCASTING STOCK, BASED ON THE
OF GM CLASS H STOCK IS:             20-DAY AVERAGE PRICE, WILL BE:
----------------------------  ------------------------------------------
More than $47.6821..........  $18.00 per share
Between $47.6821
  and $27.8146..............  Between $18.00 and $10.50 per share--an amount equal to .3775 times the 20-day
                              average price
Less than $27.8146
  but not less than
  $19.8675..................  $10.50 per share
Less than $19.8675..........  Less than $10.50 per share--an amount equal to .5285 times the 20-day average
                              price


    On April 20, 1999, the closing sale price of the GM class H stock was $52.31 per share. If the merger had occurred on this date, the 20-day average price would have been $53.05.

    Your election may be subject to adjustment as described in this proxy statement/prospectus.


         The date of this proxy statement/prospectus is April 22, 1999.


 This proxy statement/prospectus was first sent or given to security holders on
                                April 22, 1999.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT U.S. SATELLITE BROADCASTING, GM AND HUGHES THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. YOU CAN REQUEST COPIES OF SUCH INFORMATION. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
SUMMARY...................................................................     5
  The Special Meeting.....................................................     5
  The Merger..............................................................     5
  Summary Financial Information...........................................    11
  Historical And Pro Forma Per Share Data.................................    12
  Unaudited Comparative Per Common Share Data.............................    12
  Summary Consolidated Financial Data.....................................    13
  U.S. Satellite Broadcasting Summary Consolidated Financial Data.........    13
  GM Summary Consolidated Financial Data..................................    14
  Hughes Summary Consolidated Financial Data..............................    15
  Selected Unaudited Pro Forma Financial Data.............................    16
  Market Price Of U.S. Satellite Broadcasting Class A Stock...............    16

RISK FACTORS..............................................................    18
  Risk Factors Relating To The Business Of Hughes.........................    18
  Risk Factors Relating To GM's Dual-Class Common Stock Capital
    Structure.............................................................    20
  Risk Factor Relating To Completion Of Merger............................    22

THE SPECIAL MEETING.......................................................    22
  Quorum; Required Vote...................................................    22
  Voting Of Proxies.......................................................    22
  Revocability Of Proxies.................................................    23
  Solicitation Of Proxies.................................................    23

THE PARTIES TO THE MERGER.................................................    23
  U.S. Satellite Broadcasting.............................................    23
  General Motors..........................................................    24
  Hughes..................................................................    25

THE MERGER................................................................    35
  Background Of The Merger................................................    35
  Recommendation Of The Committee Of Disinterested Directors And The U.S.
    Satellite Broadcasting Board And Reasons For The Merger...............    38
  Opinions Of The U.S. Satellite Broadcasting Financial Advisors..........    41
  Hughes' And GM's Reasons For The Merger.................................    48
  Accounting Treatment....................................................    48
  Material Federal Income Tax Consequences................................    48
  Interests Of Directors, Officers and Affiliates Of U.S. Satellite
    Broadcasting In The Merger............................................    51
  Regulatory Filings And Approvals........................................    56
  Rights Of Shareholders Who Object To The Merger.........................    56

THE MERGER AGREEMENT......................................................    59
  General.................................................................    59
  Conversion Of Securities................................................    59
  Merger Consideration....................................................    59
  Limitations On Stock Elections And Cash Elections.......................    60
  Exchange Of Certificates; Procedures For Exchange.......................    60

                                                                            PAGE
                                                                            ----
  Representations And Warranties..........................................    62
  Conduct Of Business Pending The Merger..................................    63
  No Solicitation.........................................................    65
  Access To Information...................................................    65
  Reasonable Best Efforts.................................................    66
  Billing And Customer Management Systems.................................    66
  110 DEG. Construction Permit............................................    66
  Accounting Adjustments..................................................    66
  Employee Matters........................................................    66
  Replacement Payload Option Agreement And Channel Services Provision
    Agreement.............................................................    67
  Conditions To The Merger................................................    67
  Termination Of The Merger Agreement.....................................    69
  Fees And Expenses.......................................................    69
  Amendment And Waiver....................................................    69

OWNERSHIP OF VOTING SECURITIES OF U.S. SATELLITE BROADCASTING.............    70

DESCRIPTION OF GM CLASS H STOCK...........................................    73
  General.................................................................    73
  GM's Dual-Class Common Stock Capital Structure..........................    73
  Introduction To The GM Class H Stock....................................    74
  GM Restated Certificate Of Incorporation Provisions Regarding
    Dividends.............................................................    74
  Dividend Policy.........................................................    77
  Voting Rights...........................................................    78
  Liquidation Rights......................................................    78
  Subdivision Or Combination..............................................    78
  Recapitalization And Certain Other Transactions.........................    78
  Stock Exchange Listing..................................................    79
  Transfer Agent And Registrar; Direct Registration System................    79

COMPARISON OF RIGHTS OF HOLDERS OF GM CLASS H STOCK AND U.S. SATELLITE
  BROADCASTING STOCK......................................................    80
  Comparison Of Terms Of GM Class H Stock And U.S. Satellite Broadcasting
    Stock.................................................................    80
  Other Stockholder Rights................................................    81

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................    84

LEGAL MATTERS.............................................................    85

EXPERTS...................................................................    85

SHAREHOLDER PROPOSALS.....................................................    85

WHERE YOU CAN FIND MORE INFORMATION.......................................    85

U.S. SATELLITE BROADCASTING SELECTED HISTORICAL FINANCIAL DATA............    89

HUGHES SELECTED HISTORICAL FINANCIAL DATA.................................    90

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............    91

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS......    94

                                                                            PAGE
                                                                            ----

ANNEXES

Annex A     Agreement and Plan of Merger, dated December 11, 1998, among U.S.
              Satellite Broadcasting, GM and Hughes.................................     A-1

Annex B-1   Opinion of Credit Suisse First Boston Corporation, dated December 11,
              1998..................................................................    B-1-1

Annex B-2   Opinion of Goldman, Sachs & Co., dated December 10, 1998................    B-2-1

Annex C     Sections 302A.471 and 302A.473 of the Minnesota Business Corporation
              Act...................................................................     C-1

Annex D     GM Board Policy Statement Regarding Certain Capital Stock Matters.......     D-1

    DIRECTV-Registered Trademark-, Galaxy-TM-, Spaceway-TM- and DirectPC-TM- are trademarks of Hughes Electronics Corporation or its subsidiaries.
USSB-Registered Trademark- and U.S. Satellite Broadcasting-Registered Trademark-are trademarks of United States Satellite Broadcasting Company, Inc. PRIMESTAR-Registered Trademark- is a trademark of PRIMESTAR, Inc.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. For more detailed information about the proposed merger, we encourage you to read this entire document, the merger agreement attached hereto as Annex A, and the documents to which we have referred you. See "Where You Can Find More Information" on page
84. We have parenthetically included page references to indicate where you may find more complete descriptions of the topics presented in this Summary.


                                    THE SPECIAL MEETING

DATE, TIME AND PLACE .............  The special meeting of U.S. Satellite Broadcasting shareholders will be held at the Marriott City Center
                                    Hotel, 30 South 7th Street, Minneapolis, Minnesota
                                    55402, on May 20, 1999, at 9:00 a.m., local time. At the
                                    meeting, you will be asked to approve the merger
                                    agreement, which provides for the merger of U.S.
                                    Satellite Broadcasting with Hughes.
THE RECORD DATE FOR VOTING .......  The close of business on March 25, 1999 was the record date for determining which shareholders are entitled to
                                    vote at the special meeting.
VOTING ...........................  You will have ten votes for each share of common stock that you owned on the record date and one vote for each
                                    share of class A stock that you owned on the record
                                    date. The affirmative vote of a majority of the voting
                                    power of the common stock and class A stock, voting as a
                                    single class, is required to approve the merger. Hubbard
                                    Broadcasting, Inc., the majority shareholder of U.S.
                                    Satellite Broadcasting, has agreed to vote some of the
                                    shares owned by it, constituting 19.9% of the voting
                                    power of the U.S. Satellite Broadcasting stock, in favor
                                    of the merger agreement. Hubbard Broadcasting has also
                                    stated its intention to vote all shares owned by it,
                                    constituting 74.5% of the voting power of the U.S.
                                    Satellite Broadcasting stock, in favor of the merger.
SECURITY OWNERSHIP OF DIRECTORS
  AND EXECUTIVE OFFICERS .........  On the record date, directors and executive officers of
  (PAGE 70)                         U.S. Satellite Broadcasting and their affiliates
                                    (including Hubbard Broadcasting) beneficially owned
                                    56,370,900 shares of common stock and 9,208,615 shares
                                    of class A stock, representing 91.8% of the voting power
                                    of U.S. Satellite Broadcasting stock. Each director and
                                    executive officer has indicated his or her intention to
                                    vote all shares of U.S. Satellite Broadcasting stock
                                    owned by him or her and their affiliates in favor of the
                                    merger agreement.
U.S. SATELLITE BROADCASTING BOARD
  RECOMMENDATION .................  The U.S. Satellite Broadcasting board has adopted the
  (PAGE 41)                         merger agreement and recommends that you vote FOR
                                    approval of the merger agreement.

                                         THE MERGER

THE PARTIES ......................  UNITED STATES SATELLITE BROADCASTING COMPANY, INC. (PAGE
                                    23)
                                    3415 University Avenue
                                    St. Paul, Minnesota 55114
                                    (651) 645-4500

                                    U.S. Satellite Broadcasting provides satellite-delivered
                                    subscription-television programming with a focus on the
                                    best-known premium movie network brands.
                                    U.S. Satellite Broadcasting launched its service in June
                                    1994 and, as of December 31, 1998, had more than two
                                    million subscribers nationwide. Consumers receive
                                    programming through a digital satellite system, which
                                    includes an 18" "mini-dish," digital home receiver and
                                    remote control and is exclusive to U.S. Satellite
                                    Broadcasting and DIRECTV Enterprises, Inc., a subsidiary
                                    of Hughes. The DIRECTV/USSB system was the first
                                    high-power mini-dish system and is marketed under major
                                    consumer electronics brands, such as RCA, Sony and
                                    ProScan, and sold at more than 26,000 retail locations.
                                    Programming is broadcast from DBS-1, a satellite owned
                                    by U.S. Satellite Broadcasting and DIRECTV and operated
                                    by DIRECTV.

                                    GENERAL MOTORS CORPORATION (PAGE 24)
                                    100 Renaissance Center
                                    Detroit, Michigan 48243-7301
                                    (313) 556-5000
                                    GM is primarily engaged in the automotive and
                                    electronics industries. As the world's largest
                                    manufacturer of automotive vehicles, GM designs,
                                    manufactures and markets automotive vehicles globally
                                    under many well-known nameplates. Hughes, a wholly owned
                                    subsidiary of GM, designs, manufactures and markets
                                    advanced technology electronic systems, products and
                                    services for the telecommunications and space
                                    industries. GM also has financing and insurance
                                    operations and engages to a lesser extent in other
                                    industries.

                                    HUGHES ELECTRONICS CORPORATION (PAGE 25)
                                    200 North Sepulveda Boulevard
                                    El Segundo, California 90245
                                    (310) 647-1000
                                    Hughes is a space and telecommunications company. The
                                    operations of Hughes are divided into four segments:

                                        - Hughes Space & Communications manufactures
                                          satellites, including its new spacecraft, the HS
                                          702, and two of the industry's most popular
                                          spacecraft, the HS 601 and HS 376. Hughes Space
                                          also manufactures key components of satellites.

                                        - Hughes Network Systems builds and services
                                        satellite-based private business networks and
                                          terrestrial wireless telephone systems around the
                                          world. Hughes Network Systems also manufactures
                                          equipment for DIRECTV, Hughes' digital
                                          direct-to-home television service, and DirectPC,
                                          Hughes' high-speed Internet access service.

                                        - PanAmSat serves U.S. and international customers
                                        with a global fleet of spacecraft. Owned 81% by
                                          Hughes, PanAmSat provides satellite distribution
                                          services to meet

                                          the growing demand of television networks, cable
                                          TV providers, direct-to-home TV broadcasters,
                                          telephone carriers and Internet service providers.

                                        - DIRECTV uses satellites, mini-dishes and digital
                                          receivers to provide 185 video channels via direct
                                          broadcast satellite to more than 4.7 million
                                          subscribers in the United States. On January 22,
                                          1999, Hughes agreed to acquire the direct
                                          broadcast satellite medium-power business of
                                          PRIMESTAR, Inc., with an additional 2.3 million
                                          subscribers, and related Tempo high-power
                                          satellite assets. Working with local partners,
                                          Hughes also has introduced DIRECTV throughout
                                          Latin America and the Caribbean, and into Japan.
WHAT YOU WILL RECEIVE
  IN THE MERGER ..................  Each share of U.S. Satellite Broadcasting stock will be
  (PAGE 59)                         canceled and converted into the right to receive, at
                                    your election, a fraction of a share of GM class H stock
                                    or cash.

                                    The value of the GM class H stock or cash you will
                                    receive will depend on the volume-weighted average
                                    trading price of the GM class H stock for the 20 trading
                                    days ending on the second trading day prior to the
                                    merger, as follows--


                               THEN THE VALUE PAID FOR EACH SHARE OF
                                 U.S. SATELLITE BROADCASTING STOCK,
 IF THE 20-DAY AVERAGE PRICE     BASED ON THE 20-DAY AVERAGE PRICE,
   OF GM CLASS H STOCK IS:                    WILL BE:
-----------------------------  --------------------------------------
More than $47.6821...........  $18.00 per share
Between $47.6821
  and $27.8146...............  Between $18.00 and $10.50 per
                               share--an amount equal to .3775 times
                               the 20-day average price
                               $10.50 per share
Less than $27.8146
  but not less than
  $19.8675...................
                               Less than $10.50 per share--an amount
                               equal to .5285 times the 20-day
                               average price
Less than $19.8675...........

                                          Your election may be subject to adjustment so that--

                                              - not more than 50% of the total merger
                                              consideration will be paid in cash;

                                              - not more than 70% of the total merger
                                              consideration will be paid in GM class H stock; and

                                          - not more than 23,737,518 shares of GM class H stock
                                              will be issued in the merger, subject to adjustment
                                            based on the number of outstanding shares of U.S.
                                            Satellite Broadcasting stock.
                                          For example:

                                              - if you elect to receive cash, and the total amount
                                              of cash elected by U.S. Satellite Broadcasting
                                                shareholders exceeds the 50% limit on cash to be
                                                issued in the merger,

                                                you will receive some GM class H stock on a pro
                                                rata basis; and

                                              - if you elect to receive GM class H stock, and the
                                              total amount of GM class H stock elected by U.S.
                                                Satellite Broadcasting shareholders exceeds the
                                                70% limit on stock to be issued in the merger, or
                                                exceeds the 23,737,518 share limit as adjusted,
                                                you will receive some cash on a pro rata basis.
WHAT IS GM CLASS H STOCK? ..............  GM class H stock is one of two classes of GM common
  (PAGE 73)                               stock. GM owns 100% of the stock of Hughes. The
                                          financial performance of Hughes determines the earnings
                                          per share of GM class H stock and the amounts available
                                          for the payment of dividends on the GM class H stock.
                                          However, holders of GM class H stock would have no
                                          direct claim against the assets of Hughes in the event
                                          of a GM liquidation, insolvency or similar event. Such
                                          holders only have rights in the assets of GM as common
                                          stockholders of GM.
                                          Currently, approximately 26.5% of Hughes' earnings is
                                          allocated to the GM class H stock for purposes of
                                          determining earnings per share and amounts available for
                                          the payment of dividends. The balance is allocated to
                                          GM's other class of common stock. If 60% of the total
                                          merger consideration is paid in GM class H stock, the
                                          20-day average price of GM class H stock is $53.05, and
                                          the value paid for each share of U.S. Satellite
                                          Broadcasting stock is $18.00, the number of shares of GM
                                          class H stock outstanding will increase by approximately
                                          18.3 million shares, and the portion of Hughes' earnings
                                          allocated to the GM class H stock will increase to
                                          approximately 30%. The payment of dividends is
                                          determined by the GM board of directors. Since the
                                          completion in 1997 of a series of transactions which
                                          effected the restructuring of the predecessor of Hughes,
                                          no dividends have been paid on the GM class H stock, nor
                                          are dividends currently expected to be paid in the
                                          foreseeable future on the GM class H stock.
                                          If, based on the assumptions described above,
                                          approximately 18.3 million shares are issued in the
                                          merger, U.S. Satellite Broadcasting shareholders would
                                          hold approximately 15% of the shares of GM class H stock
                                          outstanding after the merger.
OPINIONS OF THE U.S. SATELLITE BROAD-
  CASTING FINANCIAL ADVISORS ...........  Credit Suisse First Boston Corporation has delivered a
  (PAGE 41)                               written opinion to the U.S. Satellite Broadcasting board
                                          that, as of the date of its opinion, the consideration
                                          to be received in the merger by holders of U.S.
                                          Satellite Broadcasting stock was fair from a financial
                                          point of view.
                                          Goldman, Sachs & Co. has delivered its written opinion
                                          to the U.S. Satellite Broadcasting board that, as of the
                                          date of its opinion, the stock consideration and the
                                          cash consideration to be received by the holders of U.S.
                                          Satellite Broadcasting stock, taken as a unitary
                                          transaction, are fair from a financial point of view to
                                          the holders of U.S. Satellite Broadcasting stock
                                          receiving such consideration.
                                          The opinions of Credit Suisse First Boston and Goldman
                                          Sachs are directed to the U.S. Satellite Broadcasting
                                          board and do not

                                          constitute recommendations as to how you should vote on
                                          the merger or whether you should elect to receive GM
                                          class H stock or cash.
                                          The written opinions of Credit Suisse First Boston and
                                          Goldman Sachs are attached to this proxy
                                          statement/prospectus as Annex B-1 and Annex B-2 and are
                                          based upon and subject to various qualifications and
                                          assumptions. You should carefully read each opinion in
                                          its entirety.
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES .........................  You should not recognize gain or loss for federal income
  (PAGE 48)                               tax purposes with respect to shares of U.S. Satellite
                                          Broadcasting stock converted only into GM class H stock
                                          in the merger. If you only receive cash, you will
                                          recognize gain or loss in an amount equal to the
                                          difference between the amount of cash you receive and
                                          your adjusted tax basis in your shares of U.S. Satellite
                                          Broadcasting stock. If you receive a combination of GM
                                          class H stock and cash, you should recognize gain in an
                                          amount equal to the lesser of the gain that you realize
                                          in the merger and the amount of cash you receive. For
                                          this purpose, your realized gain is equal to the amount
                                          by which the sum of cash and the fair market value of
                                          the GM class H stock you receive, including fractional
                                          shares, exceeds your aggregate tax basis in your U.S.
                                          Satellite Broadcasting stock. If you receive a
                                          combination of GM class H stock and cash, you should not
                                          be allowed to recognize any loss as a result of the
                                          merger.
RIGHTS OF SHAREHOLDERS WHO OBJECT TO THE
  MERGER ...............................  Under Minnesota law, you may dissent from the merger and
  (PAGE 56)                               obtain payment for the fair value of your shares. If you
                                          wish to exercise dissenters' rights you must follow the
                                          procedures contained in Section 302A.473 of Minnesota
                                          Business Corporation Act, including providing U.S.
                                          Satellite Broadcasting with a written notice of intent
                                          to demand the fair value of your shares prior to the
                                          special meeting, and you must not vote your shares in
                                          favor of the merger. A copy of the Minnesota law
                                          provisions describing these dissenters' rights is
                                          attached hereto as Annex C.
INTERESTS OF DIRECTORS, OFFICERS AND
  AFFILIATES OF U.S. SATELLITE BROAD-
  CASTING IN THE MERGER ................  You should be aware that a number of directors, officers
  (PAGE 51)                               and affiliates of U.S. Satellite Broadcasting have
                                          interests in the merger that may be different from yours
                                          and that other transactions will occur that are related
                                          to the merger. As required by the merger agreement.
                                          Hubbard Broadcasting will be given the option to
                                          purchase some of the assets now owned by U.S. Satellite
                                          Broadcasting from Hughes for fair market value,
                                          including assets related to the U.S. Satellite
                                          Broadcasting national broadcast center and the
                                          trademarks and logos of U.S. Satellite Broadcasting. In
                                          addition, U.S. Satellite Broadcasting has sold to
                                          Hubbard Broadcasting its interest in Spring Programming
                                          Partners, LLC, a Delaware limited liability company that
                                          develops and supplies programming, for $100,000. Hubbard
                                          Broadcasting has also agreed to assume U.S. Satellite
                                          Broadcasting's obligations to Spring. Hubbard
                                          Broadcasting also has the

                                          right to provide programming to DIRECTV. In addition,
                                          Stanley S. Hubbard, Chairman of the U.S. Satellite
                                          Broadcasting board, Stanley E. Hubbard, Chief Executive
                                          Officer, and Robert W. Hubbard, Executive Vice
                                          President, will enter into consulting agreements with
                                          DIRECTV. Hubbard Broadcasting and the Hubbards will be
                                          subject to a non-competition agreement with GM and
                                          Hughes for a period of four years and have agreed to
                                          some restrictions on their rights to sell shares of GM
                                          class H stock which they may receive in the merger. The
                                          aggregate cash consideration to be received by all
                                          executive officers and directors of U.S. Satellite
                                          Broadcasting as a result of the consulting, programming
                                          and other agreements relating to the merger, not
                                          including cash received as merger consideration, will be
                                          approximately $4,238,000.
                                          The U.S. Satellite Broadcasting board recognized these
                                          interests and determined that they did not detract from
                                          the fairness of the merger to the shareholders of U.S.
                                          Satellite Broadcasting.
FEES AND EXPENSES ......................  If the merger agreement is terminated, each party is
  (PAGE 69)                               responsible for its own fees and expenses. Hubbard
                                          Broadcasting has agreed to pay a fee of $50 million to
                                          Hughes if the merger agreement is terminated because
                                          U.S. Satellite Broadcasting shareholders do not approve
                                          the merger agreement.
REGULATORY FILINGS AND APPROVALS .......  The control of some of U.S. Satellite Broadcasting's
  (PAGE 56)                               communications licenses cannot be transferred unless the
                                          FCC has consented to the transfer. FCC consent is a
                                          condition to completion of the merger. The FCC's
                                          International Bureau has issued an order approving the
                                          transfer of control of U.S. Satellite Broadcasting's FCC
                                          licenses to DIRECTV. This order will become final May
                                          11, 1999, unless the Bureau or the full FCC acts to set
                                          it aside before that date.
U.S. SATELLITE BROADCASTING'S PLANS IF
  THE MERGER IS NOT COMPLETED ..........  If the merger is not completed, U.S. Satellite
                                          Broadcasting intends to remain independent and pursue
                                          its existing strategy to develop its business by
                                          increasing the number of subscribers and developing and
                                          offering new programming.
FORWARD-LOOKING STATEMENTS MAY PROVE
  INACCURATE ...........................  U.S. Satellite Broadcasting and GM have made
  (PAGE 84)                               forward-looking statements in this document that are
                                          subject to risks and uncertainties. Forward-looking
                                          statements include information concerning possible or
                                          assumed future results of operations of U.S. Satellite
                                          Broadcasting or DIRECTV and Hughes, as well as
                                          statements preceded by, followed by or that include the
                                          words "believes", "expects", "anticipates", "intends",
                                          or similar expressions. You should understand that a
                                          variety of factors, including those discussed in the
                                          Risk Factors section and elsewhere in this document and
                                          in the documents which we incorporate by reference in
                                          this proxy statement/prospectus, could cause the actual
                                          future results of U.S. Satellite Broadcasting or DIRECTV
                                          and Hughes to differ materially from those expressed in
                                          our forward-looking statements. You should not place
                                          undue reliance on these statements.

                         SUMMARY FINANCIAL INFORMATION

    You should read this summary financial information in conjunction with the following documents which are incorporated by reference into this proxy statement/prospectus.

    - U.S. Satellite Broadcasting's 1998 Annual Report on Form 10-K;


    - GM's 1998 Annual Report on Form 10-K, including information related to Hughes in Exhibit 99 to that document except for Item 6, Item 7, Item 8,
      Item 14(a)(2), and Item 14 Exhibit 12;



    - GM's Current Reports on Form 8-K dated April 12, 1999 and filed on April 15, 1999 and April 21, 1999, which restate GM's consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations to reflect Delphi Automotive Systems Corporation as discontinued operations;


    - PRIMESTAR's consolidated financial statements (including the notes thereto), included in PRIMESTAR's 1998 Annual Report on Form 10-K; and

    - TCI Satellite Entertainment's consolidated financial statements (including the notes thereto), included in TCI Satellite Entertainment's 1998 Annual Report on Form 10-K.

    The statement of operations data for U.S. Satellite Broadcasting for the years ended December 31, 1998, 1997, 1996 and 1995 and balance sheet data as of December 31, 1998, 1997 and 1996 have been derived from U.S. Satellite Broadcasting's consolidated financial statements audited by Arthur Andersen LLP, independent public accountants. The U.S. Satellite Broadcasting statement of operations data for the year ended December 31, 1994 and the balance sheet data as of December 31, 1995 and 1994 have been derived from the unaudited consolidated financial statements of U.S. Satellite Broadcasting.

    The statement of operations and balance sheet data for GM for all periods presented have been derived from GM's consolidated financial statements reflecting Delphi Automotive Systems Corporation as discontinued operations, audited by Deloitte & Touche LLP, independent public accountants. The statement of operations data for Hughes for all periods presented and balance sheet data as of December 31, 1998, 1997, 1996 and 1995 have been derived from Hughes' consolidated financial statements audited by Deloitte & Touche LLP, independent public accountants. The balance sheet data for Hughes as of December 31, 1994 has been derived from Hughes' unaudited consolidated financial statements.

    Some of the summary financial information is presented on a pro forma basis to give effect to the merger and to other specified transactions. Pro forma information is not necessarily indicative of future financial position or operating results.

    On December 17, 1997, Hughes' predecessor, which was also known as Hughes Electronics Corporation, and GM completed a series of transactions which restructured Hughes Electronics and which were designed to address strategic challenges facing the three principal businesses of Hughes Electronics. These transactions included the tax-free spin-off of the Hughes Electronics defense electronics business to holders of GM $1 2/3 stock and old class H stock, the transfer of Delco Electronics Corporation to GM's Delphi Automotive Systems Corporation business sector, and the recapitalization of the old GM class H stock into the GM class H stock that is currently outstanding. These transactions were followed immediately by the merger of the Hughes Electronics defense electronics business with Raytheon Company.

    In connection with these transactions, the telecommunications and space businesses of Hughes Electronics, consisting principally of its direct-to-home broadcast, satellite services, satellite systems and network systems businesses, were contributed to the recapitalized Hughes. These telecommunications and space businesses, both before and after the recapitalization, are referred to as Hughes. The financial information presented for Hughes, unless otherwise noted, represents the financial information of the recapitalized Hughes.

    Earnings per share attributable to the GM class H stock is determined based on the relative amounts of Hughes net income available for the payment of dividends to holders of GM class H stock and to holders of GM's other class of common stock. The manner in which this allocation is made is described in this proxy statement/prospectus under the heading "Description Of GM Class H Stock--GM Restated Certificate Of Incorporation Provisions Regarding Dividends."

                    HISTORICAL AND PRO FORMA PER SHARE DATA

    The following tables present historical and pro forma per common share data for U.S. Satellite Broadcasting and Hughes. Book value per share of GM class H stock is calculated based on the liquidation rights of GM class H stock, which are described under "Description Of GM Class H Stock."

    The pro forma per common share data as of or for the year ended December 31, 1998 take into account the merger and the PRIMESTAR/Tempo acquisition. The pro forma earnings per share data has been derived from, and should be read in conjunction with, the financial data set forth under "Unaudited Pro Forma Combined Condensed Financial Statements."

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA


                                                                                                 AS OF OR FOR THE
                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
U.S. SATELLITE BROADCASTING
Net loss per common share:
  Historical...................................................................................      $    (.63)
  Pro forma equivalent per share(1)............................................................           (.07)
Cash dividends declared per common share:
  Historical...................................................................................         --
  Pro forma equivalent per share(1)............................................................         --
Book value per common share:
  Historical...................................................................................      $    (.61)
  Pro forma equivalent per share(1)............................................................           4.33

HUGHES
Income from continuing operations before cumulative effect of accounting change per GM class H share:
  Historical...................................................................................      $     .70
  Pro forma....................................................................................           (.20)
Cash dividends declared per GM class H share:
  Historical...................................................................................         --
  Pro forma....................................................................................         --
Book value per GM class H share:
  Historical...................................................................................      $   12.00
  Pro forma....................................................................................          12.76


------------------------


(1) The pro forma equivalent per share amounts have been calculated assuming each outstanding share of U.S. Satellite Broadcasting stock is converted into .3393 shares of GM class H stock upon completion of the merger.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data set forth below represent the historical financial information for U.S. Satellite Broadcasting, GM and Hughes.

        U.S. SATELLITE BROADCASTING SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------------
                                                                1998       1997       1996       1995        1994
                                                              ---------  ---------  ---------  ---------  -----------
                                                                                                          (UNAUDITED)
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $ 550,801  $ 456,619  $ 292,624  $ 107,926   $   5,132
Net operating loss..........................................    (60,719)   (92,122)   (99,066)   (82,364)    (49,471)
Net loss....................................................    (56,603)   (87,306)  (104,959)   (91,378)    (56,864)
Net loss per share..........................................      (0.63)     (0.97)     (1.17)     (1.02)      (0.63)

                                                                                         AS OF DECEMBER 31,
                                                                      --------------------------------------------------------
                                                                        1998       1997        1996       1995        1994
                                                                      ---------  ---------  ----------  ---------  -----------
                                                                                                             (UNAUDITED)

BALANCE SHEET DATA
Total assets........................................................  $ 190,111  $ 206,310  $  217,354  $ 149,571   $ 130,472
Long-term debt......................................................     --         --          --        128,456      68,775
Shareholders' equity (deficit)......................................    (54,470)     2,099      89,477    (48,972)     41,728

                     GM SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                      AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1998       1997       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total net sales and revenues..................................  $ 155,445  $ 172,580  $ 158,281  $ 154,954  $ 143,740
Income from continuing operations before cumulative effect of
  accounting changes..........................................      3,049      6,483      4,100      4,726      3,633
(Loss) Income from discontinued operations....................        (93)       215        863      2,207      2,026
Cumulative effect of accounting changes.......................     --         --         --            (52)      (758)
                                                                ---------  ---------  ---------  ---------  ---------
  Net income..................................................  $   2,956  $   6,698  $   4,963  $   6,881  $   4,901
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

$1-2/3 par value common stock
  Basic earnings per share (EPS) from continuing operations...  $    4.40  $    8.52  $    5.08  $    5.57  $    3.59
  Basic (loss) earnings per share from discontinued
    operations................................................      (0.14)      0.18       0.98       1.71       1.63
  Diluted EPS from continuing operations......................       4.32       8.45       5.04       5.52       3.54
  Diluted (loss) earnings per share from discontinued
    operations................................................      (0.14)      0.17       0.98       1.69       1.61
  Cash dividends declared per share...........................       2.00       2.00       1.60       1.10       0.80

GM class H stock subsequent to the Hughes transactions(1)
  Basic EPS from continuing operations........................       0.68       0.02     --         --         --
  Diluted EPS from continuing operations......................       0.68       0.02     --         --         --

GM class H stock prior to the Hughes transactions(2)
  Basic EPS from continuing operations........................     --           2.30       1.83       1.39       1.46
  Basic EPS from discontinued operations......................     --           0.87       1.05       1.38       1.16
  Diluted EPS from continuing operations......................     --           2.30       1.83       1.39       1.46
  Diluted EPS from discontinued operations....................     --           0.87       1.05       1.38       1.16
  Cash dividends declared per share...........................     --           1.00       0.96       0.92       0.80

Class E common stock
  Basic EPS from discontinued operations......................     --         --           0.04       1.96       1.71
  Diluted EPS from discontinued operations....................     --         --           0.04       1.96       1.71
  Cash dividends declared per share...........................     --         --           0.30       0.52       0.48

BALANCE SHEET DATA:
Total assets..................................................  $ 246,345  $ 221,400  $ 215,690  $ 208,898  $ 186,141
Long-term debt(3).............................................      7,118      5,669      5,352      4,100      5,047
GM-obligated mandatorily redeemable preferred securities of
  subsidiary trusts...........................................        220        222     --         --         --
Stockholders' equity..........................................     15,052     17,584     23,413     23,310     12,814

------------------------------

(1) Amounts present the earnings attributable to GM class H stock subsequent to its recapitalization on December 17, 1997, related to Hughes, consisting principally of its direct-to-home broadcast, satellite services, satellite systems and network systems businesses.

(2) Amounts present the earnings attributable to GM class H stock prior to its recapitalization on December 17, 1997, related to Hughes Electronics, consisting principally of its defense electronics, automotive electronics and telecommunications and space businesses.

(3) Calculated from Automotive, Electronics and Other Operations only.

                   HUGHES SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                              AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                          1998       1997       1996       1995       1994
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenues........................................................  $   5,964  $   5,128  $   4,009  $   3,153  $   2,697
Income from continuing operations before extraordinary item and
  cumulative effect of accounting change..............................        260        406        170         71         97
Income (loss) from discontinued operations, net of taxes..............     --              1         (7)       (65)       (54)
Gain on sale of discontinued operations, net of taxes.................     --             63     --         --         --
Extraordinary item, net of taxes......................................     --            (20)    --         --         --
Cumulative effect of accounting change................................         (9)    --         --         --             (2)
                                                                        ---------  ---------  ---------  ---------  ---------
  Net income..........................................................        251        450        163          6         41
  Adjustments to exclude the effect of GM purchase accounting
    adjustments.......................................................         21         21         21         21         21
                                                                        ---------  ---------  ---------  ---------  ---------
Earnings used for computation of available separate consolidated net
  income..............................................................  $     272  $     471  $     184  $      27  $      62
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

Earnings per share attributable to class H stock(1):
  Basic and diluted earnings per share from continuing operations before extraordinary item and cumulative effect of accounting
    change............................................................  $    0.70  $    1.07  $    0.48  $    0.23  $    0.30
    Discontinued operations...........................................     --           0.16      (0.02)     (0.16)     (0.14)
    Extraordinary item................................................     --          (0.05)    --         --         --
    Cumulative effect of accounting change............................      (0.02)    --         --         --         --
                                                                        ---------  ---------  ---------  ---------  ---------
  Basic and diluted earnings per share................................  $    0.68  $    1.18  $    0.46  $    0.07  $    0.16
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
Cash dividends declared per share.....................................     --         --         --         --         --

BALANCE SHEET DATA:
Total assets..........................................................  $  13,435  $  12,731  $   4,373  $   3,942  $   3,609
Long-term debt........................................................        779        638     --         --         --
Owner's equity:.......................................................      8,382      8,312      2,492      2,609      2,301

OTHER DATA:
Depreciation and amortization.........................................        455        317        216        201        161
Capital expenditures..................................................      1,429        827        449        442        399

------------------------------

(1) Earnings per share for the years prior to 1998 do not reflect the earnings attributable to GM class H stock on a historical basis. Earnings per share for the years prior to 1998 present the financial results that would have been achieved relative to the GM class H stock had they been calculated on the performance of the telecommunications and space businesses of Hughes Electronics.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited selected pro forma financial data combines the historical results of Hughes, U.S. Satellite Broadcasting, Primestar and TCI Satellite Entertainment, for the year ended December 31, 1998, giving effect to the merger and the PRIMESTAR/Tempo acquisition as if each had occurred on January 1, 1998 for income statement data and December 31, 1998 for balance sheet data. See "Where You Can Find More Information" and "Unaudited Pro Forma Combined Condensed Financial Information."

                                                                                                 AS OF OR FOR THE
                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
                                                                                                    (DOLLARS IN
                                                                                                 MILLIONS, EXCEPT
                                                                                                     PER SHARE
                                                                                                     AMOUNTS)
INCOME STATEMENT DATA
  Revenues.....................................................................................      $   7,802
  Operating loss...............................................................................           (252)
  Loss from continuing operations before cumulative effect of accounting change................           (107)
  Loss per share from continuing operations before cumulative effect of accounting change......          (0.20)

BALANCE SHEET DATA
  Total assets.................................................................................         16,181
  Long-term debt...............................................................................            779
  Total owner's equity.........................................................................          9,585

           MARKET PRICE OF U.S. SATELLITE BROADCASTING CLASS A STOCK

    The class A stock of U.S. Satellite Broadcasting is listed on the Nasdaq National Market under the symbol "USSB". The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices for the class A stock as reported on Nasdaq, based on published financial sources, for the periods indicated. The common stock of U.S. Satellite Broadcasting is not listed on Nasdaq and is automatically convertible into class A stock if transferred to a holder that is not an affiliate of a current holder of common stock.

CALENDAR YEAR                                                               HIGH        LOW
------------------------------------------------------------------------  ---------  ---------
1996
  First Quarter (commencing February 1, 1996)...........................  $  34.750  $  27.750
  Second Quarter........................................................     37.750     31.313
  Third Quarter.........................................................     38.000     22.000
  Fourth Quarter........................................................     23.000      9.750

1997
  First Quarter.........................................................  $  14.250  $   9.375
  Second Quarter........................................................     11.750      8.250
  Third Quarter.........................................................      9.250      8.250
  Fourth Quarter........................................................     10.750      7.625

1998
  First Quarter.........................................................  $  10.250  $   7.563
  Second Quarter........................................................     11.688      8.938
  Third Quarter.........................................................     11.688      5.625
  Fourth Quarter........................................................     13.750      5.000

1999 (through April 13).................................................  $  17.688  $  13.313

    U.S. Satellite Broadcasting has not paid any cash dividends on its class A stock and does not intend to pay cash dividends for the foreseeable future.

    The following table compares the high and low sales prices of the class A stock on an historical and equivalent per share basis and the high and low sales prices of the GM class H stock, as of December 11, 1998, the date preceding public announcement of the proposed merger.


                                                      HIGH SALES PRICE      LOW SALES PRICE
                                                        PER SHARE ON          PER SHARE ON
CLASS OF STOCK                                            12/11/98              12/11/98
--------------------------------------------------  --------------------  --------------------
Class A stock of U.S. Satellite Broadcasting
  Historical......................................       $    9.625            $    8.750
  Equivalent(1)...................................           13.063                12.766
GM class H stock
  Historical......................................       $   38.500            $   37.625


------------------------


(1) The equivalent share price of class A stock has been calculated assuming each outstanding share of class A stock is converted into .3393 shares of GM class H stock upon completion of the merger.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE BUSINESS OF HUGHES

    HUGHES COULD FAIL TO MAINTAIN LEADING TECHNOLOGICAL CAPABILITIES

    The rapid technological changes and innovation inherent in the telecommunications and space industry could cause the products and services offered by Hughes to become obsolete. If the new technologies on which Hughes is currently focusing its research and development investments fail to achieve acceptance in the marketplace, Hughes would suffer a material adverse effect on its future competitive position and results of operations. For example, competitors of Hughes could be the first to obtain proprietary technologies that are perceived by the market as being superior. In addition, after substantial research and development expenditures, one or more of the technologies under development by Hughes could become obsolete even prior to its introduction.

    Hughes' operating results will depend to a significant extent on its ability to continue to introduce new products and services on a timely basis and to reduce costs of existing products and services. We cannot assure you that Hughes will successfully identify new product or service opportunities and develop and market these opportunities in a timely manner. The success of new product development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

    HUGHES COULD HAVE INADEQUATE ACCESS TO CAPITAL FOR GROWTH

    Hughes may not be able to raise adequate capital to complete some or all of its business strategies or to react rapidly to changes in technology, products and services. Hughes believes that key success factors in the telecommunications and space industry include superior access to capital and financial flexibility. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology.

    Hughes expects the global telecommunications services market to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. Many of Hughes' competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Hughes' strategy is to build on its experience in satellite technology to be a leader in providing emerging telecommunications products and services. This strategy will require substantial investments of capital over the next several years. Hughes could fail to satisfy its capital requirements in the future, whether through lack of competitive access to capital markets, GM's overall financial condition and credit rating objectives or otherwise. GM's ability to issue class H stock as a means of funding Hughes' capital requirements may be limited in the event of the enactment of a proposal to amend the Internal Revenue Code that is included in the Clinton administration's budget proposal for the fiscal year 2000. This amendment, which is proposed to apply to tracking stock issued on or after the date of enactment, would require GM to recognize gain attributable to Hughes for federal income tax purposes when it issues class H stock.

    HUGHES IS VULNERABLE TO SATELLITE FAILURE

    DIRECTV and PanAmSat both own and utilize satellites in their businesses. The complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the business of PanAmSat and/or DIRECTV. Orbiting satellites are subject to the risk of failing prematurely due to, among other things, mechanical failure, a collision with objects in space or an inability to maintain proper orbit. Satellites not yet launched are subject to the risk of launch failure, destruction and damage. With respect to both in-orbit failures and launch failures, insurance carried by PanAmSat and Hughes does not compensate for business interruption or loss of future revenues or customers. In addition, any future in-orbit failures involving satellites built by Hughes could adversely impact satellite sales by Hughes Space and Communications.

    These risks were highlighted during 1998, when four Hughes-built satellites, three owned and operated by PanAmSat and the fourth owned by DIRECTV, experienced the failure of a primary spacecraft control processor. With the exception of the Galaxy IV satellite, owned and operated by PanAmSat, control of the satellites was automatically switched to a backup processor and the spacecraft are operating normally. The backup processor on the Galaxy IV satellite had also failed, however, resulting in the loss of the satellite. An extensive investigation by Hughes revealed that electrical shorts involving tin-plated relay switches were the most likely cause of the primary spacecraft control processor failure. Hughes believes the probability of a primary and a backup processor failing in one satellite is low.

    Battery anomalies have occurred in two other Hughes-built PanAmSat satellites. In both cases, battery cells have failed, resulting in the need to briefly shut off a number of transponders during twice-yearly eclipse periods. It is possible that service to full-time customers could be interrupted for brief periods during future eclipse periods, or that additional battery cell failures will occur in the future. Such future service interruptions, depending on their extent, could result in claims by affected customers for termination of their transponder agreements.

    In addition, following the launch of a non-Hughes built PanAmSat satellite, an error by the satellite's manufacturer was discovered that affected the geographical coverage or flexibility of a number of the transponders on the satellite. PanAmSat is evaluating the impact of the error and currently believes that a portion of those transponders will not be marketable for their intended purpose, although the affected transponders may be capable of generating revenue at a reduced rate.

    GRAND JURY INVESTIGATION/STATE DEPARTMENT REVIEW COULD RESULT IN SANCTIONS

    There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the crash of a Long March rocket in China in 1996. Hughes is also subject to the authority of the State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participation in government contracts. Hughes does not expect the grand jury investigation or State Department review to result in a material adverse effect upon its business. However, there can be no assurance as to those conclusions. In addition, a congressional committee chaired by Representative Cox has prepared a report that is expected to be publicly released within the month of April. This report may contain negative commentary about the compliance of U.S. satellite manufacturers, including Hughes, with the export control laws.

    THE FEDERAL GOVERNMENT COULD ADVERSELY IMPACT THE ABILITY OF THE U.S.
     SATELLITE INDUSTRY TO COMPETE FOR FOREIGN SATELLITE COMMERCE

    The Federal Government has broad discretion over the issuance of export licenses for the sale to foreign customers and/or overseas launches of commercial communication satellites. Hughes sells a substantial number of satellites to foreign customers and launches a substantial number of satellites overseas. Effective March 1999, Congress directed that satellites and their components be placed on the munitions list and made subject to the export licensing jurisdiction of the State Department. Prior to March 1999, satellites were classified as dual use exports under the jurisdiction of the Department of Commerce. It is anticipated that future licenses for satellite exports will not be granted in the same manner and time frame as was previously the case, which could adversely impact the ability of not only Hughes, but all other domestic satellite manufacturers, to compete on equal footing with international satellite manufacturers for foreign satellite sales.

    In February 1999, the Department of Commerce notified Hughes that it intended to deny the export licenses required by Hughes to fulfill its contractual obligations to Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd., a Singapore-based company with a majority interest held by Chinese entities. As a result, Asia-Pacific Mobile Telecommunications and Hughes terminated the contract, resulting in a pre-tax charge to earnings of $92 million in the first quarter of 1999.

    DISPUTES WITH RAYTHEON REGARDING FORMER DEFENSE OPERATIONS COULD RESULT IN A
     MATERIAL PAYMENT FROM HUGHES TO RAYTHEON

    As part of the 1997 spin-off of Hughes' defense business and the subsequent merger of that business with Raytheon, agreements entered into by Hughes and Raytheon provide processes for resolving disputes that might arise in connection with, among other things, post-closing financial adjustments. Such adjustments might call for a cash payment between Hughes and Raytheon. Various disputes currently exist regarding the post-closing adjustments that Hughes and Raytheon have proposed to one another and related issues regarding the completeness and accuracy of disclosures made to Raytheon in the period prior to consummation of the merger. In an attempt to resolve the post-closing adjustment dispute, Hughes gave notice to Raytheon to commence the arbitration process specified in the merger agreements. It is possible that the ultimate resolution of the post-closing financial adjustment and of related disclosure issues may result in Hughes making a payment to Raytheon that would be material to Hughes. However, the amount of any payment that either party might be required to make to the other cannot be determined at this time. Hughes intends to vigorously pursue resolution of the disputes through the arbitration process, opposing the adjustments proposed by Raytheon, and seeking the payment from Raytheon that Hughes has proposed.

RISK FACTORS RELATING TO GM'S DUAL-CLASS COMMON STOCK CAPITAL STRUCTURE

    GM CLASS H STOCKHOLDERS HAVE NO DIRECT INTEREST IN HUGHES

    GM class H stockholders are stockholders of GM and, as a result, have rights in the equity and assets of GM rather than Hughes. Although the net income of Hughes is allocated for accounting purposes to calculate the amounts which may be used to pay dividends on each class of GM common stock, such allocation does not result in a physical segregation of the assets of GM or Hughes, or the establishment of separate accounts or dividend or liquidation preferences. If a liquidation, insolvency or similar event occurred with respect to Hughes, creditors of Hughes, as well as GM as the sole stockholder of Hughes, would receive payment from the assets of Hughes. The holders of GM class H stock would not be entitled to any payment from the assets of Hughes. See "Description Of GM Class H Stock."

    THERE IS NO ASSURANCE THAT CASH DIVIDENDS WILL EVER BE PAID ON GM CLASS H
     STOCK

    Please note that there is no assurance that cash dividends will ever be paid on GM class H stock and such stock may not be an appropriate investment for a holder that wishes to receive a dividend. Since the completion of the restructuring of Hughes Electronics in late 1997, the GM board has not paid, and does not currently intend to pay, cash dividends on GM class H stock. Future earnings of Hughes are expected to be retained for the development of the businesses of Hughes. The GM board reserves the right to reconsider from time to time its policies and practices regarding dividends on GM class H stock and to pay or not pay, or increase or decrease the dividends paid on GM class H stock on the basis of GM's consolidated financial position, including liquidity and other factors, such as the earnings and consolidated results of operations and financial condition of Hughes. See "GM Class H Stock--GM Restated Certificate Of Incorporation Provisions Regarding Dividends" and "--Dividend Policy."

    THE INTERESTS OF GM'S OTHER COMMON STOCKHOLDERS MAY CONFLICT WITH THE
     INTERESTS OF GM CLASS H STOCKHOLDERS

    The holders of GM class H stock may have different interests than the holders of GM's other class of common stock, GM $1 2/3 stock, with respect to various intercompany transactions and other matters. Although these two classes of common stock are both stocks of GM, they have separate earnings pools and dividend rights. Under Delaware law, the GM board owes an equal fiduciary duty to all holders of GM common stock and must act with due care and on an informed basis in the best interests of GM and all of its stockholders. It is not clear how these fiduciary duties would be applied in the context of a capital structure involving multiple classes or series of tracking stock. The officers and directors of GM may pursue policies and practices and/or transactions that are different from those that they would pursue if the GM class H stock was the only class of common stock of GM. The GM board, in the discharge of its fiduciary duties, oversees, principally through its capital stock committee, the policies, programs and practices of GM which may give rise to conflicts of interest between GM's two classes of common stock. However, we cannot assure you as to the resolution of any such conflicts. See "Description Of GM Class H Stock" and Annex D, which contains the policy statement of the GM board with respect to capital stock matters.

    TRADING PRICE OF GM CLASS H STOCK COULD BE AFFECTED BY GM RESULTS

    The trading prices of the GM class H stock and the GM $1 2/3 stock are generally affected by different events. A transaction which is beneficial to the holders of GM $1 2/3 stock may not positively affect the trading price of the GM class H stock, which generally will be affected by the results of Hughes rather than GM. However, if GM were to suffer a material adverse event, this could have an adverse effect on the trading price of the GM class H stock as well as the GM $1 2/3 stock.

    GM BOARD POLICIES AND PRACTICES RELATING TO GM CLASS H STOCK CAN BE CHANGED
     WITHOUT STOCKHOLDER APPROVAL

    The GM board has adopted a policy statement governing matters relating to the GM class H stock, which is subject to change at any time without stockholder approval. The policy statement sets principles for, among other things, transactions between GM and Hughes and the relationship between dividends, if any, to be paid by Hughes to GM and by GM to the GM class H stockholders. The GM board may adopt additional policies, practices or policy statements which could have a significant impact on the GM class H stock, in each case without the approval of GM's common stockholders.

    YOUR INVESTMENT IN GM CLASS H STOCK MAY BE CHANGED WITHOUT YOUR CONSENT

    All outstanding shares of GM class H stock are subject to potential mandatory recapitalization into shares of GM $1 2/3 stock. Any recapitalization would significantly change both the form and nature of the investment of holders of GM class H stock, without the consent of such holders. Any recapitalization can be effected at a 120% exchange ratio at any time after December 31, 2002 in the sole discretion of the GM board, or automatically, if GM disposes of 80% or more of the business of Hughes to a person, entity or group of which GM is not the majority owner. See "GM Class H Stock--Recapitalization And Certain Other Transactions." GM cannot predict the impact on the market prices of the GM
$1 2/3 stock or the effect that the exercise by GM of its recapitalization right would have. Consistent with the GM restated certificate of incorporation, applicable corporate law and the GM board policy statement referred to above, the GM board may submit from time to time to the GM common stockholders for their consideration and approval one or more alternative transactions on terms different from those provided for by these provisions concerning recapitalization of GM class H stock at a 120% exchange ratio. See "Description Of GM Class H Stock."

RISK FACTOR RELATING TO COMPLETION OF MERGER

    PROPOSED TAX CHANGES COULD PREVENT COMPLETION OF MERGER

    If the proposed amendment to the Internal Revenue Code discussed in the risk factor entitled "Hughes Could Have Inadequate Access To Capital For Growth" were to be enacted so as to apply to the issuance of GM class H stock in the merger, the merger could not occur as presently structured, because one of the conditions to the consummation of the merger, i.e., the delivery of the required tax opinions, could not be met. There can be no assurance that this proposal will be enacted as currently formulated, if at all, or that if enacted, it will be enacted prior to the completion of the merger.

                              THE SPECIAL MEETING

QUORUM; REQUIRED VOTE

    Under Minnesota law, the approval of the merger agreement will require the affirmative vote of a majority of the voting power of the U.S. Satellite Broadcasting stock. As of the record date, there were 30,446,950 shares of class A stock issued and outstanding held by approximately 669 holders of record and 59,382,825 shares of common stock held by approximately 16 holders of record. The class A stock and common stock will vote together, as a single class, on the approval of the merger agreement. The total voting power of the U.S. Satellite Broadcasting stock is 624,275,200 votes, and 312,137,601 votes are necessary for a quorum and to approve the merger agreement.

    In a shareholders agreement with Hughes, Hubbard Broadcasting agreed to vote shares of U.S. Satellite Broadcasting constituting 19.9% of the outstanding voting power of the U.S. Satellite Broadcasting stock in favor of the merger agreement. In addition, Hubbard Broadcasting indicated its intention to vote the rest of the shares of U.S. Satellite Broadcasting owned by it, even though not subject to the shareholders agreement, in favor of the merger agreement. As of the record date, Hubbard Broadcasting owned 74.5% of the total voting power in U.S. Satellite Broadcasting stock.

VOTING OF PROXIES

    Although you may not be able to attend the special meeting in person, you have the opportunity to vote by using the proxy solicited by the U.S. Satellite Broadcasting board which is enclosed with this proxy statement/prospectus. Your vote is important. Please complete, sign and return your proxy form. The individuals designated as proxies will vote your shares according to your instructions. If you sign and return your proxy and do not specify your choice, your shares will be voted for the merger, as the U.S. Satellite Broadcasting board has recommended. If you prefer, you may also vote by ballot at the special meeting, which will cancel any proxy you previously gave.

    Shareholders of U.S. Satellite Broadcasting will not be entitled to present any matter for consideration at the special meeting, and no business is to be acted upon at the special meeting other than the merger agreement.

    Shares of U.S. Satellite Broadcasting stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

    If you return a signed proxy form indicating that you abstain from voting or if you attend the special meeting but choose to abstain from voting on the proposal, you will be considered present at the meeting for purposes of determining if a quorum is present and not voting in favor of the proposal. Because the merger agreement passes only if a majority of the outstanding voting power of U.S. Satellite Broadcasting stock votes in favor, your abstention will have the same effect as if you had voted against the proposal. In addition, if a broker or other nominee holds your shares, but is not empowered to vote your shares in favor of or against the merger, it will be as if you voted against approval of the merger agreement.

    You are also asked to provide the individuals set forth in the enclosed proxy card with the power to vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger agreement. No proxy that is voted against the approval of the merger agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

    After you have signed and returned the enclosed proxy card, you may revoke it at any time until it is voted at the special meeting. You can revoke your proxy either by submitting a signed written revocation to the Secretary of U.S. Satellite Broadcasting, by submitting a signed proxy bearing a later date, or by voting by ballot at the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    U.S. Satellite Broadcasting will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this proxy statement/prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of U.S. Satellite Broadcasting may solicit proxies from shareholders of U.S. Satellite Broadcasting by telephone or telegram or by other means of communication. U.S. Satellite Broadcasting's directors, officers and employees will not be compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock, and U.S. Satellite Broadcasting will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

    YOU SHOULD NOT SEND U.S. SATELLITE BROADCASTING STOCK CERTIFICATES WITH YOUR PROXY CARDS. IF THE MERGER IS COMPLETED, HUGHES WILL SEND YOU TRANSMITTAL FORMS AND INSTRUCTIONS FOR EXCHANGING YOUR STOCK CERTIFICATES AND FOR ELECTING CASH OR STOCK AS THE FORM OF THE MERGER CONSIDERATION.

                           THE PARTIES TO THE MERGER

U.S. SATELLITE BROADCASTING

    U.S. Satellite Broadcasting is a provider of subscription television programming to households throughout the continental United States via high-power direct broadcast satellite. U.S. Satellite Broadcasting broadcasts a high quality digital television signal using a digital satellite broadcasting system that it shares with DIRECTV. Programming is available to virtually all of the approximately 98 million U.S. television households upon the purchase of a DIRECTV/USSB unit, which features an 18" mini-dish. U.S. Satellite Broadcasting currently delivers 25 channels of video programming, including premium networks such as:

    - Multichannel HBO-Registered Trademark---7 channels;

    - Multichannel SHOWTIME-Registered Trademark---5 channels;

    - Multichannel CINEMAX-Registered Trademark---3 channels;

    - Multichannel THE MOVIE CHANNEL-Registered Trademark---2 channels;

    - FLIX-Registered Trademark-;

    - the SUNDANCE CHANNEL-Registered Trademark-; and

    - fXM: Movies from FOX.

The programming delivered by U.S. Satellite Broadcasting includes over 800 movies per month. U.S. Satellite Broadcasting also broadcasts original news programming on the All News Channel-TM- and events and specials on a pay-per-view basis. As of December 31, 1998, U.S. Satellite Broadcasting had over 2 million subscribers.

    U.S. Satellite Broadcasting broadcasts from a single satellite, DBS-1, which is able to reach the entire continental United States. DBS-1 was manufactured by Hughes and is owned jointly by U.S. Satellite Broadcasting and DIRECTV. U.S. Satellite Broadcasting and DIRECTV were the first domestic providers of high-power direct broadcast satellite programming. U.S. Satellite Broadcasting and DIRECTV share the use of the technology underlying the DIRECTV/USSB system, cooperate to promote and build awareness of the DIRECTV/USSB system and currently offer complementary programming packages. U.S. Satellite Broadcasting estimates that the majority of households which receive DIRECTV also receive USSB-Registered Trademark- programming. In addition to its FCC license to broadcast from 101 DEG. west longitude, U.S. Satellite Broadcasting also holds an FCC authorization to construct and launch a high-power direct broadcast satellite system consisting of three transponders at the 110 DEG. west longitude orbital location. On April 1, 1999, the FCC staff issued an order approving the transfer of control of U.S. Satellite Broadcasting's license at 101 DEG. west longitude and its authorization to construct and launch at 110 DEG. west longitude to DIRECTV. See "Regulatory Filings And Approvals".

    U.S. Satellite Broadcasting was incorporated in Minnesota in 1981. For more information on U.S. Satellite Broadcasting, see U.S. Satellite Broadcasting's 1998 Annual Report on Form 10-K filed on April 6, 1999, which is incorporated into this document by reference, as well as the other documents incorporated into this document by reference. See "Where You Can Find More Information."

GENERAL MOTORS

    GM is primarily engaged in the automotive and electronics industries. GM is the world's largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, engages in other industries. GM participates in the automotive industry through its General Motors Automotive operating segment, and its majority-owned subsidiary, Delphi Automotive Systems Corporation. General Motors Automotive is composed of four regional operations:
GM North America, GM Europe, GM Asia/Pacific and GM Latin America/Africa/Mid-East. GM North America designs, manufactures and markets Chevrolet, Pontiac, GMC, Oldsmobile, Buick, Cadillac and Saturn vehicles primarily in North America. GM's international operations design, manufacture and market Opel, Vauxhall, Holden, Isuzu, Saab, Chevrolet, GMC and Cadillac vehicles. Delphi is a diversified supplier of components, systems and modules to the automotive industry.

    In February 1999, Delphi completed an initial public offering of approximately 17.7% of its common stock. As a result, GM now owns approximately 82.3% of Delphi. On April 12, 1999, the GM board of directors approved the complete separation of Delphi from GM principally by means of a tax-free spin-off to holders of GM $1 2/3 stock. To effect the Delphi spin-off, the GM board declared a dividend on GM $1 2/3 stock consisting of approximately 80.1% of the outstanding Delphi common stock, payable on May 28, 1999 to holders of record of GM $1 2/3 stock as of May 25, 1999. GM intends to contribute the remaining approximately 2.2% of outstanding Delphi common stock owned by it to a voluntary employees' beneficiary association (VEBA) trust for GM hourly retirees if GM receives confirmation from the IRS that the VEBA contribution will not affect the tax-free status of the Delphi spin-off. If GM does not receive such a confirmation from the IRS on a timely basis, the remaining Delphi common stock owned by GM will be distributed to holders of GM $1 2/3 stock as part of the Delphi spin-off.

    GM's electronics operations are conducted by Hughes. Hughes designs, manufactures and markets advanced technology electronic systems, products and services for the telecommunications and space industries. GM's other industrial operations include the design, manufacture and marketing of locomotives and heavy-duty transmissions. GM's financing and insurance operations primarily relate to General Motors Acceptance Corporation. GMAC provides a broad range of financial services, including consumer vehicle financing, full-service leasing and mortgage services and vehicle and homeowner's insurance.

    GM'S FINANCIAL RESULTS FOR THE FIRST QUARTER OF 1999

    On April 15, 1999, GM reported an all-time quarterly record of $3.10 basic earnings per share of GM $1 2/3 stock in the first quarter of 1999 on consolidated net income of $2.1 billion. That compares with net income of $1.6 billion, or $2.31 per share, in the first quarter of 1998. The results include Delphi Automotive Systems, which as announced on April 12, 1999 is being spun off as an independent company and is now classified by GM as a discontinued operation.

    Excluding Delphi, net income and earnings per share from continuing operations were an all-time quarterly record of $1.8 billion, or $2.73 basic earnings per share. That compares with $1.4 billion, or $1.96 per share, for continuing operations in the first quarter of 1998.

    Consolidated net sales and revenues in the first quarter of 1999 totaled $42.4 billion, compared with $40.0 billion for the first quarter of 1998.

    Cash, marketable securities and assets of the voluntary employees' beneficiary association trust invested in fixed-income securities ($3.0 billion) totaled $16.2 billion at March 31, 1999, compared with $15.4 billion at March 31, 1998, and $13.1 billion at December 31, 1998. These cash amounts exclude GM's financing and insurance operations.

    For more information on GM, see GM's 1998 Annual Report on Form 10-K except for Item 6, Item 8, Item 14(a)(2), and Item 14 Exhibit 12, filed on March 10, 1999, the Current Report on Form 8-K dated April 12, 1999 and filed April 15, 1999, and the Current Report on Form 8-K dated April 14, 1999 and filed April 15, 1999, which are incorporated into this document by reference, as well as the other documents incorporated into this document by reference. See "Where You Can Find More Information."

HUGHES

    Hughes is a leading worldwide provider of satellite-based video, data and telephony services and manufacturer of communications satellites and wireless and other telecommunications equipment. Hughes conducts its operations in four principal segments: satellite systems, network systems, direct-to-home broadcast and satellite services.

    SATELLITE SYSTEMS

    The satellite systems segment of Hughes consists of the operations of Hughes Space and Communications Company, which:

    - is a leading provider of communications satellites based on the number of satellites in service and recently awarded contracts.

    - in 1963, was the manufacturer of the world's first communications satellite capable of remaining directly above a fixed location on the earth, known as a geostationary satellite;

    - is the manufacturer of approximately 40% of the geostationary commercial communications satellites now in service worldwide; and

    - is a manufacturer of spacecraft and spacecraft-based electronic equipment for a variety of defense, NASA and other government space missions.

    As of December 31, 1998, Hughes Space had outstanding orders to construct 38 communications satellites for companies and government agencies in several countries, representing over $4.3 billion in backlog. In 1999, 19 satellites built by Hughes Space are scheduled for launch. Launch schedules are subject to a number of factors, some of which are beyond the control of Hughes Space, including construction delays, weather, availability of launch vehicles, launch vehicle problems and governmental and political pressures. Launch difficulties and delays can result in increased costs to Hughes Space.

    Hughes believes that Hughes Space's leadership position in the competitive satellite manufacturing industry results from Hughes Space's technological superiority in satellite design, production and operation. Since the launch of Hughes Space's first satellite in 1963, its satellites have accumulated over 1,000 years of in-orbit experience, with channel availability of 99.1% on HS 376, HS 601 and other current generation commercial satellites. Approximately 95% of Hughes Space's satellites have remained in service past their originally scheduled retirement dates.

    Hughes Space's technological capabilities have enhanced its satellites and improved cost effectiveness through the use of higher power and the expansion of its satellite product line. Each of these strengthens its leadership position and expands the market for satellites as a whole. For example, Hughes Space has developed a family of satellite structures, electronics, propulsion and power systems, which can be replicated at relatively low cost in a variety of commercial and defense configurations. In addition, Hughes Space has applied signal compression and other methods to enhance the efficiency of transponders. The newest product in this family is the HS 702 satellite, which offers substantially higher power levels than those previously achieved. Advancements in digital electronics, high power amplifiers, antenna implementations and propulsion systems offer improved performance capabilities of satellites built by Hughes Space, which Hughes Space expects will provide it with a competitive advantage.

    In order to enhance its competitive position in both the government and commercial satellite manufacturing markets, Hughes Space continues to work to lower its costs and improve productivity and quality. Since 1992, Hughes Space has improved its satellite manufacturing productivity by approximately 64%, measured by satellite sales dollars per employee. In addition, Hughes Space has secured commitments for 45 launch vehicles over the next several years, which will facilitate its access to space at competitive costs.

    NETWORK SYSTEMS

    Hughes' network systems segment consists of the operations of Hughes Network Systems, which is:

    - a provider of a broad range of satellite and ground-based telecommunications products and services;

    - the world's leading supplier of satellite-based private business networks, based on an estimated worldwide market share of 55-60%, utilizing highly flexible communications systems with the capacity to link thousands of locations for data exchange, voice communications and video conferencing;

    - a provider of shared-hub systems that allow users with more modest communications needs to share usage of Hughes Network's satellite ground stations and networks;

    - a provider of wireless access networks and digital cellular mobile systems; and

    - a provider of satellite-based access to the Internet through its DirectPC-TM- service.

    Hughes Network is the leading supplier, based on market share, of very small aperture terminals utilized in satellite-based private business networks, Hughes Network has delivered or received orders for more than 300,000 of these terminals for use in the private networks of companies, government agencies, universities and research institutions. These include more than 9,000 terminals installed in the GM Pulsar network, the world's largest private business network. Since 1987, Hughes Network has sold private business networks to a variety of customers worldwide, including DaimlerChrysler, Ford, Toyota, Chevron, Texaco, Mobil, Amoco, Wal-Mart, Toys "R" Us, Jusco (Japan), the China Ministry of Posts and Telecommunications and France Telecom. Hughes believes that sales to international customers will increase, particularly as government regulation of private ownership of such networks decreases. As of December 31, 1998, Hughes Network had sold private networks for use in over 85 countries in North America, Europe, Asia, Latin America and Africa.

    Hughes Network believes that it has developed a unique and flexible system that uses common hardware and software modules for multiple wireless telecommunications applications, including analog and digital mobile cellular, mobile data and fixed wireless telephony.

    Hughes believes that significant opportunities exist in utilizing digital access technologies to provide broadband fiber quality wireless access to businesses worldwide, for fixed wireless telecommunications networks and mobile communications systems in areas with deficient communications infrastructures. For example, on September 30, 1997, the government of India issued to Hughes Ispat Limited, a limited liability company organized under the laws of India in which Hughes has an ownership interest, a license to provide basic telecommunications services within the Indian state of Maharashtra. Service commenced in October 1998. A letter of intent has also been signed for Hughes Ispat Limited to provide similar services to the Indian state of Karnataka. In addition, Hughes Network will be the primary wireless equipment provider in connection with both of these services.

    Hughes Network believes that its technologies and other capabilities position it to become a leading provider of satellite-based mobile communications equipment and services. Several programs that have been awarded in recent years to provide satellite ground telecommunications networking equipment have established Hughes Network's credentials in this sector.

    In 1996, Hughes Network began manufacturing subscriber equipment for DIRECTV-Registered Trademark- and is now the second leading supplier of this equipment in terms of volume. In addition, Hughes Network developed DirecPC-TM-, a satellite-based information delivery service that uses a small antenna and high-speed digital transmission to make software, documents, desk-top video, games, news and other information accessible through personal computers. For example, through DirecPC's Turbo Internet-TM- service, a personal computer user can download data and video at speeds up to 400 kilobits per second.

    DIRECT-TO-HOME BROADCAST

    The direct-to-home broadcast segment of Hughes consists of the operations of DIRECTV Enterprises, Inc., Galaxy Latin America and DIRECTV Japan. In addition, on January 22, 1999, Hughes entered into agreements with PRIMESTAR, Inc., a direct-to-home broadcast company operating in the United States, and Tempo Satellite, Inc., to acquire PRIMESTAR's 2.3 million subscriber direct broadcast satellite business and the related satellite assets of Tempo Satellite, a wholly owned subsidiary of TCI Satellite Entertainment, Inc. See "--Recent Developments--PRIMESTAR And Tempo Acquisitions."

    UNITED STATES. The direct-to-home broadcast business in the United States is conducted by DIRECTV Enterprises, Inc., which is:

    - the distributor of DIRECTV-Registered Trademark- programming service to households in the 48 contiguous states in the United States;

    - the first high-powered, all digital direct-to-home television distribution service in North America;

    - the leader in the direct broadcast satellite market in the United States, based on number of subscribers; and

    - a competitor of cable television, broadcast television and other entertainment services, including video rentals.

    Introduced in June 1994, DIRECTV-Registered Trademark- is broadcast from three Hughes Space HS 601 satellites directly to 18-inch receiving antennae and decoding boxes located in households and businesses. DIRECTV Enterprises uses 11 of the 16 transponders on the first satellite and all transponders on the second and third satellites for DIRECTV-Registered Trademark- services. A fourth satellite currently being built that will be launched in the third quarter of 1999, will provide additional channels and allow for back-up capability to the satellite fleet. Hughes sold the remaining five transponders on the first satellite to U.S. Satellite Broadcasting for use in its own programming service. Programming is received and broadcast from DIRECTV Enterprise's 55,000 square foot broadcast facility in Castle Rock, Colorado. In mid-1999, DIRECTV Enterprises will complete a second broadcast center in Los Angeles which will provide expanded capacity for additional channels, as well as back-up in case of a failure at Castle Rock. The receiving equipment for direct-to-home television services is manufactured by a number of name brand consumer electronics companies. Equipment prices have fallen steadily from the initial $699-$899 range in June 1994 to approximately $99-$149 today. The technology for the DIRECTV-Registered Trademark- service is based, in part, on Hughes' satellite and satellite-based services experience and in part, on the expertise of the consumer electronics manufacturers which produce equipment. DIRECTV Enterprises has outsourced many of the significant facets of consumer marketing, the operation of the related infrastructure and support services to vendors experienced in the respective fields.

    Hughes believes that DIRECTV Enterprises can compete effectively through a combination of its high quality video, audio and customer service, broad range of programming and extensive distribution. Both the DIRECTV-Registered Trademark- programming service and equipment are currently distributed through consumer electronics stores such as Circuit City, Radio Shack and Best Buy, and satellite television dealers. In addition, under an arrangement with the National Rural Telecommunications Cooperative, DIRECTV-Registered Trademark- services are offered to member cooperatives located primarily in rural areas of the continental United States.

    PRIMESTAR, U.S. Satellite Broadcasting and Echostar Communications Corporation are the only other direct broadcast service companies currently in operation in the United States. Echostar has recently announced its aquisition of the satellites and orbital slots owned by The News Corporation Limited and MCI Worldcom, Inc. As described above, Hughes recently agreed to acquire the PRIMESTAR-Registered Trademark- direct broadcast satellite medium-power business and related high power satellite assets of Tempo Satellite.
DIRECTV-Registered Trademark- service also competes with cable television, broadcast television and other entertainment services, including video rentals.

    As of December 31, 1998, there were approximately 4.5 million
DIRECTV-Registered Trademark- subscribers in the United States, including approximately one million National Rural Telecommunications Cooperative subscribers. Excluding National Rural Telecommunications Cooperative subscribers and related revenues, currently average revenue per U.S. subscriber is approximately $46 per month, and net subscriber churn is approximately 1% per month. In the past few years the demographics of the DIRECTV-Registered Trademark- subscriber base has changed. Increasingly, more subscribers come from urban and suburban homes served by cable.

    LATIN AMERICA. The direct-to-home broadcast business of Hughes in Latin America is conducted by Galaxy Latin America, a partnership in which Hughes is the majority owner. Galaxy Latin America is:

    - a direct-to-home television distribution service using the DIRECTV-Registered Trademark- brand name; and

    - the first direct-to-home satellite television service available in Latin America.

    Hughes estimates that the Latin American market represents over 110 million television households. However, it estimates that the number of households which are potential customers for DIRECTV-Registered Trademark- service is substantially less. Galaxy Latin America believes that approximately one-half of television households in Latin America earn an income sufficient to afford pay TV services, but only a small fraction currently subscribe to such services. Hughes holds a 70% ownership share in Galaxy Latin America. Cisneros Group of Venezuela holds 20% and TV Abril of Brazil holds 10%.

    Galaxy Latin America commenced operations in July 1996 using a Hughes Space HS 601 satellite. Galaxy Latin America currently utilizes five broadcast centers in Long Beach, California, Mexico City, Sao Paulo, Caracas and Buenos Aires to uplink diverse programming throughout Latin America. Local operating companies in each country provide marketing, sales, distribution, customer service and other infrastructure services. Hughes either has purchased or plans to purchase an interest in each of the local operating companies operating in the larger Latin American markets, such as Brazil, Mexico, Venezuela, Colombia and Argentina. Hughes believes that an equity stake in these local operating companies will help ensure a coordinated strategy throughout Latin America. DIRECTV-Registered Trademark- service in Latin America currently includes approximately 197 video and 35 audio channels of entertainment for customers in 25 countries

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
including, Mexico, Brazil, Venezuela, Ecuador, Panama, Costa Rica, Barbados, El Salvador, Guadalupe, Guyana, Honduras, Martinique, Trinidad/Tobago, Guatemala, Chile, Colombia, Argentina and throughout the Caribbean. As of December 31, 1998, there were approximately 480,000 subscribers in Latin America. Galaxy Latin America's average revenue per subscriber is currently over $41 per month.

    Galaxy Latin America has announced several agreements designed to allow for the expansion and growth of DIRECTV-Registered Trademark- in Mexico, along with accelerating the execution of Hughes' strategies in that country. As a result of these recent agreements, Hughes has acquired a 10% stake in Galaxy Latin America from the previous Mexican partner, thus raising its ownership interest from 60% to 70%. The agreements also provide for an increase in Galaxy Latin America's ownership level in the Mexican local operating company as well as greater involvement in its management.

    Galaxy Latin America's business strategy includes maintaining its market leadership through program differentiation, high quality video, audio and customer service, advanced technological capabilities and increased channel capacity. Galaxy Latin America believes that its early entry into the Latin American direct broadcast market coupled with its existing DIRECTV-Registered Trademark- technology, provides it with a competitive advantage in this market.

    DIRECTV JAPAN. The direct-to-home broadcast business in Japan is conducted by DIRECTV Japan Management, Inc., a joint venture in which Hughes will hold a 42.2% ownership interest. Hughes estimates that there are more than 40 million television households in Japan, with very low cable penetration. Hughes believes that DIRECTV Japan's strong in-country partners, its higher-quality video, audio, data and interactive services, its programming line-up containing a number of unique local Japanese programs and major U.S. programming channels, and Hughes' experience in the United States and Latin American markets, provide DIRECTV Japan with a strong competitive position in this market. DIRECTV Japan service commenced commercial operations in December 1997 with a partial offering of channels. Full service began in April 1998 with 88 channels and was expanded to 190 channel capacity in December 1998. DIRECTV Japan ended 1998 with approximately 231,000 subscribers.

    SATELLITE SERVICES

    Hughes' satellite services segment consists of Hughes' 81% interest in PanAmSat Corporation, which is:

    - a leading provider of commercial satellite services in the domestic market and the international market, based on sales volume;

    - the operator of a global network of 19 satellites supported by seven teleport and operations facilities in the United States and more than 500 sales, marketing and engineering employees on five continents; and

    - a unique, one-stop provider of global satellite services.

    On May 16, 1997, Hughes and PanAmSat merged their respective satellite services operations into a new publicly held company named PanAmSat Corporation. As part of the merger, Hughes contributed its Galaxy-Registered Trademark-satellite services business in exchange for a 71.5% interest in PanAmSat. In the merger, existing PanAmSat stockholders received $1.5 billion in cash and a 28.5% interest in PanAmSat in exchange for their existing holdings. PanAmSat borrowed approximately $1.725 billion from Hughes to finance the stock purchase and to facilitate the sale of a portion of the direct-to-home television rights to a stockholder of PanAmSat. In 1998, Hughes acquired an additional 9.5%, increasing its total interest in PanAmSat to 81%.

    PanAmSat's global satellite network is used to provide video distribution and telecommunications services. PanAmSat operates satellites for cable and broadcast television distribution in the United States, Latin America, the Indian subcontinent and the Asia-Pacific region, and satellite platforms for direct-to-home television services in the United States, Latin America, South Africa and India. In addition, PanAmSat offers live transmission services for news, sports and special events coverage worldwide and satellite transmissions capacity and related services for private business networks and international

Internet access. PanAmSat also provides satellite tracking, telemetry and control services for its own satellite fleet as well as for satellites owned by others, including other Hughes companies.

    PanAmSat provides satellite services to its customers primarily through long-term operating lease contracts for the use of full or partial transponder capacity. PanAmSat also offers services to its customers through sales and sales-type lease contracts. PanAmSat currently provides service to hundreds of video distribution and telecommunications customers worldwide. As of December 31, 1998, PanAmSat had long-term contracts for satellite services representing future payments of approximately $6.3 billion, including amounts due from affiliated companies as well as approximately $400 million relating to agreements for satellites that are under construction and are expected to be launched within 12 months.

    PanAmSat's business strategy is to capture more of the value-added benefits of the satellite-based services market. PanAmSat accomplishes this by offering one-stop satellite shopping through its global reach and by capitalizing on its technological capabilities, its early market entry, the desirable orbital locations of its satellite fleet and its management expertise in satellite operations. For example, PanAmSat developed and markets the concept of cable and broadcast neighborhoods. These innovations, which concentrate a broad range of quality cable programming or broadcast programming on specific satellites, have made those satellites particularly attractive to cable programmers and broadcast programmers desiring to distribute widely their programming to cable system operators or television stations.

    PanAmSat has six additional satellites under construction to meet the expected demand for additional satellite capacity, replace capacity affected by satellite anomalies, including those noted in "Risk Factors-- Hughes is Vulnerable to Satellite Failure", and provide adequate back-up to existing capacity. There can be no assurance that the schedule for PanAmSat's future satellite launches will be met. Delays in the production or successful launch of these satellites could materially affect the ability of PanAmSat to deliver services and benefit from the opportunities it is currently pursuing. In addition, revenues attributable to satellites affected by anomalies could be at reduced levels.

    CORPORATE AND OTHER

    Hughes operates and owns equity interests in other businesses in addition to those described above. These businesses are reported as part of "other" in Hughes' consolidated financial statements and the revenues of these businesses are not, in the aggregate, material to Hughes. For example, Hughes is the largest stockholder of American Mobile Satellite Corporation, with a current equity interest of approximately 21%. American Mobile's common stock is publicly traded and other stockholders include Singapore Telecommunications, Ltd. and AT&T Wireless Services. American Mobile provides a full range of satellite-based mobile telephone, facsimile and data services in the United States, including Alaska, Hawaii, Puerto Rico, the Virgin Islands and hundreds of miles of U.S. coastal waters.

    STRATEGY

    Hughes' mission is to leverage its satellite and wireless capabilities to become a premier communications company. Hughes' strategy includes strengthening its leadership position in each of its primary businesses, with a particular focus on the rapidly expanding telecommunications service markets. Hughes' roots lie in its satellite design and manufacturing expertise and it is this technological know how which has given Hughes its early competitive advantage. Hughes intends to capture more of the value-added benefits of the satellite-based services market by capitalizing on its technological capabilities, the size and desirable orbital locations of its satellite fleet and its management expertise in satellite, communications and telecommunications operations. Hughes' strategy also includes building on its technology and experience to develop new applications for its products and services for governments, businesses and consumers and expanding international sales for all its businesses. Hughes believes significant opportunities exist in:

    - satellite-based high speed broadband services. Beginning in 2002, Hughes expects its Spaceway-TM- system to offer customers ultra-fast two-way communications of video, voice and data in North America. Most of the space-based hardware including the satellites, the transponders and other electronic components comprising the satellite payloads, and most of the ground-based control equipment will be designed or manufactured by Hughes. See "--Recent Developments-- Spaceway-TM- Satellite System";

    - expanded direct-to-home satellite-based programming as well as other new services, including interactive programming and the integration of web-based technologies into programming, which, among other things, gives viewers the ability to order merchandise or access information on-screen on a "real-time" basis and permits access to the worldwide web through the television set;

    - direct-to-home satellite-based television programming distribution outside North America based on Hughes' experience with DIRECTV-Registered Trademark-, especially in areas lacking established alternative distribution infrastructures;

    - owning and operating an expanding satellite fleet to provide global communications services;

    - fixed wireless telecommunications networks for local and international telecommunications in areas with deficient communications infrastructures;

    - mobile wireless communications systems and services based on Hughes' digital satellite and cellular communications technologies; and

    - satellite-based communications directly to personal computers.

    In addition, Hughes seeks to maintain its strong position in satellite manufacturing and telecommunications equipment through more efficient production processes.

    ACQUISITIONS, STRATEGIC ALLIANCES AND DIVESTITURES

    Due to the rapid growth in the telecommunications and space industry, particularly internationally, and increasing competitive pressures, Hughes reviews its competitive position on an ongoing basis and from time to time considers various acquisitions, strategic alliances and divestitures in order to continue to compete effectively, grow its business and allocate its resources efficiently. It is becoming increasingly important for Hughes to form strategic partnerships with other firms. These alliances bring together the necessary expertise, such as distribution, market knowledge and technology, to address competitive pressures and meet new market demands. Hughes has done this in its international DIRECTV-Registered Trademark- businesses as well as its network systems businesses. Hughes also seeks acquisitions which will improve its position in these high growth and increasingly competitive markets. The PRIMESTAR and Tempo transactions and the PanAmSat merger are significant recent examples of this. Hughes continues to evaluate acquisitions, alliances and divestitures, and from time to time engages in discussions regarding possible transactions, which it believes will improve its competitive position and financial results.

    REGULATION

    Various aspects of Hughes' businesses are subject to federal and state regulation. Noncompliance by Hughes with such regulation may result in the suspension or revocation of licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties. In particular, the ability of Hughes to sell satellites and other technologies to businesses outside the United States is dependent on Hughes obtaining export licenses from the Unted States government. See "Risk Factors--The Federal Government Could Adversely Impact The Ability Of The U.S. Satellite Industry To Compete For Foreign Satellite Commerce" and "Grand Jury Investigation/State Department Review Could Result In Sanctions."

    U.S. GOVERNMENT CONTRACTS

    Hughes acts as a prime contractor or major subcontractor with respect to U.S. government programs. Principally, this business is performed in the satellite manufacturing segment of Hughes. Sales to the U.S. government may be affected by changes in acquisition policies, budget considerations, changing concepts of national defense, civilian space needs, spending priorities and other factors that are outside Hughes' control.

    Government spacecraft acquisition programs generally follow a life cycle of three phases. The first is the research and development phase, followed by an engineering development phase which includes the first spacecraft, and finally progressing into a production phase for the remaining spacecraft. The production phase may continue with refinements and improvements for several years. Large programs with significant start-up costs, which are usually incurred in the research and development phase, do not become profitable until the engineering development phase. The U.S. government typically uses multiple sources during the research and development phase to intensify competition and selects one source to perform the later phases of the program. Therefore, Hughes may not be selected for engineering development and production phases even when considerable resources have been expended in the research and development phase of a program.

    Hughes performs its U.S. government business under two general types of contracts: fixed-price and cost reimbursement. Under fixed-price contracts, Hughes realizes all the benefit or detriment caused by decreased or increased costs of performing the contract. Under cost reimbursement contracts, Hughes receives reimbursement of its reasonable costs that are allocable to the particular contract and allowable under applicable regulations, plus a fee. Approximately 37% of Hughes' total sales to the U.S. government in 1998 were under fixed-price contracts, and approximately 63% were under cost reimbursement contracts. Total Hughes net sales to the U.S. government in 1998 were approximately $.7 billion.

    Most of Hughes' contracts with the U.S. government which are the basis of Hughes' backlog are incrementally funded and therefore are subject to appropriations decisions subsequent to award. Once awarded, contracts may be contested by other bidders. In addition, Hughes' contracts with the U.S. government are subject to termination by the U.S. government either for its own convenience or because of Hughes' default. In the event of a termination for convenience, Hughes may not receive full reimbursement for its costs, and the profit or fee Hughes receives may be lower than that which it had expected for the portion of the contract performed. In the event of a termination for default, normal contract remedies generally apply. In addition, the U.S. government has broad discretion to suspend or prohibit contractors from engaging in new government business. A contractor may be prohibited based on a conviction or civil judgment involving various offenses, including fraud in connection with obtaining or performing a public contract or subcontract, and may be suspended, if indicted for such an offense or if there is other adequate evidence that such an offense has been committed. Like other government contractors, Hughes is subject to civil and criminal audits and investigations of its contracting activity. This liability includes potential contract cost reductions due to the defective pricing claims.

    COMPETITION

    Hughes has various competitive advantages in its telecommunications and space business. In the construction of satellites, Hughes' family of satellite structures, electronics, propulsion and power systems gives it the flexibility to respond to varying customer requirements. Hughes faces competition from companies such as TRW Inc., Loral Space & Communications Ltd. and Lockheed Martin in the satellite manufacturing segment. In the sale and leasing of satellite transponders, Hughes enjoys advantages from its economies of scale and the location of its orbital positions, many of which are the most desirable in North America. Loral Space & Communications' purchase of AT&T Skynet, as well as Intelsat's and Inmarsat's current spacecraft fleets, keep this an exceptionally competitive market. Hughes also believes that its experience acquired through the development and operation in North America of the DIRECTV-Registered Trademark- service and its strong market position, will provide it with competitive advantages in the international markets in which it participates. The various DIRECTV-Registered Trademark- services face stiff competition from local cable operations as well as other direct-to-home satellite systems. As a result of this competitive environment, DIRECTV Enterprises may have to incur increased subscriber acquisition costs through competitive offers in the future to maintain its market leadership. The network systems business of Hughes faces global competition from firms such as Lucent Technologies Inc., Telefonaktiebolaget LM Ericsson, AT&T

Corporation, as well as other large telecommunications companies and the various regional Bell operating companies.

    Notwithstanding the competitive advantages described above, Hughes participates in markets that involve a high level of competition by other companies that have similar or better financial, technological and personnel resources than Hughes. Hughes' telecommunications businesses compete with other communications technologies and systems, such as, telecommunications systems for fixed and mobile applications, fiber optics networks, cable systems, wire telephony and radio-based systems and other satellite-based systems. In addition to existing and other planned operations of direct-to-home broadcasting services, Hughes' direct broadcasting service competes in telecommunications markets with telephone companies, cable television and other broadcast television and other entertainment services, including video rentals. No assurance can be given as to the effect that competition may have on the financial condition or results of operations of Hughes.

    RESEARCH AND INTELLECTUAL PROPERTY

    The ability to continue to generate technological innovations is critical to ensure Hughes' long-term success and the competitiveness of its business. See "Risk Factors Relating To The Business Of Hughes." The continued development of new technologies may provide new and improved products which will continue to fuel business opportunities and product improvements which, among other things, will enable the extension of profitable production programs. Research and development is carried on in each of Hughes' business units in connection with ongoing product improvement efforts. HRL Laboratories LLC, a company of which Hughes owns 50%, conducts long-range applied research in the specialized fields of physics, chemistry, electronics and information sciences.

    Hughes utilizes a large number of patents and trademarks which are held by Hughes or its affiliates. Hughes believes that, in the aggregate, the rights existing under such patents, trademarks and licenses are important. Hughes believes that its competitive position is dependent on research, engineering and production capabilities. Hughes actively pursues patent and trademark protections of its technological and engineering innovations, and actively pursues enforcement of its intellectual property rights.

    RECENT DEVELOPMENTS

    HUGHES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 1999. On April 14, 1999, Hughes reported that its financial results for the first quarter of 1999 reflected continued record subscriber growth in its DIRECTV-Registered Trademark- businesses. Revenues for the quarter were $1,451.8 million, compared with $1,291.0 million in the first quarter of 1998, a 12.5% increase. The revenue increase was due primarily to the direct-to-home broadcast segment, where revenues increased 43.5% to $556.6 million from $387.9 million in the first quarter of 1998. The increase resulted from continued strong subscriber growth, as well as strong average monthly revenue per subscriber in the United States.

    Earnings were $78.3 million ($0.20 earnings per share, or EPS) in the first quarter of 1999 versus $44.5 million ($0.11 EPS) in the same period last year. First quarter earnings, excluding one-time items, were $40.1 million in 1999 compared to $53.7 million in the same period for 1998, resulting in EPS of $0.10 and $0.13 for first quarter 1999 and 1998, respectively. The declines in earnings and EPS (excluding one-time items) were primarily due to lower interest income and higher depreciation and amortization expenses.

    One-time items in the first quarter of 1999 were a $94.3 million after-tax ($154.6 million pre-tax) gain related to the settlement of a patent infringement case, see "--Patent Case Award" below, and a $56.1 million after-tax ($92.0 million pre-tax) charge related to the Asia Pacific Mobile Telecommunications contract termination, see "--Failure To Obtain Export Licenses" below. The one-time item in the first quarter of 1998 was a $9.2 million after-tax charge for the cumulative effect of an accounting change mandated by the American Institute of Certified Public Accountants for the write-off of previously capitalized start-up costs.

    With respect to the balance sheet, the cash balance declined $562.1 million in the quarter to $780.0 million as of March 31, 1999, primarily due to working capital requirements, purchase of the Tempo ground satellite, and early buy-out of PanAmSat's sale-leaseback agreements, which were partially offset by proceeds from the settlement of the patent infringement case described above. Long-term debt increased $77.9 million to $856.6 million principally from an increase in PanAmSat's commercial paper program to fund its satellite fleet expansion and early buy-out of PanAmSat's sale-leaseback agreements.

    FAILURE TO OBTAIN EXPORT LICENSES. Hughes entered into a contract with Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd. effective May 15, 1998. Under the contract, Hughes was to provide to Asia-Pacific Mobile Telecommunications a satellite-based mobile telecommunications system consisting of two satellites, a ground segment, user terminals and associated equipment and software. In addition, Hughes was required to obtain all necessary U.S. Government export licenses for the Asia-Pacific Mobile Telecommunications system by February 15, 1999. On February 24, 1999, the Department of Commerce notified Hughes that it intended to deny the export licenses required by Hughes to fulfill its contractual obligation to Asia-Pacific Mobile Telecommunications. As a result, Asia-Pacific Mobile Telecommunications and Hughes terminated the contract on April 9, 1999, which led to Hughes recording a pre-tax charge to earnings of $92 million in the first quarter of 1999.

    PRIMESTAR AND TEMPO ACQUISITIONS. On January 22, 1999, Hughes entered into agreements to acquire the 2.3 million-subscriber PRIMESTAR-Registered Trademark-direct broadcast satellite medium-power business and related high-power satellite assets of Tempo Satellite, a wholly owned subsidiary of TCI Satellite Entertainment, Inc., in two transactions valued at approximately $1.82 billion.

    PRIMESTAR operates a 160-channel medium-power service using leased satellite capacity at 85 DEG. west longitude. DIRECTV intends to operate the medium-power PRIMESTAR-Registered Trademark- business for a period of approximately two years, during which time PRIMESTAR-Registered Trademark- subscribers will be offered the opportunity to transition to the high-power
DIRECTV-Registered Trademark- service. During this period, PRIMESTAR's distribution network will continue servicing PRIMESTAR-Registered Trademark-subscribers and begin to offer the DIRECTV-Registered Trademark- service to new subscribers.

    The purchase price for the medium-power business will be $1.1 billion in cash and 4,871,000 shares of GM class H stock for a total consideration, based upon the market price of the GM class H stock at the time the agreement was signed, of $1.32 billion. Hughes also agreed to acquire the high-power Tempo assets for $500 million in cash. If fully completed, the PRIMESTAR and Tempo acquisitions will also provide DIRECTV with:

    - 11 high-power DBS frequencies at 119 DEG. west longitude, from which the in-orbit Tempo satellite can begin delivering programming on a national basis at any time;

    - an immediate increase in revenues from more than 2.3 million existing PRIMESTAR-Registered Trademark- subscribers, and ongoing revenues from those subscribers that transition to the DIRECTV-Registered Trademark-service.

    The acquisition of the PRIMESTAR-Registered Trademark- medium-power business is subject to the consent of various lenders of PRIMESTAR. The acquisition of the Tempo in-orbit satellite is subject to receipt of appropriate regulatory approvals. We cannot assure you that such consents and approvals will be obtained or that the PRIMESTAR and Tempo acquisitions will be consummated. On March 10, 1999, Hughes completed the first half of the high-power satellite acquisition by purchasing a Tempo ground satellite and related assets for $150 million in cash. Hughes intends to launch this satellite as a back-up to some of its existing satellites.

    SPACEWAY-TM- SATELLITE SYSTEM. GM has recently approved an initial investment by Hughes of $1.4 billion in its proposed Spaceway-TM- satellite system. The Spaceway-TM- system, when completed, will provide for high speed, two-way communications of video, voice and data direct to companies and individual consumers. Hughes expects that the initial investment will allow it to start building three high-powered satellites to provide these broadband network services "on demand" for video-conferencing, data transfer and other purposes in North America in 2002. Hughes is currently investigating a subsequent phase which would lead to Hughes serving most of the world with Spaceway-TM- services using a total of eight high-orbit satellites. The subsequent phase would require significant additional investment. Hughes expects to face competition from companies such as Lockheed Martin Corp., Teledesic LLC, Skybridge LP, Loral Space & Communications' Cyberstar and others, which propose systems or have competing technology with similar services.

    PATENT CASE AWARD. Hughes has maintained a suit against the U.S. Government since September 1973 regarding the Government's infringement and use of a Hughes patent covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On April 7, 1998, the U.S. Court of Appeals for the Federal Circuit reaffirmed earlier decisions in the Hughes patent case including the award of $114.0 million in damages, plus interest. In March 1999, Hughes received a $154.6 million payment from the U.S. Government as final settlement of the suit.

    ISSUANCE OF DEBT AND EQUITY. In anticipation of the successful completion of the merger and the PRIMESTAR and Tempo acquisitions, Hughes expects to file a registration statement with the SEC with respect to an issuance of notes and GM expects to file a registration statement with the SEC with respect to an issuance of shares of GM class H stock. The registered offerings will be made only by means of a prospectus and are expected to be completed during the second and third quarters of 1999. The offerings are expected to result in aggregate proceeds of approximately $1.5 billion to $2.0 billion. A significant portion of the proceeds will be used to repay any bridge financing incurred in connection with the merger and the acquisitions. GM may elect to provide a portion of the equity funding that Hughes will require for these matters, in which event the size of the registered offerings would be reduced.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The relationship between U.S. Satellite Broadcasting and Hughes dates back to 1990. Since that time, under various agreements, the two companies have cooperated to create and share the DIRECTV/USSB broadcasting system, including joint ownership of the DBS-1 satellite and sharing the same satellite broadcasting technology for transmission and signal encryption. Periodically throughout the relationship, the companies have explored other ways to coordinate their efforts. U.S. Satellite Broadcasting and DIRECTV have regularly engaged in joint marketing efforts to promote the DIRECTV/USSB system. For example, since September 1996, the companies have cooperated in a program to increase manufacturer loyalty and reduce retail prices of the DIRECTV/USSB system.

    As a part of the companies' ongoing cooperative efforts to maximize the effectiveness and efficiencies of their operations, in late 1997 U.S. Satellite Broadcasting and DIRECTV began an in-depth exploration of the potential benefits which might be obtained from combining various customer services. As an outgrowth of this exploration, on May 11, 1998, senior Hughes executives presented to U.S. Satellite Broadcasting executives their view of the merits of combining the companies. Following this discussion, on May 26, 1998, U.S. Satellite Broadcasting received a letter from Michael T. Smith, Chairman of the Board and Chief Executive Officer of Hughes, proposing to commence negotiations to purchase U.S. Satellite Broadcasting for approximately $12.50 per share, subject to a number of conditions.

    At its meeting on May 28, 1998, the U.S. Satellite Broadcasting board discussed the Hughes letter. The board determined that the proposed purchase price in the letter did not reflect an appropriate valuation of the benefits that U.S. Satellite Broadcasting could bring to a combination or of management's plans at that time to maximize long-term shareholder value. The board then approved the retention of Goldman, Sachs & Co. and Credit Suisse First Boston Corporation to assist U.S. Satellite Broadcasting in evaluating and preparing a response to Hughes' proposal and in examining a closer strategic relationship with DIRECTV.

    On June 1, 1998, the GM board authorized the capital stock committee to approve a transaction on behalf of the GM board, as contemplated by the May 26, 1998 letter, subject to Hughes board approval.

    On July 4, 1998, Hughes disclosed to U.S. Satellite Broadcasting that a spacecraft control processor aboard the DBS-1 satellite had failed. The failure was confirmed on July 8, 1998. As designed, control of the DBS-1 satellite was automatically switched to the spare spacecraft control processor and the spacecraft continued to operate normally. DIRECTV and U.S. Satellite Broadcasting subsequently engaged in discussions regarding how U.S. Satellite Broadcasting's services should be integrated into a reduced offering of channels in the event that DBS-1 failed, but no agreement was reached.

    On July 6, 1998, representatives of U.S. Satellite Broadcasting, Goldman Sachs and Credit Suisse First Boston met with representatives of Hughes and Salomon Brothers Inc/Smith Barney Inc., financial advisor to Hughes, in Los Angeles to present U.S. Satellite Broadcasting's initial views as to Hughes' May proposal.

    On July 9, 1998, U.S. Satellite Broadcasting and its representatives and Hughes and its representatives met again in Chicago to continue discussions and, on July 13, 1998, representatives of U.S. Satellite Broadcasting and Hughes set guidelines and objectives for follow-up meetings between the companies and their respective representatives and advisors.

    In July and August, the companies' financial advisors continued discussions to clarify the parties' respective positions.

    At a September 10, 1998 U.S. Satellite Broadcasting board meeting, management, Credit Suisse First Boston and Goldman Sachs briefed the board on the discussions to date and concluded that key differences existed between the parties' positions.

    On September 17, 1998, U.S. Satellite Broadcasting's representatives met with Hughes' executives and representatives to summarize the key differences between the parties, including valuation, employee, governance and management issues. Discussions continued intermittently during September and October without significant progress.

    On October 4, 1998, the Hughes board authorized Hughes management to extend a non-binding offer to acquire U.S. Satellite Broadcasting.

    On November 5, 1998, U.S. Satellite Broadcasting received a revised proposal from Hughes. The November revision proposed a transaction merging U.S. Satellite Broadcasting into Hughes, with U.S. Satellite Broadcasting shareholders to receive a value per share based on an exchange ratio of .3587 with a per share value cap of $18.00. This proposal represented a premium to the market price of the class A stock and offered U.S. Satellite Broadcasting shareholders the opportunity to receive up to $5.50 of increased consideration per share over Hughes' May proposal. In addition, the proposal addressed employee-related issues and other business issues which had been discussed by the parties over the summer.

    On November 19 and 20, 1998, U.S. Satellite Broadcasting, Credit Suisse First Boston, Goldman Sachs and Leonard, Street and Deinard Professional Association, counsel to U.S. Satellite Broadcasting, met in Chicago with Hughes, Salomon Smith Barney and Weil, Gotshal & Manges LLP, counsel to Hughes, to negotiate the terms of a potential transaction.

    On November 23, 1998, the U.S. Satellite Broadcasting board approved an outline of proposed terms for a potential transaction and authorized Stanley E. Hubbard and Robert W. Hubbard to commence negotiation of definitive agreements based on the proposed terms, but at an increased exchange ratio.

    From November 30, 1998 to December 4, 1998, Hughes and U.S. Satellite Broadcasting and their representatives met in Minneapolis to perform due diligence on U.S. Satellite Broadcasting. During that same week, U.S. Satellite Broadcasting and Hughes and their representatives met in Los Angeles to perform due diligence on Hughes, and Weil Gotshal distributed a first draft of the merger agreement.

    On December 3 and 4, 1998, the parties and their representatives held preliminary discussions at the offices of Leonard Street in Minneapolis to negotiate the definitive agreements.

    The Hughes board approved the transaction on December 6, 1998 and the capital stock committee of the GM board approved the transaction on December 7, 1998.

    The parties and their representatives reconvened at the offices of Weil Gotshal in New York from December 7 through December 11, 1998 to conclude the negotiation and drafting of the definitive agreements. During this week, several issues important to the parties remained unresolved. Among these were the issues of a cap and a floor on the merger consideration, limits on the total amount of GM class H stock to be issued, limits on the amount of cash to be paid, the interpretation of termination rights in various U.S. Satellite Broadcasting contracts, a termination fee payable by U.S. Satellite Broadcasting in the event the transaction did not close, and the disposition of U.S. Satellite Broadcasting's interest in Spring Programming Partners, LLC. The final exchange ratio of .3775 was agreed to on December 9, 1998, as part of a negotiated resolution of the remaining issues between the parties.

    By December 9, 1998, the final terms had been agreed to and, on December 10, 1998, the U.S. Satellite Broadcasting board met to consider the final terms of the proposed transaction.

    In the negotiations, Hughes had required, as a condition to agreeing to the merger, that Hubbard Broadcasting and the Hubbards enter into the shareholders agreement. In the shareholders agreement, Hubbard Broadcasting and the Hubbards agreed to vote shares of U.S. Satellite Broadcasting stock constituting 19.9% of the voting power of the outstanding U.S. Satellite Broadcasting stock in favor of the merger. In addition, they granted to Hughes an option to purchase such shares in the event the shareholder agreement is breached, the merger agreement is terminated by Hughes because the merger is not approved by U.S. Satellite Broadcasting shareholders, or U.S. Satellite Broadcasting breaches its covenant to use its reasonable best efforts to cause the merger to be completed. Under Minnesota law, the entry into the shareholders agreement, including the grant of the option, would prohibit Hughes from entering into any business combination with U.S. Satellite Broadcasting, such as the merger, unless a committee of disinterested directors of U.S. Satellite Broadcasting approved the shareholders agreement, including the option, before the parties signed the shareholders agreement.

    Consequently, at its December 10, 1998 meeting, the U.S. Satellite Broadcasting board appointed a committee of disinterested directors to consider the terms of the shareholders agreement, including the option, and to approve the terms of the merger, particularly with respect to the agreements to be entered into between Hughes and Hubbard Broadcasting and between Hughes and the Hubbards. The committee consisted of Herbert S. Schlosser, David S. Allen, Frank
N. Magid, Peter G. Skinner, William D. Savoy, John W. Marvin, Ward L. Quaal, Louis G. Zachary, Peter F. Frenzer and Robert E. Torray. The directors on the committee had participated in the May, September and November board meetings, had received information and updates from U.S. Satellite Broadcasting's Chief Executive Officer and legal and financial advisors and were familiar with the course of the merger negotiations. At the December 10, 1998 board meeting, the directors again reviewed with U.S. Satellite Broadcasting's management and legal and financial advisors various aspects of the merger, including the material terms of the merger agreement, the shareholders agreement and other ancillary agreements; the due diligence that had been conducted on Hughes; the history of the stock performance of U.S. Satellite Broadcasting and the GM class H stock; other transactions in the broadcasting industry; the synergies, based on management's estimates, which might be achievable through a merger; and an overview of the competitive conditions in the satellite broadcasting industry.

    After a thorough discussion, and an opportunity to ask questions of U.S. Satellite Broadcasting's management and legal and financial advisors, the committee of disinterested directors, with Mr. Zachary abstaining due to his position as a managing director of Credit Suisse First Boston, approved the shareholders agreement, including the option to Hughes, determined that the merger, upon the terms and conditions set forth in the merger agreement, was fair to, and in the best interests of, the shareholders of U.S. Satellite Broadcasting and unanimously approved and adopted the merger agreement, the merger, and a number of ancillary agreements, including the shareholders agreement. The various ancillary agreements are described in "The Merger--Interests Of Certain Persons In The Merger."

    The full U.S. Satellite Broadcasting board then reconvened. After a discussion of the material terms of the merger agreement and the ancillary agreements, including the consideration to be received in the merger by holders of U.S. Satellite Broadcasting Stock and legal, accounting and financial issues, the U.S. Satellite Broadcasting board received the opinion of Credit Suisse First Boston to the effect that, as of the date of its opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of U.S. Satellite Broadcasting stock was fair from a financial point of view to such holders, and the opinion of Goldman Sachs that, as of the date of its opinion, the stock consideration and the cash consideration to be received by the holders of U.S. Satellite Broadcasting stock, taken as a unitary transaction, were fair from a financial point of view to the holders of U.S. Satellite Broadcasting stock receiving such consideration. See "The Merger--Opinions Of The U.S. Satellite Broadcasting Financial Advisors" for a description of the opinions of Credit Suisse First Boston and Goldman Sachs. The board then determined that the merger, upon the terms and conditions set forth in the merger agreement and the ancillary agreements, was fair to, and in the best interests of, the shareholders of U.S. Satellite Broadcasting and, with Mr. Zachary abstaining, unanimously approved and adopted the merger agreement, the ancillary agreements and the merger and resolved to recommend to the shareholders of U.S. Satellite Broadcasting that they vote to approve the merger agreement.

    The final language of the merger agreement was agreed to and the the parties signed the definitive merger agreement late on Friday, December 11, 1998 and Hughes and DIRECTV issued a press release announcing the merger and related transactions on Monday, December 14, 1998.

RECOMMENDATION OF THE COMMITTEE OF DISINTERESTED DIRECTORS AND THE U.S.
  SATELLITE BROADCASTING BOARD AND REASONS FOR THE MERGER

    In approving the merger agreement, the committee of disinterested directors and the U.S. Satellite Broadcasting board each considered a number of factors including, without limitation, the following:

  1. The merger agreement offers shareholders a per share election of stock or cash, and so provides maximum flexibility to shareholders. Those U.S. Satellite Broadcasting shareholders who elect to take GM class H stock will be able to participate in the growth of a larger, more diversified company with interests in satellite manufacturing, network systems and satellite services in addition to direct-to-home broadcasting, and to the extent that U.S. Satellite Broadcasting stock is converted solely into GM class H stock, should be able to do so on a tax-free basis.

  2. For those shareholders who do not elect stock, receipt of cash will allow shareholders to receive consideration that was more than double the prevailing market prices of the class A stock at the time the merger was negotiated. The per share value of the merger consideration was $15.03 on December 8, 1998 and the closing price of the class A stock on December 8, 1998 was $7.00. This substantial premium supported the determination that the merger was fair to the shareholders. See "Summary--Market Prices Of Class A Stock Of U.S. Satellite Broadcasting."

  3. There are competitive advantages which can be obtained from combining U.S. Satellite Broadcasting's premium channels with DIRECTV's basic and sports channels so that these combined offerings can be more easily compared to those of cable operators and other satellite broadcasters. The board and the committee believed that this combination would better position the merged company to attract new subscribers. Consequently, this factor contributed to the determination that the merger was fair to shareholders.

  4. The merger is expected to provide cost savings and efficiencies, commonly known as synergies.

    - In reviewing potential synergies, the board and the committee considered cost savings which could be obtained in the areas of customer acquisition, billing and remittance, customer service, commissions, improved collection of receivables, reduction in programming costs and other miscellaneous areas. These savings were estimated to range from approximately $49 million to $61 million in the first year after the merger, increasing to an estimated $112 million to $150 million in the second year.

    - The board and the committee also considered the merged company's potential for additional subscriber revenues by attracting new subscribers at a higher rate than either U.S. Satellite Broadcasting or DIRECTV could attain on its own. The board and the committee recognized that the costs involved in attracting and servicing new subscribers would likely outweigh new revenues by $126 million to $135 million in the first year after the merger and by $40 million to $50 million in the second year. However, additional new revenues in excess of related customer acquisition and servicing costs were estimated to turn positive in the third year.

    - Total synergy estimates considered by the board and the committee ranged from a net cost of $85 million in year one to benefits of up to $220 million in year three. The board and the committee recognized that actual results could be significantly different from the synergy estimates. Nevertheless, the expectation of significant synergies contributed to the determination of the board and the committee that the merger was fair to shareholders.

  5. The rapidly changing competitive environment in which U.S. Satellite Broadcasting operates and, in particular, two recent consolidations in the satellite broadcasting and subscriber television industry. First, on November 30, 1998, EchoStar Communications Corporation announced its pending acquisition of the direct broadcast satellite assets of News Corporation Limited, which will give EchoStar the ability to broadcast from both 110 DEG. west longitude and 119 DEG. west longitude, significantly increasing EchoStar's broadcasting capacity. Second, AT&T Corp. announced a merger with Tele-Communications, Inc. This merger will allow AT&T to upgrade TCI's existing cable systems, thereby providing increased capacity for digital video services. This will change the nature of TCI as a competitor because of the additional services, such as local telephone, available through AT&T. The members of the committee and the board concluded that, given the expected increase in competition, a combined company would be better positioned to successfully compete and, therefore, this factor supported the determination that the merger was fair to the shareholders.

  6. The fact that growth in the satellite broadcasting industry is constrained by licenses and capacity and the concern that as Hughes grew its operations over time, U.S. Satellite Broadcasting could become a smaller percentage of the DIRECTV/USSB system, even if U.S. Satellite Broadcasting's business continued to grow. If U.S. Satellite Broadcasting remained independent, its desire to maintain its percentage share of DIRECTV/USSB system revenues at current levels would require the expenditure of greater amounts for marketing directed toward positioning U.S. Satellite Broadcasting and its programming services. By merging into Hughes, U.S. Satellite Broadcasting shareholders would be able to participate in the anticipated growth of Hughes and would not have to run the risk that the increasing levels of expenditures that would be required if U.S. Satellite Broadcasting remained independent would prevent it from achieving profitable operations. Consequently, these factors contributed to the determination that the merger was fair to the shareholders.

  7. The July 1998 failure of the spacecraft control processor aboard the DBS-1 satellite and the fact that:

    - the satellite is currently operating with no back-up spacecraft control processor; and

    - no agreement had been reached with DIRECTV as to how U.S. Satellite Broadcasting's services should be integrated into a reduced offering of the DIRECTV/USSB system signals if the DBS-1 satellite were to fail.

  8. The merger agreement resolved issues concerning the carriage of U.S. Satellite Broadcasting's services on DIRECTV's other satellites at 101 DEG. west longitude--DBS-2 and DBS-3--and clarified U.S. Satellite Broadcasting's right to transponder capacity on a replacement satellite if the merger is not completed due to a failure of DBS-1. Given the risk that U.S. Satellite Broadcasting's business could be adversely affected by a more serious satellite failure, the resolution of this risk by the merger and the merger agreement contributed to the conclusion by the committee and the board that the merger was fair to the shareholders. See "The Merger Agreement--Replacement Payload Option Agreement And Channel Services Provision Agreement."

  9. The strong financial condition and business reputation of GM and Hughes; the diversity of businesses which GM and Hughes own and operate; the experience and high rate of success of GM and Hughes in structuring and completing transactions similar to the merger; and the ability of GM and Hughes to complete the merger in a timely fashion. These factors contributed to the determination that the merger was fair to the shareholders.

 10. The opinion of Credit Suisse First Boston to the U.S. Satellite Broadcasting board to the effect that, as of the date of its opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of U.S. Satellite Broadcasting stock was fair from a financial point of view to such holders, and the opinion of Goldman Sachs that, as of the date of its opinion, the stock consideration and the cash consideration to be received by the holders of U.S. Satellite Broadcasting Stock, taken as a unitary transaction, were fair from a financial point of view to the holders of U.S. Satellite Broadcasting Stock receiving such consideration. Neither the board nor the committee evaluated any of the financial advisors' analyses in isolation and did not reach conclusions regarding any of the individual analyses. The U.S. Satellite Broadcasting board believed that the totality of the analyses performed by Credit Suisse First Boston and Goldman Sachs in connection with their opinions collectively supported their opinions. See "The Merger--Opinions Of The U.S. Satellite Broadcasting Financial Advisors" for a description of the opinions of Credit Suisse First Boston and Goldman Sachs.

 11. The terms and conditions of the merger agreement and related documents, including the absence of any term or condition that the U.S. Satellite Broadcasting board considered unduly onerous or likely to prevent completion of the merger. These factors contributed to the determination that the merger was fair to the shareholders.

 12. The board and the committee gave particular attention to the shareholders agreement, and to the related agreements with Hubbard Broadcasting to be signed in connection with the merger, because the shareholder agreement satisfied two of Hughes' conditions for agreeing to the merger. Hughes required that, if the merger did not receive shareholder approval, a substantial termination fee would be paid to Hughes and Hughes would be able to acquire a significant ownership position in U.S. Satellite Broadcasting. Since "bust-up fees," as these types of termination fees are known, are generally an obligation of the company being acquired, the board and the committee believed that U.S. Satellite Broadcasting was advantaged by having this fee paid by Hubbard Broadcasting and that the option granted to Hughes by Hubbard Broadcasting did not disadvantage U.S. Satellite Broadcasting. In addition, the commitment of Hubbard Broadcasting, as majority shareholder, to vote for the merger meant that a shareholder vote in favor of the merger agreement was more likely. The board and the committee concluded that, since the merger was in the best interests of the shareholders, this commitment did not adversely affect the other shareholders. The board and the committee also reviewed the other provisions of the shareholders agreement which provided benefits to Hubbard Broadcasting, such as the options to purchase various assets of U.S. Satellite Broadcasting, after the closing, if Hughes did not need those assets, and the opportunity to provide programming to DIRECTV. Since the pricing for these transactions is to be set at market rates, the board and the committee concluded that these provisions did not adversely impact the fairness of the merger, and were justified in light of the burdens imposed on Hubbard Broadcasting, burdens which were not being imposed on other shareholders.

 13. In making its fairness determination, the committee and the board considered the possible reduction in the exchange ratio if U.S. Satellite Broadcasting had to pay "excess termination amounts" to terminate two contracts. The committee and the board concluded that any termination payment was unlikely to be required and, that if any amounts were paid, the amounts would be immaterial to its fairness determination.

    The board did not solicit additional third party bids because it believed that the shared ownership of the DBS-1 satellite and shared use of the same transmit and receive technology gave Hughes greater incentive and capability than other parties to offer the highest value for U.S. Satellite Broadcasting. Hughes is the only party whose purchase of U.S. Satellite Broadcasting could achieve operating synergies and cost savings from combining the two companies' marketing, billing and customer service functions. Any other third party purchaser would obtain only a minority interest in the DBS-1 satellite, and would not be able to use the existing transmit and receive technology or achieve operating synergies or cost savings without negotiating separate agreements with Hughes. In addition, there are only a very limited number of potential purchasers of the business. At present, only one other provider of high-power direct-to-home services, Echostar Communications Corporation, is operational and Echostar owns and operates satellites at other orbital locations and uses a different transmit and receive technology.

    The foregoing discussion of factors considered by the committee and the U.S. Satellite Broadcasting board is not intended to be exhaustive but is believed to include the material factors considered. Neither the committee nor the U.S. Satellite Broadcasting board viewed any single factor as determinative, nor did they quantify or assign relative weights to the above factors. Rather, the committee and the board based their positions and recommendation on all of the information presented to and considered by them. In addition, individual members of the committee and the U.S. Satellite Broadcasting board may have given different weight to different factors.

    THE U.S. SATELLITE BROADCASTING BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF U.S. SATELLITE BROADCASTING AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS OF U.S. SATELLITE BROADCASTING VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    In considering the recommendation of the U.S. Satellite Broadcasting board with respect to the merger agreement and the transactions contemplated thereby, U.S. Satellite Broadcasting shareholders should be aware that some members of U.S. Satellite Broadcasting's management and its principal shareholder have various interests in the merger that are different from, and in addition to, their duties as directors and officers of U.S. Satellite Broadcasting. See "The Merger--Interests Of Directors, Officers And Affiliates Of U.S. Satellite Broadcasting In The Merger."

OPINIONS OF THE U.S. SATELLITE BROADCASTING FINANCIAL ADVISORS

    OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION. Credit Suisse First Boston has acted as financial advisor to U.S. Satellite Broadcasting in connection with the merger. Credit Suisse First Boston was selected by U.S. Satellite Broadcasting based on Credit Suisse First Boston's experience, expertise and familiarity with U.S. Satellite Broadcasting and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with Credit Suisse First Boston's engagement, U.S. Satellite Broadcasting requested that Credit Suisse First Boston evaluate the fairness of the consideration to be received in the merger by holders of U.S. Satellite Broadcasting stock from a financial point of view. On December 10, 1998, at a meeting of the U.S. Satellite Broadcasting board, Credit Suisse First Boston delivered its oral opinion to the U.S. Satellite Broadcasting board to the effect that, as of the date of its opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of U.S. Satellite Broadcasting stock. Credit Suisse First Boston confirmed its oral opinion by delivery of a written opinion dated December 11, 1998, the date of the execution of the merger agreement.

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
    THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED DECEMBER 11, 1998 TO THE U.S. SATELLITE BROADCASTING BOARD, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B-1 TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE OPINION CAREFULLY. CREDIT SUISSE FIRST BOSTON HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER AS ANNEX B-1 TO THIS PROXY STATEMENT/ PROSPECTUS. IN GIVING ITS CONSENT, CREDIT SUISSE FIRST BOSTON DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND DOES NOT ADMIT THAT IT IS AN "EXPERT" FOR PURPOSES OF, THE SECURITIES ACT AND THE RELATED RULES AND REGULATIONS. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE U.S. SATELLITE BROADCASTING BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR THE FORM OF MERGER CONSIDERATION TO BE ELECTED BY SUCH SHAREHOLDER IN THE MERGER. THE SUMMARY OF THE OPINION OF CREDIT SUISSE FIRST BOSTON SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and other publicly available business and financial information relating to U.S. Satellite Broadcasting and Hughes. Credit Suisse First Boston also reviewed other information relating to U.S. Satellite Broadcasting and Hughes, including financial forecasts provided to or discussed with Credit Suisse First Boston by U.S. Satellite Broadcasting and Hughes, and Credit Suisse First Boston discussed with the management of U.S. Satellite Broadcasting and Hughes the businesses and prospects of U.S. Satellite Broadcasting and Hughes. Credit Suisse First Boston also considered financial and stock market data of U.S. Satellite Broadcasting and Hughes and compared this data with similar data for other publicly held companies in businesses similar to U.S. Satellite Broadcasting and Hughes and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of U.S. Satellite Broadcasting and Hughes as to the future financial performance of U.S. Satellite Broadcasting and Hughes and the cost savings and other potential synergies anticipated to result from the merger, including the amount, timing and achievability of the cost savings and other potential synergies.

    Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of U.S. Satellite Broadcasting or Hughes, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon information available to Credit Suisse First Boston, and financial, economic, market and other conditions as they existed, and could be evaluated by Credit Suisse First Boston, on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the GM class H stock when issued pursuant to the merger or the prices at which the GM class H stock will trade subsequent to the merger. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of U.S. Satellite Broadcasting. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

    In preparing its opinion to the U.S. Satellite Broadcasting board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of

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
Credit Suisse First Boston's analyses set forth below describes the material analyses performed by Credit Suisse First Boston and does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

    In its analyses, Credit Suisse First Boston made numerous assumptions with respect to U.S. Satellite Broadcasting, Hughes, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of U.S. Satellite Broadcasting and Hughes. No company, transaction or business used in the analyses as a comparison is identical to U.S. Satellite Broadcasting or Hughes or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the U.S. Satellite Broadcasting board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the U.S. Satellite Broadcasting board or management with respect to the merger or the merger consideration.

    OPINION OF GOLDMAN, SACHS & CO. On December 10, 1998, Goldman Sachs delivered its oral opinion to the U.S. Satellite Broadcasting board that as of the date of such opinion, the stock consideration and the cash consideration to be received by the holders of U.S. Satellite Broadcasting stock, taken as a unitary transaction, are fair from a financial point of view to the holders of the U.S. Satellite Broadcasting stock receiving such consideration. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated as of December 10, 1998.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF DECEMBER 10, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX B-2 TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF U.S. SATELLITE BROADCASTING STOCK SHOULD READ THE ENTIRE OPINION. THE OPINION OF GOLDMAN SACHS WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE U.S. SATELLITE BROADCASTING BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT AND SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF THE U.S. SATELLITE BROADCASTING STOCK SHOULD VOTE ON SUCH TRANSACTION OR AS TO WHETHER ANY SHAREHOLDER SHOULD ELECT TO RECEIVE GM CLASS H STOCK, CASH OR ANY COMBINATION THEREOF.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

    - the merger agreement;

    - the annual reports to shareholders and annual reports on Form 10-K of U.S. Satellite Broadcasting for the two years ended December 31, 1997;

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
    - the annual reports to holders of GM class H stock for the five years ended December 31, 1997;

    - the annual reports on Form 10-K of GM for the five fiscal years ended December 31, 1997;

    - various interim reports to shareholders and quarterly reports on Form 10-Q of U.S. Satellite Broadcasting and GM;

    - various other communications from U.S. Satellite Broadcasting and Hughes to their respective shareholders, and

    - various internal financial analyses and forecasts of U.S. Satellite Broadcasting prepared by its management, including costs savings and operating synergies forecasted by the management of U.S. Satellite Broadcasting and discussed with Salomon Smith Barney, financial advisor to Hughes, to result from the transaction contemplated by the merger agreement.

    Goldman Sachs also held discussions with members of the senior management of U.S. Satellite Broadcasting and Hughes regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the U.S. Satellite Broadcasting stock and the GM class H stock, compared financial and stock market information for U.S. Satellite Broadcasting and Hughes, and the U.S. Satellite Broadcasting stock and the GM class H stock, with similar information for other companies the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the direct to home satellite television industry specifically and in other industries generally and performed other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of U.S. Satellite Broadcasting, Hughes, GM or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties in an acquisition of or other business combination with U.S. Satellite Broadcasting.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the analyses below as a comparison is directly comparable to U.S. Satellite Broadcasting, Hughes or GM or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the U.S. Satellite Broadcasting board as to the fairness to the holders of the U.S. Satellite Broadcasting stock from a financial point of view of the stock consideration and the cash consideration to be received by the holders of U.S. Satellite Broadcasting stock, taken as a unitary transaction, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses; as a result, future results may be materially different from those forecast. Goldman Sachs' opinion to the U.S. Satellite Broadcasting board was only one of many factors taken into consideration by the U.S. Satellite Broadcasting board in making its determination to approve the merger agreement. The following summary is not a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B-2.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. U.S. Satellite Broadcasting selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs has provided investment banking services to U.S. Satellite Broadcasting, including acting as a co-manager of the initial public offering of its class A stock. Goldman Sachs has also provided investment banking services to Hughes from time to time including serving as an advisor to Hughes on the spin-off of its defense electronics business and subsequent merger with Raytheon Company and its investment in Thomson Multimedia SA and may provide investment banking services to Hughes in the future.

    THE U.S. SATELLITE BROADCASTING FINANCIAL ADVISORS' FINANCIAL ANALYSES. The following is a summary of the material analyses performed by Credit Suisse First Boston and Goldman Sachs in connection with their respective opinions:

        IMPLIED PREMIUM ANALYSIS. The U.S. Satellite Broadcasting financial advisors analyzed the consideration to be received in the merger by holders of U.S. Satellite Broadcasting stock in relation to the market price of the GM class H stock. Such analysis indicated that the exchange ratio represented a premium of 114.7% based on the market price of the GM class H stock at the close of business on the New York Stock Exchange on December 8, 1998 of $39.81 per share and the market price of the class A stock at the close of business on Nasdaq on December 8, 1998 of $7.00 per share, and 51.5% based on the market price of the GM class H stock at the close of business on the New York Stock Exchange on December 9, 1998 of $38.88 per share and the market price of the class A stock at the close of business on Nasdaq on December 9, 1998 of $9.69 per share.

        HISTORICAL DAILY EXCHANGE RATIO ANALYSIS. The U.S. Satellite Broadcasting financial advisors compared the exchange ratio, computed as if the merger closed on December 8, 1998, to the ratio implied by dividing the daily closing price for the class A stock on Nasdaq for each trading day during the twelve-month period ended December 8, 1998 by the daily closing price for the GM class H stock on the New York Stock Exchange for each trading day during the twelve-month period ended December 8, 1998. No daily exchange ratio during this last twelve-month period exceeded .2600, as compared to the exchange ratio of
 .3775.

        HISTORICAL STOCK TRADING ANALYSIS. The U.S. Satellite Broadcasting financial advisors reviewed the historical trading prices and volumes for the class A stock. This analysis indicated that:

    - the weighted average price of the class A stock for the period from February 1, 1996 through December 8, 1998 was $16.36 per share; and

    - the weighted average price of the class A stock for the twelve months ending on December 8, 1998 was $8.69 per share as compared to the implied consideration to be received in the merger by holders of U.S. Satellite Broadcasting stock of $15.03 per share, based on the market price of the GM class H stock at the close of business on the New York Stock Exchange on December 8, 1998 of $39.81 per share.

        SELECTED COMPANIES ANALYSIS. The U.S. Satellite Broadcasting financial advisors reviewed and compared financial information relating to U.S. Satellite Broadcasting to corresponding financial information for sixteen satellite companies, the last three listed of which are direct-to-home satellite television companies:

    - Asia Satellite Telecommunications Holdings Limited;

    - COMSAT Corporation;

    - PanAmSat Corporation;

    - Societe Europeenne des Satellites;

    - Shinawatra Satellite Public Company Limited;

    - American Mobile Satellite Corporation;

    - APT Satellite Holdings Limited;

    - Globalstar Telecommunications Limited;

    - ICO Global Communications Holdings Limited;

    - Iridium World Communications Ltd.;

    - Hughes Electronics Corporation;

    - Loral Space & Communications Ltd;

    - Orbital Sciences Corporation;

    - British Sky Broadcasting Limited;

    - Echostar Communications Corporation and

    - TCI Satellite Entertainment, Inc.

The U.S. Satellite Broadcasting financial advisors calculated and compared various financial multiples and ratios for U.S. Satellite Broadcasting and the companies listed above. The financial multiples of U.S. Satellite Broadcasting were calculated using the market price of the class A stock at the close of business on Nasdaq on December 8, 1998 of $7.00 per share. The multiples and ratios for each of the companies listed above were based on the most recent publicly available information. The U.S. Satellite Broadcasting financial advisors' analysis of the companies listed above compared the five-year estimated annual fully diluted earnings per share ("EPS") growth rates, compiled by Institutional Broker Estimate System, for the companies listed above, which ranged from 4.0% to 67.5% with a median of 30.0%, as compared to 25.0% for U.S. Satellite Broadcasting. The U.S. Satellite Broadcasting financial advisors also compared the closing share prices of each of the companies listed above on December 8, 1998 as a percentage of its 52 week high share price, which ranged from 10.8% to 97.9% with a median of 65.05%, as compared to 58.0% for U.S. Satellite Broadcasting.

        DISCOUNTED CASH FLOW ANALYSIS. The U.S. Satellite Broadcasting financial advisors performed a discounted cash flow analysis of U.S. Satellite Broadcasting using forecasts prepared by U.S. Satellite Broadcasting's management, excluding potential synergies that U.S. Satellite Broadcasting's management expects to result from the merger. The U.S. Satellite Broadcasting financial advisors aggregated the present value of free cash flows for the years 1999 through 2001 with the present value of a range of terminal values. The range of terminal values represented the value of U.S. Satellite Broadcasting's free cash flows beyond 2002. The U.S. Satellite Broadcasting financial advisors calculated a range of terminal values by applying a range of selected earnings before interest, taxes, depreciation and amortization multiples between 11.0x and 15.0x based, in part, on published research analysts' reports. In connection with this analysis, the U.S. Satellite Broadcasting financial advisors used discount rates between 11.0% and 17.0%. This range of discount rates represented U.S. Satellite Broadcasting's estimated weighted average cost of capital as derived from published research analysts' reports. This analysis indicated an implied equity reference range for U.S. Satellite Broadcasting of approximately $7.53 to $12.40 per share.

        SELECTED TRANSACTIONS ANALYSIS. The U.S. Satellite Broadcasting financial advisors analyzed information relating to selected transactions in the satellite industry since 1993. These selected transactions included the sale of:

    - various assets of The News Corporation Limited/MCI Worldcom, Inc. to Echostar Communications Corporation;

    - 2.5% of DIRECTV, Inc. from AT&T Corporation to DIRECTV, Inc.;

    - Orion Network Systems to Loral Space & Communications Ltd.;

    - CTA Inc.-Satellite to Orbital Sciences Corporation;

    - American Sky Broadcasting to Primestar, Inc.;

    - 50% of EchoStar Communications Corporation to The News Corporation
      Limited;

    - 19.8% of Asia Satellite Telecommunications Holdings Limited to CITIC;

    - Skynet Holdings, Inc. to Loral Space & Communications Ltd.;

    - PanAmSat Corporation to Hughes;

    - 7.2% of Comsat Corporation to Joseph Harrosh;

    - 2.5% of DIRECTV, Inc. to AT&T Corporation;

    - a minority interest in Iridium World Communications Ltd. to Veba Urbana;

    - Multitone Electronics to Kantone Holdings Limited; and

    - Sundstrand Corporation to Allied Signal Inc.

This analysis indicated that for the selected transactions levered aggregate consideration as a multiple of latest twelve-month revenues ranged from 0.9x to 22.7x, with a median of 9.4x, as compared to 2.5x for the levered aggregate consideration to be received in the merger by holders of U.S. Satellite Broadcasting stock.

    PRO FORMA MERGER ANALYSIS. The U.S. Satellite Broadcasting financial advisors prepared pro forma analyses of the financial impact of the merger. Using earnings and expected synergy forecasts for U.S. Satellite Broadcasting and Hughes prepared by their respective managements for the years 1999 and 2000, the U.S. Satellite Broadcasting financial advisors compared the estimated EPS of the GM class H stock on a stand-alone basis to the estimated EPS of the GM class H stock on a pro forma basis, based on discussions with Hughes' financial advisor and after giving effect to U.S. Satellite Broadcasting management's estimate of post-merger cost, but not revenue, expected synergies to result from the merger of approximately $49.4 to $61.0 million in 1999 and approximately $112.0 to $150.1 million in 2000. The U.S. Satellite Broadcasting financial advisors performed this analysis based on a price of $14.68 per share of U.S. Satellite Broadcasting stock, which is the implied consideration to be received per share by holders of the U.S. Satellite Broadcasting stock pursuant to the merger based upon the market price of the GM class H stock at the close of business on the New York Stock Exchange on December 9, 1998 of $38.88 per share, under three scenarios; namely, that the GM class H stock would equal 50%, 60% and 70%, of the total value of the consideration to be received in the merger by the holders of U.S. Satellite Broadcasting stock. Based on this analysis, the proposed merger would be dilutive by approximately 32%, 31% and 30% in the above scenarios to the holders of GM class H stock on an EPS basis in 1999 and accretive to the holders of GM class H stock on an EPS basis by approximately 1% in each scenario in 2000.

    FEE ARRANGEMENTS. Under the terms of its engagement, U.S. Satellite has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger an aggregate financial advisory fee upon completion of the merger equal to 0.50% of the aggregate consideration payable in the merger. U.S. Satellite Broadcasting also has agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses incurred by Credit Suisse First Boston in performing its services, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws.

    By an engagement letter dated May 28, 1998, U.S. Satellite Broadcasting engaged Goldman Sachs to act as its financial advisor in connection with the sale of U.S. Satellite Broadcasting. Under the terms of the Goldman Sachs engagement letter, U.S. Satellite Broadcasting has agreed to pay Goldman Sachs upon completion of the merger a transaction fee of 0.50% of the aggregate consideration received by holders of U.S. Satellite Broadcasting's equity securities, including amounts paid to holders of options, warrants and convertible securities, in the merger. U.S. Satellite Broadcasting has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against liabilities, including liabilities under the federal securities laws.

    MISCELLANEOUS. Each of Credit Suisse First Boston and, as noted above, Goldman Sachs and their respective affiliates have in the past provided financial services to U.S. Satellite Broadcasting, Hughes and their respective affiliates unrelated to the proposed merger, and Goldman Sachs currently is providing financial advisory services to Hughes unrelated to the merger, for which services each of Credit Suisse First Boston and Goldman Sachs and their respective affiliates have received, and in the case of Goldman Sachs will receive, compensation. Louis G. Zachary, a managing director of Credit Suisse First Boston, is a member of the U.S. Satellite Broadcasting board. Each U.S. Satellite Broadcasting financial advisor and its respective affiliates provide a full range of financial, advisory and brokerage services and in the ordinary course of business may from time to time effect transactions and hold positions in the securities or options on securities of U.S. Satellite Broadcasting or GM, including GM class H stock, for its own account and for the accounts of customers. Credit Suisse First Boston and Goldman Sachs may at any time hold long or short positions in such securities.

HUGHES' AND GM'S REASONS FOR THE MERGER

    Hughes and GM believe that the consummation of the merger will constitute a further step in the implementation of Hughes' strategy of maintaining its position, through DIRECTV, as a leading provider of high-powered digital direct-to-home satellite services to subscribers in national and international markets. As part of that strategy, Hughes is actively exploring strategic opportunities worldwide that can enhance its leadership position in entertainment and communications services. The merger will allow Hughes to combine premium movie channels, currently offered by U.S. Satellite Broadcasting, with DIRECTV's current channel offerings. Expected benefits from the merger include simplification of the consumer purchase decision process, enhanced program packaging flexibility, improved platform cost effectiveness and increased customer satisfaction. In addition, upon completion of the merger, DIRECTV will obtain the rights to various FCC rights and licenses currently controlled by a U.S. Satellite Broadcasting subsidiary.

ACCOUNTING TREATMENT

    The merger will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on fair values of assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalized. The excess of such purchase price over the amounts so allocated, if any, will be allocated to goodwill.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material anticipated United States federal income tax consequences of the merger. The summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated or proposed thereunder and administrative rulings and court decisions, in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to GM, Hughes or a U.S. Satellite Broadcasting shareholder described below. This summary is based on the assumption that shares of U.S. Satellite Broadcasting stock are held as capital assets, as defined in Section 1221 of the Internal

Revenue Code, on the date of the merger. This summary is not a complete description of all of the tax consequences of the merger and does not address all aspects of United States federal income taxation that might be relevant to a holder in light of his, her or its status or personal investment circumstances. This summary also does not address the United States federal income tax consequences of the merger to shareholders subject to special tax rules, such as foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, regulated investment companies, pass-through entities, holders who acquired their shares of U.S. Satellite Broadcasting stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold U.S. Satellite Broadcasting stock as part of a "hedge", "straddle" or "conversion transaction" or who have a "functional currency" other than the U.S. dollar. In addition, no information is provided in this summary for the tax consequences of the merger under foreign, state or local laws, or the impact of the federal alternative minimum tax provisions.

    HOLDERS OF U.S. SATELLITE BROADCASTING STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL. Weil Gotshal, counsel to Hughes and special tax counsel to GM, has provided an opinion to the effect that

    - the merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - each of GM, Hughes and U.S. Satellite Broadcasting should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

    - no gain or loss should be recognized by GM, Hughes or U.S. Satellite Broadcasting as a result of the merger.

Leonard Street, counsel to U.S. Satellite Broadcasting, has provided an opinion to the effect of the first two bullet points of the preceding sentence and that no gain or loss should be recognized by a shareholder of U.S. Satellite Broadcasting as a result of the merger with respect to shares of U.S. Satellite Broadcasting stock converted into shares of GM class H stock, other than with respect to cash received in lieu of fractional shares of GM class H stock. The merger will not be completed unless counsel confirm their opinions at the effective time. See "The Merger Agreement--Conditions To The Merger." The tax opinions have been and will be based on the basis of facts, representations and assumptions set forth or referred to in such opinions, and the opinions are subject to limitations and qualifications set forth in the opinions. In providing these opinions, Weil Gotshal and Leonard Street have required and relied, and will require and rely, on factual representations contained in certificates of officers of GM, Hughes, U.S. Satellite Broadcasting and Hubbard Broadcasting. None of the tax opinions to be delivered to the parties in connection with the merger is binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the IRS on the tax consequences of the merger.

    U.S. SATELLITE BROADCASTING SHAREHOLDERS WHO RECEIVE ONLY GM CLASS H STOCK IN THE MERGER. No gain or loss should be recognized by a shareholder of U.S. Satellite Broadcasting as a result of the merger with respect to U.S. Satellite Broadcasting stock converted only into shares of GM class H stock. The aggregate tax basis of the shares of GM class H stock received in the merger by such a U.S. Satellite Broadcasting shareholder should be equal to the aggregate tax basis of the shares of U.S. Satellite Broadcasting stock surrendered for the GM class H stock, and the holding period of these shares of GM class H stock should include the period during which the shares of U.S. Satellite Broadcasting stock surrendered in exchange for the GM class H stock were held.

    U.S. SATELLITE BROADCASTING SHAREHOLDERS WHO RECEIVE ONLY CASH IN THE MERGER. A U.S. Satellite Broadcasting shareholder that receives only cash consideration as a result of the merger or pursuant to the exercise of dissenters' rights will recognize gain or loss equal to the difference between the amount of cash consideration received by such holder and the tax basis of the holder's U.S. Satellite Broadcasting stock. Gain or loss recognized by a holder of U.S. Satellite Broadcasting stock as a result of the merger will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such holder's shares of U.S. Satellite Broadcasting stock is greater than one year at the time of the consummation of the merger.

    U.S. SATELLITE BROADCASTING SHAREHOLDERS WHO RECEIVE BOTH CASH AND GM CLASS H STOCK IN THE MERGER. A U.S. Satellite Broadcasting shareholder that receives both cash consideration and GM class H stock as a result of the merger should recognize gain equal to the lesser of the gain that the holder realizes in the merger and the amount of cash the holder receives. For this purpose, a holder's realized gain is equal to the amount by which the sum of the cash and the fair market value of the GM class H stock received exceeds the holder's aggregate tax basis in the surrendered U.S. Satellite Broadcasting stock. No holder who receives a combination of GM class H stock and cash should be allowed to recognize any loss as a result of the merger.

    Any gain recognized by a U.S. Satellite Broadcasting shareholder who receives a combination of GM class H stock and cash pursuant to the merger should be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case the recognized gain will be treated as ordinary dividend income to the extent of the shareholder's ratable share of U.S. Satellite Broadcasting's accumulated earnings and profits. Any gain that is treated as capital gain should be long-term capital gain if the holding period for these shares was greater than one year at the time of the consummation of the merger.

    For purposes of determining whether the cash received has the effect of a distribution of a dividend for federal income tax purposes, a U.S. Satellite Broadcasting shareholder is treated as if the shareholder first exchanged all of his, her or its shares of U.S. Satellite Broadcasting stock solely for GM class H stock and then GM immediately redeemed a portion of such GM class H stock in exchange for the cash the shareholder actually received. Under this analysis, in general, if the receipt of cash in the deemed redemption by the holder results in a substantially disproportionate reduction in the holder's voting stock interest in GM or is not essentially equivalent to a dividend, the receipt of the cash will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's voting stock interest in GM before the deemed redemption is compared to the holder's interest in GM after the deemed redemption, taking into account in each case any GM stock constructively owned by the holder as a result of the application of the attribution rules of the Internal Revenue Code. Generally, taking into account actual ownership and ownership by attribution, if the holder's interest in the voting stock of GM has declined, as a result of the deemed redemption, by more than 20%, then the receipt of cash should not be taxed as a dividend. However, even if the holder's interest in the voting stock of GM has declined, as a result of the deemed redemption, by 20% or less, then generally, in the case of a minority stockholder who is neither an officer nor director of GM or who exercises no control over GM corporate affairs, the receipt of cash should not be taxed as a dividend. Each shareholder should consult with his or her own tax advisor as to whether the receipt of the cash has the effect of a distribution of a dividend, and, if so, the consequences thereof.

    The holding period of a share of GM class H stock received in the merger, including a fractional share interest deemed received and redeemed as described below, by such a U.S. Satellite Broadcasting shareholder should include the holder's holding period in the U.S. Satellite Broadcasting stock surrendered in exchange therefor. The aggregate tax basis of the GM class H stock received by a U.S. Satellite Broadcasting shareholder, including fractional shares deemed received, should be the same as the aggregate tax basis of the U.S. Satellite Broadcasting stock exchanged increased by the gain recognized, if any, including any portion of such gain that is treated as a dividend, and decreased by the amount of cash consideration received, other than cash received in lieu of fractional shares.

    CASH IN LIEU OF FRACTIONAL SHARES. Cash received by a U.S. Satellite Broadcasting shareholder in lieu of a fractional share interest in GM class H stock will be treated as received in redemption of the fractional share interest, and a U.S. Satellite Broadcasting shareholder should generally recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received and the portion of the tax basis of the share of U.S. Satellite Broadcasting stock allocable to the fractional share interest. The gain or loss should be treated as a capital gain or loss and, generally, should be long-term capital gain or loss if the holding period for the shares is greater than one year as of the date of the merger.

    HOLDERS OF SEPARATE BLOCKS OF U.S. SATELLITE BROADCASTING STOCK. Special rules apply if the U.S. Satellite Broadcasting shareholder owns U.S. Satellite Broadcasting stock that was acquired on different dates or is otherwise regarded as separate blocks for federal income tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments in respect of U.S. Satellite Broadcasting stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of U.S. Satellite Broadcasting stock or other payee if the stockholder or payee completes and signs the substitute Form W-9, or otherwise proves to Hughes and the exchange agent that it is exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a holder's United States federal income tax liability, provided that the holder furnishes the required information to the IRS.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES OF U.S. SATELLITE BROADCASTING
  IN THE MERGER

    In considering the recommendations of the U.S. Satellite Broadcasting board, shareholders should be aware that some members of the U.S. Satellite Broadcasting board, some executive officers of U.S. Satellite Broadcasting, and some shareholders of U.S. Satellite Broadcasting have interests in the merger that are in addition to the interests of U.S. Satellite Broadcasting's shareholders generally.

    SHAREHOLDERS AGREEMENT. In connection with the negotiation of the merger agreement, Hughes required that Hubbard Broadcasting, Inc. and Stanley S. Hubbard, Stanley E. Hubbard and Robert W. Hubbard, the Chairman of the Board, Chief Executive Officer and Executive Vice President, respectively, of U.S. Satellite Broadcasting, enter into a shareholders agreement, dated December 11, 1998, with Hughes. The Hubbards are also executive officers, directors and shareholders of Hubbard Broadcasting. In this agreement, Hubbard Broadcasting agreed to vote some of the shares owned by it, constituting 19.9% of the voting power of the U.S. Satellite Broadcasting stock, in favor of the merger agreement. In addition, Hubbard Broadcasting and the Hubbards have indicated their intention to vote the rest of the shares of U.S. Satellite Broadcasting owned by them, even though not subject to the shareholders agreement, in favor of the merger agreement. As of the record date, Hubbard Broadcasting owned 73.4% of the total voting power of the U.S. Satellite Broadcasting stock.

    In addition, Hubbard Broadcasting and the Hubbards agreed to vote:

    - against any action or agreement that would result in the breach of any covenant, representation or warranty or other obligation of U.S. Satellite Broadcasting under the merger agreement; and

    - against any extraordinary corporate action or change in U.S. Satellite Broadcasting's corporate structure or any other action which could be expected to delay or materially adversely affect the merger.

Hubbard Broadcasting and the Hubbards also granted to Hughes an option to purchase shares of U.S. Satellite Broadcasting stock owned by them which in the aggregate constitute 19.9% of the voting power of the U.S. Satellite Broadcasting stock. The option exercise price is equal to the per share merger consideration, determined as of the date of exercise. The option becomes exercisable if:

    - the merger agreement is terminated by Hughes because U.S. Satellite Broadcasting shareholders fail to approve the merger agreement and the merger;

    - U.S. Satellite Broadcasting fails to use its reasonable best efforts to take all action reasonably necessary, proper or advisable to consummate the merger; or

    - Hubbard Broadcasting or any Hubbard materially breaches the shareholders agreement.

The option is exercisable for the 120-day period beginning on the date of the termination of the merger agreement or the date on which GM or Hughes is informed of a material breach. Further, Hubbard Broadcasting and the Hubbards agreed to waive any rights to dissent from the merger under Minnesota law. If the merger agreement is terminated by Hughes because U.S. Satellite Broadcasting's shareholders fail to approve the merger agreement, Hubbard Broadcasting has agreed to pay to Hughes a termination fee of $50 million. Finally, Hubbard Broadcasting and the Hubbards acknowledged that the transfer of any shares of GM class H stock acquired in the merger may only be made in accordance with Rule 145 under the Securities Act and agreed to sign a "lock-up" agreement restricting the transfer of shares of GM class H stock during any underwritten offering of GM class H stock occurring within two years of the effective time.

    The option and the termination fee payable by Hubbard Broadcasting were requirements of Hughes. Hughes had indicated that it would not be willing to enter into a merger agreement without these provisions being included in the shareholders agreement. Hughes had originally desired an option on all of the shares owned by Hubbard Broadcasting, but was prevented from taking an option by the provisions of Section 302A.671 of Minnesota law. This section provides that if a person or entity acquires 20% or more of the voting power of a Minnesota public company's shares, the acquiror loses voting rights on the shares in excess of 19.9% of the voting power unless the other shareholders of the company, at a special meeting, vote to restore voting rights. Nevertheless, by taking an option on shares with 19.9% of the voting power and negotiating a $50 million termination fee, Hughes gained significant protection in the event the Hubbards vote against the merger agreement. Were that to happen, Hughes could become a major shareholder of U.S. Satellite Broadcasting and could collect a substantial fee from Hubbard Broadcasting.

    CONSULTING AGREEMENTS. Each of the Hubbards will enter into a consulting agreement with DIRECTV. The consulting agreements will be effective on or prior to the effective time and will have a four-year term. Under the consulting agreements, the Hubbards will become members of a to-be-created advisory board of DIRECTV and will perform reasonable consulting services as may be requested by a member of the board or by senior management of DIRECTV. Each consultant will receive an annual fee of $100,000. The consulting agreements contain provisions which prohibit the Hubbards from engaging in specified business activities if these activities create a conflict of interest with their advisory board duties.

    NON-COMPETITION AGREEMENTS. Hubbard Broadcasting and the Hubbards will enter into a non-competition agreement with GM and Hughes. The non-competition agreement will have a term of four years commencing on the effective time. The non-competition agreement will prohibit Hubbard Broadcasting and the Hubbards from competing with GM and Hughes in the entertainment distribution business in the United States and Canada, except to the extent that they are already engaged in the entertainment distribution business other than through U.S. Satellite Broadcasting. The entertainment distribution business is defined as any business or operation involving the delivery of multichannel video, audio and/or data services to consumers, but specifically excludes:

    - video, audio and/or data services delivered terrestrially utilizing the facilities of a broadcast television or radio station;

    - the development or ownership of programming content;

    - data services delivered on a stand-alone basis to personal computers; or

    - other services as Hubbard Broadcasting or the Hubbards may submit from time to time for Hughes' good faith consideration and approval.

    Neither Hubbard Broadcasting nor the Hubbards will receive any fees or payments pursuant to the non-competition agreement.

    TRADEMARK/TRADE NAME OPTION AGREEMENT. Hughes will grant to Hubbard Broadcasting an option to purchase all the right, title and interest to the names "United States Satellite Broadcasting Company," "United States Satellite Broadcasting Company, Inc.," "USSB," "U.S. Satellite Broadcasting," and the USSB logo. The option may be exercised by Hubbard Broadcasting during a six-month period beginning three years following the effective time of the merger or earlier at the sole discretion of Hughes. The purchase price for the option is $50,000.

    ASSET OPTION AGREEMENT. Hughes will grant to Hubbard Broadcasting an option to purchase all of Hughes' right, title and interest to the national broadcast center facility in Oakdale, Minnesota, currently owned by U.S. Satellite Broadcasting, and all antennas and all other fixed assets related to the broadcast center facility. Hubbard Broadcasting may exercise the option at any time after the effective time and prior to the fifteenth month following the effective time, but cannot actually purchase the assets until the eighteenth month following the effective time. The purchase price for the option will be the fair market value of the assets being acquired.

    AFFILIATION AGREEMENT. Hubbard Broadcasting and DIRECTV will enter into an affiliation agreement whereby DIRECTV will continue U.S. Satellite Broadcasting's distribution of the All News Channel-TM- via the direct broadcast satellite distribution system in the United States, its territories and possessions. The term of the license for All News Channel-TM- is seven years. During the first five years of the license, DIRECTV will pay a bulk licensing fee equal to $2 million in year one and increasing by $1 million each year through year five, so that the license fee in year five will be $6 million. Thereafter, DIRECTV will pay a per subscriber rate.

    PROGRAMMING AGREEMENT. DIRECTV and Hubbard Broadcasting will enter into a programming letter agreement governing the terms and conditions for carriage by DIRECTV of two channels of direct broadcast satellite programming to be developed by Hubbard Broadcasting. Hubbard Broadcasting will have a period of seven years from the effective time of the merger to make programming available and to enter into affiliation agreements with respect to these channels with DIRECTV. The programming must be compatible with other DIRECTV programming, must be of acceptable quality and will be carried at market rates.

    PURCHASE OF SPRING PROGRAMMING PARTNERS, LLC. Pursuant to the merger agreement, U.S. Satellite Broadcasting has sold to Hubbard Broadcasting all of U.S. Satellite Broadcasting's interest in Spring Programming Partners, LLC, a company that develops and supplies programming, for a purchase price of $100,000. Hubbard Broadcasting assumed all liabilities and obligations relating to Spring, including U.S. Satellite Broadcasting's obligation to make an additional capital contribution to Spring of $500,000, and indemnified U.S. Satellite Broadcasting with respect to these liabilities and obligations.

    TRANSITION SERVICES AND INDEMNITY AGREEMENT. U.S. Satellite Broadcasting currently leases facilities and obtains management services from Hubbard Broadcasting and Conus Communications Company Limited Partnership, an affiliate of Hubbard Broadcasting. Under the terms of the merger agreement, U.S. Satellite Broadcasting, Hubbard Broadcasting, Conus and Hughes will enter into a transition services and indemnity agreement. Under this agreement, the service agreements and leases between U.S. Satellite Broadcasting and Hubbard Broadcasting and/or Conus will be continued for the benefit of Hughes but will be amended to provide, among other things, that the terms of these agreements shall terminate without notice one year after the effective time or upon 60 days written notice by Hughes. The tax sharing agreement currently in effect between Hubbard Broadcasting and U.S. Satellite Broadcasting will terminate upon completion of the merger. Payment of $2.3 million due to U.S. Satellite Broadcasting by Hubbard Broadcasting under this agreement will be made by Hubbard Broadcasting on the earlier of the first anniversary of the closing date of the merger or April 1, 2000. In addition, a $10 million administrative services fee currently due to Hubbard Broadcasting from U.S. Satellite Broadcasting will be paid by Hughes to Hubbard Broadcasting on the earlier of the first anniversary of the closing date of the merger or April 1, 2000. This $10 million administrative services fee is an existing obligation of U.S. Satellite Broadcasting payable at the time the board determines U.S. Satellite Broadcasting has sufficient cash to fund its operating needs. The board determined that U.S. Satellite Broadcasting had sufficient cash to fund its operating needs in March 1999.

    The shareholder agreement, the consulting agreements, the non-competition agreements, the trademark/trade name option agreement, the asset option agreement, the affiliation agreement, the programming agreement and the transition services and indemnity agreement are referred to collectively as the ancillary agreements.

    WARRANTS AND STOCK OPTIONS. As of the record date, some of the directors and executive officers of U.S. Satellite Broadcasting had options granted under the U.S. Satellite Broadcasting 1995 stock option plan or the 1996 non-employee director stock option plan to acquire an aggregate of 73,500 shares of class A stock. The plans provide that the compensation committee of the U.S. Satellite Broadcasting board may accelerate the vesting of outstanding options on a change of control. The merger agreement permits U.S. Satellite Broadcasting to accelerate the vesting of options, and the U.S. Satellite Broadcasting board has determined that all outstanding options shall become immediately exercisable in full at the effective time. In the merger, each optionholder will receive an amount in cash equal to the difference between the merger consideration per share and the per share exercise price of his or her option, multiplied by the number of shares of U.S. Satellite Broadcasting stock which may be purchased pursuant to the option, subject to applicable withholding taxes.

    The table below identifies the number of options held by each director and executive officer of U.S. Satellite Broadcasting as of the record date and the cash payment to be received by the person, subject to tax withholdings, for the options, assuming a cash price in the merger of $18.00 per share of U.S. Satellite Broadcasting stock.

                                                        NUMBER OF
                                               U.S. SATELLITE BROADCASTING    CASH PAYMENT PER
NAME                                                  STOCK OPTIONS             OPTION GRANT    TOTAL CASH PAYMENT
-------------------------------------------  -------------------------------  ----------------  ------------------
Stanley S. Hubbard.........................                     0                $        0         $        0
Stanley E. Hubbard.........................                     0                         0                  0
Robert W. Hubbard..........................                     0                         0                  0
Gerald D. Deeney...........................                     0                         0                  0
Bernard J. Weiss...........................                20,000                         0
                                                           15,000                   153,750            153,750
Jan G. Schuth..............................                10,000                    92,500
                                                           10,000                   118,120
                                                            2,500                    25,625            236,245
David S. Allen.............................                 1,000                     6,500
                                                            1,000                    10,250             16,750
Peter F. Frenzer...........................                 1,000                     6,500
                                                            1,000                    10,250             16,750
Frank N. Magid.............................                 1,000                     6,500
                                                            1,000                    10,250             16,750

                                                        NUMBER OF
                                               U.S. SATELLITE BROADCASTING    CASH PAYMENT PER
NAME                                                  STOCK OPTIONS             OPTION GRANT    TOTAL CASH PAYMENT
-------------------------------------------  -------------------------------  ----------------  ------------------
John W. Marvin.............................                 1,000                     6,500
                                                            1,000                    10,250             16,750
Ward L. Quaal..............................                 1,000                     6,500
                                                            1,000                    10,250             16,750
William D. Savoy...........................                 1,000                     6,500
                                                            1,000                    10,250             16,750
Herbert S. Schlosser.......................                 1,000                     6,500
                                                            1,000                    10,250             16,750
Peter G. Skinner(1)........................                --                        --                 --
Robert E. Torray...........................                     0                         0                  0
Louis G. Zachary...........................                 1,000                     6,500
                                                            1,000                    10,250             16,750

------------------------

(1) All options granted to Mr. Skinner have been assigned by Mr. Skinner to Dow Jones & Company, his employer.

    EMPLOYEE TRANSITION PROGRAM; SEVERANCE. The merger agreement provides that $15 million will be made available to be awarded to current and some former employees of U.S. Satellite Broadcasting and some current employees of Hubbard Broadcasting who provide services to U.S. Satellite Broadcasting. The amount of individual awards was established by the executive management of U.S. Satellite Broadcasting and was approved by DIRECTV. Final awards may be reduced if necessary to avoid excise taxes resulting from the application of Internal Revenue Code Section 280G. Prior to the effective time, the Chief Executive Officers of U.S. Satellite Broadcasting and DIRECTV can award any unallocated amounts. Awards are payable on:

    - the first anniversary of the closing date of the merger;

    - if earlier, on an employee's termination of employment at the end of the transition period;

    - as otherwise provided for in the merger agreement; or

    - by reason of death or disability.

    Awards to current employees of Hubbard Broadcasting are payable upon termination of the transition services agreement, if earlier than the first anniversary. In addition, employees of U.S. Satellite Broadcasting will be eligible for a six-month severance payment from DIRECTV in some circumstances. See "The Merger Agreement--Employee Matters."

    The table below identifies the cash award under the employee transition program and the potential severance amounts established for each executive officer of U.S. Satellite Broadcasting. Employee transition program awards and severance amounts were based upon a set of factors which was applied to all U.S. Satellite Broadcasting employees:

NAME                                                                          AMOUNT OF AWARD
----------------------------------------------------------------------------  ----------------
Stanley S. Hubbard..........................................................     $  202,867
Stanley E. Hubbard..........................................................     $  710,033
Robert W. Hubbard...........................................................     $  507,167
Gerald D. Deeney............................................................     $  100,000
Bernard J. Weiss............................................................     $  600,896
Jan G. Schuth...............................................................     $  392,836

    Outside directors do not receive awards under either program.

    OFFICERS AND DIRECTORS INDEMNIFICATION; INSURANCE. Hughes has agreed to provide the directors and officers of U.S. Satellite Broadcasting an insurance and indemnification policy for a period of not less than six years from the effective time. In addition, Hughes will, to the fullest extent permitted by applicable law, and consistent with the bylaws of Hughes, indemnify, defend and hold harmless each director or officer of U.S. Satellite Broadcasting against all liabilities arising out of actions or omissions occurring at or prior to the effective time that are based on the merger or the fact that the person is or was a director or officer of U.S. Satellite Broadcasting.

REGULATORY FILINGS AND APPROVALS

    HSR AND ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated by the Federal Trade Commission, the merger may not be completed until required notifications and information have been given to the Antitrust Division of the U.S. Department of Justice and the FTC and waiting period requirements have been satisfied. GM and U.S. Satellite Broadcasting made Hart-Scott-Rodino Act filings in December 1998 and the waiting period expired on January 20, 1999.

    State antitrust authorities may bring legal action under state antitrust laws seeking to enjoin the completion of the merger or seeking divestiture of various assets of U.S. Satellite Broadcasting. Private parties may also seek to take legal action under the antitrust laws under limited circumstances.

    FCC APPROVAL PROCESS. The Federal Communications Commission must approve the transfer of control to Hughes of various licenses and other rights held by a U.S. Satellite Broadcasting subsidiary. On December 17, 1998, the parties filed applications with the FCC requesting consent to the transfer of control of the FCC licenses, permits and authorizations held by a U.S. Satellite Broadcasting subsidiary to Hughes. The applications were placed on public notice on December 23, 1998. On April 1, 1999, the FCC's International Bureau issued an order approving the transfer of control of the FCC license for five frequencies at the 101 DEG. orbital location and related earth station licenses, as well as the transfer of control of the FCC authorization to construct, launch and operate three frequencies at the 110 DEG. orbital location. The latter transfer is subject to the condition that DIRECTV initiate service using the three frequencies at the 110 DEG. orbital location by December 31, 1999. Any request for reconsideration of the International Bureau's order or application for review by the full FCC must be filed by May 3, 1999. In addition, the FCC may determine to review the Bureau's order on its own motion until May 11, 1999. Absent any of the foregoing, the April 1, 1999 order will become final on May 11, 1999.

RIGHTS OF SHAREHOLDERS WHO OBJECT TO THE MERGER

    Shareholders of U.S. Satellite Broadcasting are entitled to dissenters' rights under Sections 302A.471 and 302A.473 of Minnesota law. Sections 302A.471 and 302A.473 are reprinted in their entirety as Annex C to this proxy statement. The following discussion is not a complete statement of the law relating to dissenters' rights. ANY HOLDER OF U.S. SATELLITE BROADCASTING STOCK WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO RESERVE THE RIGHT TO DO SO SHOULD REVIEW THIS DISCUSSION AND ANNEX C CAREFULLY, BECAUSE FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

    A record holder of shares of U.S. Satellite Broadcasting stock as of the record date who follows the steps described in this section, who continues to be the record holder of the shares through the effective time, and who does not vote in favor of the merger, will be entitled to the fair value of his or her shares. A person having a beneficial interest in shares of U.S. Satellite Broadcasting Stock that are held of record in the name of another person, such as a broker or nominee, must cause the record holder to properly follow the steps summarized below in a timely manner to perfect dissenters' rights.

    PROCEDURES BEFORE THE MERGER. Under Section 302A.473, where a merger agreement is to be submitted for approval at a meeting of shareholders, a corporation that is a party to the merger must notify each of the record holders of its stock as of the record date of the availability of such dissenters' rights and include in the notice a copy of Sections 302A.471 and 302A.473. This proxy statement/prospectus provides this notice.

    HOLDERS OF U.S. SATELLITE BROADCASTING STOCK WHO DESIRE TO EXERCISE THEIR DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER. If you elect to demand the fair value of your shares of U.S. Satellite Broadcasting stock, you must mail or deliver a notice to United States Satellite Broadcasting Company, Inc. at 3415 University Avenue, St. Paul, Minnesota 55114, Attention: David A. Jones, before the vote on the merger at the special meeting. This notice will be sufficient if you give your name and state that you intend to demand the fair value of your shares.

    PROCEDURES AFTER THE MERGER. After the merger agreement has been approved by the shareholders, Hughes must send to all shareholders who have properly given notice of their intent to demand the fair value of their shares, a notice that contains:

    - the address to which a demand for payment and certificates representing the U.S. Satellite Broadcasting stock must be sent in order to obtain payment and the date by which they must be received;

    - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    - a form used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    - a copy of Section 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections.

IN ORDER TO RECEIVE THE FAIR VALUE OF THE DISSENTING SHARES, YOU MUST DEMAND PAYMENT AND DEPOSIT YOUR SHARE CERTIFICATES WITHIN 30 DAYS AFTER THE NOTICE ABOVE IS GIVEN BY HUGHES; HOWEVER, YOU RETAIN ALL OTHER RIGHTS AS A SHAREHOLDER UNTIL THE MERGER TAKES EFFECT.

    After the effective time of the merger or after Hughes receives a valid demand for payment, whichever is later, Hughes must deliver to each dissenting shareholder who has complied with the notice and delivery requirements above, the amount that Hughes estimates to be the fair value of the dissenting shares, plus interest from a date commencing five days after the effective time until the date of payment calculated at the rate provided under Minnesota law, presently 4%. The payment must be accompanied by a balance sheet and statement of income for the fiscal year ending not more than 16 months before the effective time and the latest available interim financial statements, an estimate of the fair value of the shares, a brief description of the method used to reach the estimate, a copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed in demanding supplemental payment.

    If you believe that the amount delivered is less than the fair value of the dissenting shares plus interest, you may give written notice to Hughes of your own estimate of the fair value of the dissenting shares, plus interest, within 30 days after Hughes mails the payment, and you may demand payment of the difference. Otherwise, you are entitled only to the amount paid by Hughes.

    If Hughes receives such a demand it must, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or an amount agreed to by the dissenting shareholder after a discussion with Hughes or file in court a petition requesting the court to determine the fair value of the dissenting shares of all the demanding dissenting shareholders. The action must be filed in Ramsey County, Minnesota, where the last registered office of U.S. Satellite Broadcasting was located. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and to recommend the amount of the fair value of the dissenting shares. The court must determine whether the dissenting shareholders have fully complied with the requirements of Section 302A.473. The court must also determine the fair value of the dissenting shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Hughes or by the dissenting shareholders. The fair value of the dissenting shares as determined by the court could be more than or less than the value being offered in the merger. The fair value of the dissenting shares as determined by the court is binding on all shareholders, wherever located. The dissenting shareholders are entitled to judgment in cash for the amount by which the fair value of the dissenting shares as determined by the court, plus interest, exceeds the amount, if any, paid by Hughes to the dissenting shareholders. The dissenting shareholders are not liable to Hughes for the amount, if any, by which the amount paid to them exceeds the fair value of the dissenting shares as determined by the court, plus interest.

    The court will determine the cost and expenses of the proceeding, including the reasonable expenses and compensation of any appraisers and will assess those costs and expenses against Hughes, except that a court may assess part or all of those costs and expenses against a dissenting shareholder whose action is found to be arbitrary, vexatious, or not in good faith. If the court finds that Hughes has failed to comply substantially with Section 302A.473, the court also may assess fees and expenses against Hughes, including the fees of attorneys and experts, as the court deems equitable. These fees and expenses may also be assessed against any person who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    As provided in Section 302A.471, subdivision 4, a shareholder of U.S. Satellite Broadcasting has no right at law or equity to set aside the approval of the merger agreement or the completion of the merger, except if such approval or completion is fraudulent with respect to such shareholder or U.S. Satellite Broadcasting.

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                              THE MERGER AGREEMENT

    The following describes the material terms of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. Since a summary cannot provide you with every detail, you are strongly urged to read the entire merger agreement, so that you will have a complete understanding of its terms.

GENERAL

    At the effective time, U.S. Satellite Broadcasting will be merged with and into Hughes, the separate corporate existence of U.S. Satellite Broadcasting will cease and Hughes will continue as the surviving corporation. As a result of the merger, Hughes will succeed to and assume all the rights and obligations of U.S. Satellite Broadcasting in accordance with Minnesota and Delaware law. The directors and officers of Hughes will be the directors and officers of the surviving corporation and the certificate of incorporation and bylaws of Hughes will be the certificate of incorporation and bylaws of the surviving corporation.

    As soon as practicable on or after the "closing date," which will be no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement, merger documents will be filed by the parties with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware. The merger will be effective upon the filing of those documents.

CONVERSION OF SECURITIES

    At the effective time of the merger, each issued and outstanding share of U.S. Satellite Broadcasting stock, other than shares beneficially owned by GM, Hughes or U.S. Satellite Broadcasting or any of their subsidiaries, will be canceled without payment. Dissenting shares will have the right to receive the merger consideration. The outstanding capital stock of Hughes and GM will remain outstanding and will be unchanged as a result of the merger.

MERGER CONSIDERATION

    The merger consideration will consist of a combination of GM class H stock and cash. Subject to possible adjustment as described below, each U.S. Satellite Broadcasting shareholder can elect to receive for each share of U.S. Satellite Broadcasting stock held by such shareholder either:

    - a fractional share of GM class H stock equal to the exchange ratio described below; or

    - cash equal to the exchange ratio multiplied by the volume-weighted average closing price of the GM class H stock on the New York Stock Exchange for the 20 consecutive trading days ending the second trading day prior to the closing date of the merger.

    The exchange ratio is fixed at .3775 as long as the 20-day average price of the GM class H stock, computed as described immediately above, is between $27.8146 and $47.6821. If the 20-day average price is greater than $47.6821, the exchange ratio will be adjusted so as to limit the value, based on the 20-day average price, of the consideration to be received by U.S. Satellite Broadcasting shareholders to $18 per share of U.S. Satellite Broadcasting stock. If the 20-day average price is less than $27.8146, but not less than $19.8675, the exchange ratio will be equal to the quotient obtained by dividing $10.50 by such 20-day average price, such that the value to be received by U.S. Satellite Broadcasting shareholders, based on the 20-day average price, will be $10.50 per share of U.S. Satellite Broadcasting stock. If the 20-day average price is less than $19.8675, the exchange ratio will be .5285 and the value of the consideration to be received by U.S. Satellite Broadcasting shareholders, based on the 20-day average price, will be less than $10.50 per share.


    If the merger were completed on the date of this proxy statement/prospectus, the 20-day average price would have been $53.05, the exchange ratio would have been .3393 and the value per share to be received by U.S. Satellite Broadcasting shareholders, based on the 20-day average price, would have been $18.00.

    The merger agreement obligates U.S. Satellite Broadcasting to terminate its contracts with Convergys Information Management Group Inc. and with Lockheed Martin Corporation. The exchange ratio would be reduced if termination payments made by U.S. Satellite Broadcasting to either Convergys Information Management Group Inc. or to Lockheed Martin Corporation exceeded amounts agreed to by U.S. Satellite Broadcasting and Hughes. U.S. Satellite Broadcasting has terminated both contracts and made termination payments within the agreed upon amounts; therefore no reduction in the exchange ratio will be made.

LIMITATIONS ON STOCK ELECTIONS AND CASH ELECTIONS

    The merger agreement:

    - limits the number of shares of GM class H stock to be issued in the merger to 70% of the product of the number of shares of U.S. Satellite Broadcasting stock and .3775; if the merger were completed on the date of this proxy statement/prospectus, this maximum share number would be 23,737,518;

    - limits the amount of GM class H stock to be issued in the merger to not more than 70% of the aggregate merger consideration; and

    - provides that the amount of cash to be paid in the merger cannot be less than a minimum of 30% of the aggregate merger consideration or exceed a maximum of 50% of the aggregate merger consideration.

    The total amount of cash to be paid in the merger will also be adjusted as necessary to enable Weil Gotshal and Leonard Street to provide written opinions relating to the federal income tax consequences of the merger, and to prevent the number of shares of GM class H stock issued in the merger from exceeding the maximum share limitation. These factors, along with fluctuations of the average price of the GM class H stock, will affect the amount and make-up of the merger consideration, as well as the determination whether distributions of the merger consideration will be made strictly in accordance with the cash elections and stock elections as made by shareholders.

    If U.S. Satellite Broadcasting shareholders elect to receive, in the aggregate, more cash than is permitted to be paid under the foregoing limitations, each U.S. Satellite Broadcasting shareholder who made a cash election will receive GM class H stock, on a pro rata basis, to the extent necessary for the aggregate merger consideration to comply with the cash limitations.

    If U.S. Satellite Broadcasting shareholders elect to receive, in the aggregate, more GM class H stock than is permitted to be issued under the foregoing limitations, then the number of shares to be received by each shareholder making a stock election would be reduced pro rata and the amount of cash to be paid to the shareholder would be increased. Furthermore, if the 20-day average price of the GM class H stock is less than $27.8146, such that the number of shares of the GM class H stock to be issued in the merger would exceed the stock limitations described above, then the number of shares to be received by each shareholder making a stock election would also be reduced pro rata and the amount of cash to be paid to the shareholder would be increased.

EXCHANGE OF CERTIFICATES; PROCEDURES FOR EXCHANGE


    GM will appoint a bank or trust company to act as exchange agent for the payment of the merger consideration. As soon as reasonable after the effective time, the exchange agent will mail to each record holder of U.S. Satellite Broadcasting stock immediately prior to the effective time:


    - instructions for delivery and surrender of stock certificates;

    - an election form providing for stockholders to make the cash election and/or the stock election. The election form will include information as to the average price, the exchange ratio and the value per share to be received in the merger; and

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
    - a letter of transmittal specifying that delivery of stock certificates, or other evidence of stock ownership, will be made, and the risk of loss of the certificates will pass, only on delivery of certificates to the exchange agent.


    The deadline for shareholders to make an election will be no later than 5:00 p.m. New York, New York time on the date which is twenty business days after the effective time of the merger. If a holder of U.S. Satellite Broadcasting stock has not submitted to the exchange agent an effective, properly completed election form prior to the election deadline, he or she will be deemed to have made a cash election. A stock election will be validly made only if the exchange agent has received a properly completed and signed election form, accompanied by either the corresponding certificates or an appropriate guarantee of delivery of the certificates from a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank. Any shareholder who has made an election may change it at any time by submitting a revised election form prior to the election deadline.


    As soon as reasonable following the election deadline, the exchange agent shall determine the allocation of the cash portion of the merger consideration and the stock portion of the merger consideration.

    Promptly after the allocation determination, Hughes will deposit with the exchange agent an exchange fund consisting of:

    - cash in an amount sufficient to pay the aggregate amount of cash consideration to be paid in the merger; and

    - stock certificates, or other evidence of stock ownership, representing the aggregate number of shares of GM class H stock to be issued in the merger.

    Upon surrender of a certificate to the exchange agent, together with the letter of transmittal, duly executed, and any other documents as Hughes or the exchange agent reasonably requests, a shareholder will be entitled to receive:

    - a certified or bank cashiers check for the cash consideration which the shareholder has either elected to receive or has been allocated; and

    - GM class H stock certificates, or other evidence of stock ownership, for the shares of GM class H stock which the shareholder has either elected to receive or has been allocated.

    No dividends or other distributions with respect to shares of GM class H stock, with a record date after the effective time, will be paid to the holder of any unsurrendered certificate until the certificate is surrendered. No fractional shares of GM class H stock will be issued in the merger and any holder entitled to receive a fraction of a share will instead receive an amount in cash equal to the value of the fractional share, based on the value per share to be received in the merger. GM, Hughes and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any shareholder, the amount any of them is required to deduct and withhold under the Internal Revenue Code or any provision of state, local or foreign tax law. However, it is anticipated that no withholding will be required for U.S. citizens.

    Any portion of the exchange fund which remains undistributed to U.S. Satellite Broadcasting shareholders for twelve months after the effective time will be delivered to Hughes, upon demand. After that time, any former U.S. Satellite Broadcasting shareholders who have not complied with the exchange provisions of the merger agreement may look only to Hughes for payment of their merger consideration and will be treated as a general creditors of Hughes.

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REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties with respect to U.S. Satellite Broadcasting and its subsidiaries relating to, among other things:

    - their corporate organization, existence, good standing and similar corporate matters;

    - their capitalization;

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - the absence of conflicts, violations and defaults under their charters or bylaws and under other agreements and documents;

    - the absence of required consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, governmental entities relating to the merger;

    - the accuracy and completeness of the documents and reports filed with the Securities and Exchange Commission;

    - the accuracy and completeness of the information in this proxy statement and the Form S-4;

    - the absence of a material adverse effect or other material changes or events since January 1, 1998;

    - the existence of necessary permits or approvals from governmental entities, the absence of material pending or threatened litigation and compliance with applicable laws;

    - the filing of tax returns and payment of taxes;

    - the absence of defaults under material contracts;

    - owned and leased real property matters;

    - environmental matters;

    - labor matters;

    - benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

    - information relating to subsidiaries;

    - FCC matters;

    - intellectual property matters;

    - material contracts and programming agreements;

    - the recommendation of the U.S. Satellite Broadcasting board with respect to the merger agreement;

    - brokers' fees and expenses; and

    - the receipt of opinions from Goldman Sachs and Credit Suisse First Boston.

    The merger agreement also contains various representations and warranties of GM and Hughes relating to, among other things:

    - their corporate organization, existence, good standing and similar corporate matters;

    - their capitalization;

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - the absence of conflicts, violations and defaults under their certificates of incorporation or by-laws and under other agreements and documents;

    - the absence of required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, governmental entities relating to the merger;

    - the accuracy and completeness of the documents and reports filed with the Securities and Exchange Commission;

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
    - the accuracy and completeness of the information contained in this proxy statement and the Form S-4;

    - the absence of a material adverse effect since January 1, 1998;

    - the existence of necessary permits or approvals from governmental entities, the absence of material pending or threatened litigation and compliance with applicable laws;

    - the absence of defaults under material contracts;

    - environmental matters;

    - benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

    - information relating to subsidiaries;

    - FCC matters; and

    - brokers' fees and expenses.

    As used in the merger agreement and this proxy statement/prospectus, the term material adverse effect means:

    - any development that results in a material adverse effect on the business, operations, financial performance or prospects of a party and its subsidiaries, taken as whole; or

    - an event, change, effect or development that may materially impair or delay the ability of a party to complete the merger.

A material adverse effect does not include effects or developments arising from general economic conditions affecting participants in the multichannel entertainment distribution industry, inactions of U.S. Satellite Broadcasting if Hughes refuses to provide its consent to actions required under the merger agreement, or actions which U.S. Satellite Broadcasting is required to take pursuant to the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

    CONDUCT OF U.S. SATELLITE BROADCASTING AND SUBSIDIARIES. Until the effective time, U.S. Satellite Broadcasting will conduct its operations in the ordinary course consistent with past practice and will:

    - seek to preserve intact its business organization;

    - take all actions necessary to maintain and preserve its FCC licenses;

    - seek to keep available the service of its current officers and employees; and

    - seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that good will and ongoing businesses shall be unimpaired at the effective time.

    Except as permitted or required under the merger agreement, U.S. Satellite Broadcasting has further agreed that until the effective time it will not, nor will it permit any of its subsidiaries to:

    - amend its articles of incorporation or bylaws;

    - issue any stock, any stock options or any stock appreciation rights, except for the issuance of shares pursuant to outstanding options granted prior to the date of the merger agreement;

    - split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    - alter the corporate structure or ownership of any subsidiary;

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
    - except as may be required by law or permitted by the merger agreement, adopt, amend or terminate any employee benefit agreement, or other arrangement for the benefit or welfare of any director, officer or employee; increase the compensation or fringe benefits of any director, officer or employee, except for normal increases in the ordinary course; or pay any bonuses or annual incentive awards with respect to 1998 or 1999 in excess of $1,375,000 in the aggregate;

    - hire or retain any individual as an employee or consultant;

    - enter into, renew or modify any material contract;

    - except as may be required as a result of a change in law or generally accepted accounting principles, change any of its accounting principles or practices;

    - revalue any of its assets, including writing up or down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

    - make or revoke any tax election, settle or compromise any material tax liability or change or make a request to any taxing authority to change any material aspect of its method of accounting for tax purposes;

    - pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

    - settle or compromise any pending or threatened material suit, action or claim or initiate or join any material suit, action or claim;

    - incur, assume or guarantee any debt except in the ordinary course of business and in immaterial amounts;

    - make any loans, advances or capital contributions to, or investments in, any other person, other than customary and immaterial loans or advances to employees in the ordinary course of business consistent with past practice;

    - pledge or otherwise encumber shares of capital stock of U.S. Satellite Broadcasting or its subsidiaries or mortgage or pledge any of its assets;

    - acquire or sell any assets outside the ordinary course of business or any assets which in the aggregate are material;

    - acquire any corporation, partnership or other business organization or division thereof or any equity interest therein;

    - authorize any new capital expenditure or expenditures in excess of $250,000 or, in the aggregate, in excess of $3 million; or

    - enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited by the merger agreement.

    CONDUCT OF GM AND HUGHES. Hughes and its subsidiaries will conduct their respective operations in the ordinary course of business consistent with past practice. GM and Hughes further agreed that GM will not, and will not permit Hughes and its subsidiaries to:

    - amend its certificate of incorporation or by-laws in a manner which adversely affects the rights, powers and preferences of the GM class H stock;

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hughes or any of its subsidiaries, except that Hughes and/or any subsidiary of Hughes may adopt a plan of merger in connection with a merger of any subsidiary of Hughes into Hughes or another subsidiary of Hughes, or an acquisition or disposition of a business or assets, except for any such acquisition or disposition which would have a material adverse effect on Hughes;

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
    - alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Hughes or any of its subsidiaries, except for any alteration which would not have a material adverse effect on Hughes; or

    - take any action, or agree to take any action, which would have the effect of terminating Hughes' engaging in the multichannel entertainment distribution industry.

NO SOLICITATION

    U.S. Satellite Broadcasting has agreed that it will not, nor will it permit any of its subsidiaries nor any of its or its subsidiaries' officers, directors, employees, representatives, agents or affiliates to initiate, solicit or encourage any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, a proposal to acquire U.S. Satellite Broadcasting or enter into or continue discussions or negotiations in furtherance of any inquiries or to obtain an acquisition proposal. However, U.S. Satellite Broadcasting may engage in discussions with any person or entity for the sole purpose of clarifying the terms of any unsolicited proposal if the discussions are, in the judgment of independent counsel to the independent directors of U.S. Satellite Broadcasting, required by the fiduciary duties of the U.S. Satellite Broadcasting board.

    The U.S. Satellite Broadcasting board may not:

    - subject to its fiduciary duties, withdraw or modify the approval or recommendation by the U.S.
     Satellite Broadcasting board of the merger agreement and the shareholders agreement;

    - approve or recommend any other acquisition proposal; or

    - cause U.S. Satellite Broadcasting or any of its subsidiaries to enter into any agreement, including a letter of intent, with respect to any other acquisition proposal.

    U.S. Satellite Broadcasting will promptly advise Hughes of receipt of any acquisition proposal, the identity of the person making the acquisition proposal and the material terms.

ACCESS TO INFORMATION

    U.S. Satellite Broadcasting will, until the effective time:

    - give GM and Hughes and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of U.S. Satellite Broadcasting and its subsidiaries;

    - permit GM and Hughes to make inspections as they reasonably require; and

    - cause U.S. Satellite Broadcasting's officers and those of its subsidiaries to furnish GM with the financial and operating data and other information with respect to the business, properties and personnel of U.S. Satellite Broadcasting and its subsidiaries as they may from time to time reasonably request.

    U.S. Satellite Broadcasting also granted Hughes the right to retain one or more environmental professionals to conduct an environmental assessment and investigation of any land, facility or operations currently or previously owned by U.S. Satellite Broadcasting or any of its subsidiaries, including the right to conduct tests of soil, ground water, surface water or air. In addition, U.S. Satellite Broadcasting agreed to furnish to Hughes monthly financial statements and data as are regularly prepared for distribution to U.S. Satellite Broadcasting's Chief Executive Officer and, prior to filing with the SEC, all quarterly and annual financial statements.

    GM and Hughes will hold, and will cause their consultants and advisors to hold, in confidence all documents and information furnished to them concerning U.S. Satellite Broadcasting and its subsidiaries in accordance with the terms of a confidentiality agreement between U.S. Satellite Broadcasting, DIRECTV and Hughes dated December 1, 1998.

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REASONABLE BEST EFFORTS

    U.S. Satellite Broadcasting, GM and Hughes will use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to complete the merger, including:

    - cooperating in the preparation and filing of this proxy statement/prospectus, the registration statement on Form S-4, and any filings under the Hart-Scott-Rodino Act and the Communications Act of 1934;

    - cooperating in obtaining approval for listing on the New York Stock Exchange of the GM class H stock to be issued in the merger;

    - taking all action reasonably necessary to secure any necessary consents of all third parties and governmental entities;

    - transferring existing environmental permits to Hughes;

    - contesting any legal proceeding relating to the merger; and

    - executing any additional instruments necessary to complete the merger.

BILLING AND CUSTOMER MANAGEMENT SYSTEMS

    U.S. Satellite Broadcasting and DIRECTV will cooperate to consolidate their respective billing and customer management systems. As required by the merger agreement, U.S. Satellite Broadcasting has terminated its contract with Convergys Information Management Group Inc. In the event the merger is not completed, DIRECTV will provide to U.S. Satellite Broadcasting, on reasonably satisfactory terms, billing and customer management systems for up to 18 months commencing on the later of July 1, 1999 or the date on which the merger agreement is terminated, at the contract rates set in the Convergys contract.

10 DEG. CONSTRUCTION PERMIT

    U.S. Satellite Broadcasting and Hughes will cooperate and use their reasonable best efforts to maintain the construction permit and launch authority to use digital broadcast satellite frequencies at 110 DEG. west longitude currently held by U.S. Satellite Broadcasting, including jointly developing a plan for this construction permit which might include the use of a satellite constructed by Hughes. Consequently, U.S. Satellite Broadcasting terminated its satellite construction contract with Lockheed Martin. On April 1, 1999 the FCC's International Bureau issued an order approving the transfer of control of the FCC authorization to construct, launch and operate three frequencies at the 110 DEG. west longitude location to DIRECTV. This transfer is subject to the condition that DIRECTV initiate service using the three frequencies at the 110 DEG. location by December 31, 1999. See "Regulatory Filings And Approvals".

ACCOUNTING ADJUSTMENTS

    In connection with the termination of the contracts with Convergys and Lockheed Martin, the payment of the contractual termination fees and the write-off of progress payments previously made under the Lockheed Martin contract, U.S. Satellite Broadcasting took a charge to operations in the fourth quarter of 1998 of approximately $21 million.

EMPLOYEE MATTERS

    EMPLOYMENT; RELOCATION AND SEVERANCE. All employees of U.S. Satellite Broadcasting will be employed by DIRECTV immediately after the closing date at a comparable salary rate for a period of time necessary to effect the transition of U.S. Satellite Broadcasting's business to DIRECTV. This period is not expected to exceed one year and, in some cases, will be shorter than one year. Hughes has agreed to consider every U.S. Satellite Broadcasting employee individually for permanent employment with

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DIRECTV. Any employee who is offered permanent employment with DIRECTV and is required to relocate within the first 12 months after the closing will be provided with the standard relocation package of DIRECTV and an adjusted salary rate for a comparable position at DIRECTV in such location. Any employee who is not offered permanent employment with DIRECTV or who accepts a relocation package and is terminated without cause by DIRECTV within 12 months of the closing will receive severance pay of six month's salary and bonus and career counseling and out-placement services in exchange for a full release of DIRECTV, U.S. Satellite Broadcasting and their affiliates.

    STOCK OPTIONS. The U.S. Satellite Broadcasting board has adopted resolutions to fully vest and effect the cancellation of all outstanding options in exchange for a cash payment equal to the aggregate excess of the merger consideration per share over the aggregate exercise price of the option, less any applicable withholding taxes.

    EMPLOYEE TRANSITION PROGRAM. Fifteen million dollars will be made available to all current and some former employees of U.S. Satellite Broadcasting and some current employees of Hubbard Broadcasting who provided services to U.S. Satellite Broadcasting. The amount of individual awards was established by the executive management of U.S. Satellite Broadcasting with the approval of DIRECTV. Awards are payable on the first anniversary of the closing, the end of an employee's transition period or an employee's death or disability, whichever is earlier. An employee is not entitled to payment if the employee is terminated, or could have been terminated, for cause or resigns from employment with U.S. Satellite Broadcasting, Hughes, DIRECTV or their affiliates prior to the one-year anniversary of the closing.

REPLACEMENT PAYLOAD OPTION AGREEMENT AND CHANNEL SERVICES PROVISION AGREEMENT

    On December 11, 1998, U.S. Satellite Broadcasting and Hughes entered into a replacement payload option agreement which provides that, if the merger agreement is terminated by GM or Hughes because all transponders on DBS-1, and not solely those transponders utilized by U.S. Satellite Broadcasting, have suffered a confirmed failure then U.S. Satellite Broadcasting may elect, within 30 days of such termination, to purchase for $90 million five transponders on DIRECTV 1-R, a satellite under construction by Hughes and planned for launch as a direct broadcast satellite at 101 DEG. west longitude. In addition, on December 11, 1998, DIRECTV and U.S. Satellite Broadcasting entered into a channel services provision agreement which provides that if all transponders on DBS-1, and not solely those transponders utilized by U.S. Satellite Broadcasting, have suffered a confirmed failure, DIRECTV will provide to U.S. Satellite Broadcasting channel capacity and related services on either or both of DBS-2 and DBS-3 for four premium movie services. DIRECTV will continue to provide this channel capacity and services unless U.S. Satellite Broadcasting fails to exercise its option to purchase the five transponders under the replacement payload option agreement within 30 days of notice of termination of the merger agreement by GM or Hughes.

CONDITIONS TO THE MERGER

    The obligations of each of GM, Hughes and U.S. Satellite Broadcasting to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

    - the approval of the merger agreement by the majority of the voting power of the outstanding shares of U.S. Satellite Broadcasting;

    - no statute, rule, regulation, executive order, ruling or injunction prohibiting or restricting the completion of the merger;

    - the expiration of the Hart-Scott-Rodino Act waiting period;

    - the receipt of FCC consent to the transfer of control of the FCC licenses by means of a final and nonappealable FCC action;

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    - the effectiveness of the registration statement on Form S-4 registering the GM class H stock under the Securities Act and the receipt all applicable state securities permits and authorizations; and

    - the authorization by New York Stock Exchange of the listing of the GM class H stock issuable in the merger.

    The obligation of U.S. Satellite Broadcasting to effect the merger is also subject to the satisfaction of the following conditions at or prior to the effective time:

    - the representations and warranties of GM and Hughes contained in the merger agreement or in any other document delivered pursuant to the merger agreement shall be true and correct in all respects as of the effective time and GM and Hughes shall have delivered to U.S. Satellite Broadcasting a certificate to that effect;

    - the obligations of GM and Hughes to be performed at or before the effective time pursuant to the terms of the merger agreement shall have been duly performed in all material respects at or before the effective time and GM and Hughes shall have delivered to U.S. Satellite Broadcasting a certificate to that effect;

    - the ancillary agreements shall have been duly executed and delivered by Hughes or DIRECTV;

    - there shall have been no events, changes or effects with respect to Hughes or its subsidiaries that would have a material adverse effect on Hughes; and

    - Leonard Street shall have delivered its opinion relating to some of the federal income tax consequences of the merger. See "The Merger--Material Federal Income Tax Consequences."

    The respective obligations of GM and Hughes to effect the merger are also subject to the satisfaction of the following conditions at or prior to the effective time:

    - the representations and warranties of U.S. Satellite Broadcasting contained in the merger agreement or in any document delivered pursuant to the merger agreement shall be true and correct in all respects as of the effective time and U.S. Satellite Broadcasting shall have delivered to GM and Hughes a certificate to that effect;

    - each of the obligations of U.S. Satellite Broadcasting to be performed at or before the effective time shall have been duly performed in all material respects at or before the effective time and U.S. Satellite Broadcasting shall have delivered to GM and Hughes a certificate to that effect;

    - the dissenting shares shall constitute not more than 5% of the outstanding U.S. Satellite Broadcasting stock;

    - U.S. Satellite Broadcasting shall have delivered to Hughes all consents, modifications or notices necessary to effect the assignment of various material contracts of U.S. Satellite Broadcasting;

    - Hubbard Broadcasting and U.S. Satellite Broadcasting, as applicable, shall have executed and delivered the ancillary agreements;

    - the shareholders agreement shall be in full force and effect;

    - there shall have been no events, changes or effects with respect to U.S. Satellite Broadcasting or its subsidiaries, other than events, changes or effects primarily resulting from the actions of DIRECTV, which would have a material adverse effect on U.S. Satellite Broadcasting;

    - U.S. Satellite Broadcasting shall have delivered to Hughes not later than two business days prior to the effective time true, correct, complete and unredacted copies of U.S. Satellite Broadcasting's programming agreements; and

    - Hughes shall have received the opinion of Weil Gotshal relating to some of the federal income tax consequences of the merger. See "The
      Merger--Material Federal Income Tax Consequences."

TERMINATION OF THE MERGER AGREEMENT

    U.S. Satellite Broadcasting and GM and Hughes can mutually agree to terminate the merger agreement at any time. U.S. Satellite Broadcasting or Hughes can terminate the merger agreement if:

    - the merger is not completed by September 30, 1999; or

    - the U.S. Department of Justice or the FTC has issued, or has stated an intention to seek, an order or injunction or other restraint preventing consummation of the merger or related transactions.

Hughes can terminate the merger agreement if:

    - U.S. Satellite Broadcasting shareholders fail to approve the merger agreement;

    - U.S. Satellite Broadcasting has breached any of its representations or warranties in the merger agreement or materially breached its covenants or agreements under the merger agreement; or

    - there has been a failure of the DBS-1 satellite.

U.S. Satellite Broadcasting can terminate the merger agreement if GM or Hughes has breached any of its representations and warranties in the merger agreement or materially breached its covenants or agreements under the merger agreement.

FEES AND EXPENSES

    Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring the costs or expenses. The costs of filing and printing the Form S-4 and the proxy statement/prospectus will be borne by U.S. Satellite Broadcasting.

AMENDMENT AND WAIVER

    The merger agreement may be amended by the parties at any time before shareholder approval. After approval, no amendment may be made that requires further approval by the shareholders unless another shareholder vote is taken. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    U.S. Satellite Broadcasting or GM or Hughes may, to the extent legally allowed, extend the time for the performance, waive any inaccuracies in the representations and warranties, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver will be valid only if in writing. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

         OWNERSHIP OF VOTING SECURITIES OF U.S. SATELLITE BROADCASTING

    The following table sets forth information with respect to beneficial ownership of class A stock and common stock by each shareholder known by U.S. Satellite Broadcasting to the beneficial owner of more than 5% of either class, each director, each executive officer, and all executive officers and directors of U.S. Satellite Broadcasting as a group. Such information is presented as of March 23, 1999.

                    SHARES OF CLASS A STOCK AND COMMON STOCK
                             BENEFICIALLY OWNED(1)

                                                                                           PERCENT
                                                                              PERCENT        OF       PERCENT OF
NAME AND ADDRESS                                                                OF         COMMON       TOTAL
OF BENEFICIAL OWNER(2)                               NUMBER                CLASS A STOCK    STOCK    VOTING POWER
--------------------------------------  ---------------------------------  -------------  ---------  ------------

Hubbard Broadcasting, Inc.............  11,790 (Class A)                         *          78.3         74.5
                                        46,522,825 (Common stock)(3)

Stanley S. Hubbard....................  7,740 (Class A)                          *          78.3         74.5
                                        46,522,825 (Common stock)(4)

Stanley E. Hubbard....................  7,740 (Class A)                          *          77.6         73.8
                                        46,051,225 (Common stock)(5)

Robert W. Hubbard.....................  7,740 (Class A)                          *          77.6         73.8
                                        46,051,225 (Common stock)(5)

Nationwide Mutual Insurance Company...  2,565,500 (Class A)                     8.4          --           *
  One Nationwide Plaza
  Columbus, Ohio 43216

Robert E. Torray......................  8,510,000 (Class A)(6)                 28.0          --          1.4
  6610 Rockledge Drive, #450
  Bethesda, Maryland 20817

------------------------

*   Indicates an amount which is less than one percent.

(1) Each share of common stock is convertible into one share of class A stock at the option of the holder.

(2) Unless otherwise noted, the address is 3415 University Avenue, St. Paul, Minnesota 55114.

(3) Includes 2,025 shares of class A stock held by each of Stanley S. Hubbard, Stanley E. Hubbard and Robert W. Hubbard and 471,600 shares of common stock held in trust for employees of Hubbard Broadcasting who were instrumental in the development of U.S. Satellite Broadcasting, for which Stanley S. Hubbard acts as trustee.

(4) Includes 46,051,225 shares of common stock held by Hubbard Broadcasting, 471,600 shares of common stock held in trust for employees of Hubbard Broadcasting who were instrumental in the development of U.S. Satellite Broadcasting, for which Stanley S. Hubbard acts as trustee, and 5,715 shares of class A stock held by Hubbard Broadcasting.

(5) Includes 46,051,225 shares of common stock and 5,715 shares of class A stock held by Hubbard Broadcasting.

(6) Includes of 3,000,000 shares of class A stock owned by Robert Torray & Co., Inc. and 3,370,000 shares of class A stock owned by Robert Torray Corp.

                                                                                           PERCENT
                                                                              PERCENT        OF       PERCENT OF
NAME AND ADDRESS                                                                OF         COMMON       TOTAL
OF BENEFICIAL OWNER(2)                               NUMBER                CLASS A STOCK    STOCK    VOTING POWER
-------------------------------------  ----------------------------------  -------------  ---------  ------------

Peter G. Skinner.....................  3,000 (Class A)                           *           7.4         7.1
  Dow Jones & Company                  4,411,800 (Common stock)(7)
  200 Liberty Street
  New York, New York 10281

Dow Jones & Company..................  2,000 (Class A)                           *           7.4         7.1
  200 Liberty Street                   4,411,800 (Common stock)
  New York, New York 10281

Pittway Corporation..................  143,000 (Class A)                         *           4.7         4.5
  200 South Wacker Drive               2,781,375 (Common stock)
  Chicago, Illinois 60606

Vulcan Ventures, Inc.................  3,529,425 (Common stock)                 --           5.9         5.7
  110 110th Avenue Northeast
  Bellevue, Washington 98004

William D. Savoy.....................  2,000 (Class A)(8)                        *           5.9         5.7
  Vulcan Ventures, Inc.                3,529,425 (Common stock)(9)
  110 110th Avenue Northwest
  Bellevue, Washington 98004

Par Capital..........................  2,485,000 (Class A)                      8.2          --           *
  One Financial Center
  Suite 1600
  Boston, MA 02111

John W. Marvin.......................  20,100 (Class A)(10)                      *           2.2         2.1
  Marvin Lumber and Cedar Company      1,323,525 (Common stock)(11)
  Highway 11
  Warroad, Minnesota 56763

Frank N. Magid.......................  662,225 (Class A)(10)                    2.2          --           *

David S. Allen.......................  2,000 (Class A)(8)                        *            *           *
                                       286,650 (Common stock)

Gerald D. Deeney.....................  3,000 (Class A)                           *            *           *
                                       118,550 (Common stock)

Ward L. Quaal........................  2,000 (Class A)(8)                        *            *           *
                                       94,350 (Common stock)

------------------------

(7) Includes 2,000 shares of class A stock and 4,411,800 of shares of common stock held by Dow Jones & Company, of which Mr. Skinner is General Counsel, Secretary and Senior Vice President.

(8) Consists of options to purchase shares of class A stock, all of which are currently exercisable.

(9) Consists of shares held by Vulcan Ventures, Inc., of which Mr. Savoy is Vice President.

(10) Includes options to purchase 2,000 shares of class A stock, all of which are currently exercisable.

(11) Consists of shares of common stock held by Marvin Lumber and Cedar Company, of which Mr. Marvin is Chief Operating Officer.

                                                                                           PERCENT
                                                                              PERCENT        OF       PERCENT OF
NAME AND ADDRESS                                                                OF         COMMON       TOTAL
OF BENEFICIAL OWNER(2)                               NUMBER                CLASS A STOCK    STOCK    VOTING POWER
--------------------------------------  ---------------------------------  -------------  ---------  ------------

Herbert S. Schlosser..................  2,000 (Class A)(8)                       *            *           *
                                        83,775 (Common stock)

Bernard J. Weiss......................  35,500 (Class A)(12)                     *           --           *

Jan G. Schuth.........................  22,500 (Class A)(13)                     *           --           *

Peter F. Frenzer......................  4,000 (Class A)(10)                      *           --           *

Louis G. Zachary, Jr..................  2,000 (Class A)(8)                       *           --           *

All directors and executive officers
 as a group (16 persons)(14)..........  9,282,115 (Class A)                    30.4         94.9         91.8
                                        56,370,900 (Common stock)

------------------------

(12) Includes options to purchase 35,000 shares of class A stock, 15,750 of which are currently exercisable.

(13) Consists of options to purchase 22,500 shares of class A stock, 2,625 of which are currently exercisable.

(14) Footnotes (3) and (6)-(14) are incorporated herein by reference.

    The U.S. Satellite Broadcasting board has determined that, at the closing of the merger, the vesting of all outstanding options shall be accelerated so that such options will be fully exercisable.

                        DESCRIPTION OF GM CLASS H STOCK

GENERAL

    GM is authorized to issue 2,706,000,000 shares of capital stock, consisting of:

    - 6,000,000 shares of preferred stock, without par value;

    - 100,000,000 shares of preference stock, $0.10 par value, of which 11,500,000 shares are designated as series B 9 1/8% preference stock, 3,925,000 shares are designated as series D 7.92% preference stock, and 5,750,000 shares are designated as series G 9.12% preference stock; and

    - 2,600,000,000 shares of GM common stock comprised of two classes, which currently include 2,000,000,000 shares of common stock, $1 2/3 par value, and 600,000,000 shares of GM class H stock.

    On March 31, 1999, the following shares of capital stock of GM were outstanding:

    - approximately 5,005,146 shares of series B 9 1/8% preference stock, represented by approximately 20,020,586 depositary shares;

    - approximately 753,663 shares of series D 7.92% preference stock, represented by approximately 3,014,654 depositary shares;

    - approximately 1,253,852 shares of series G 9 1/2% preference stock, represented by approximately 5,015,410 depositary shares;

    - approximately 648,407,231 shares of GM $1 2/3 stock; and

    - approximately 106,521,749 shares of GM class H stock.

    There are currently no outstanding shares of preferred stock.

On April 5, 1999, GM redeemed all of the outstanding shares of series B 9 1/8% preference stock, and the depositary redeemed all of the outstanding Series B depositary shares.

GM'S DUAL-CLASS COMMON STOCK CAPITAL STRUCTURE

    The GM certificate of incorporation restricts the power of the GM board to declare and pay dividends on either class of common stock. The amounts of dividends which may be declared and paid by the GM board are allocated to each separate class of common stock and are subject to the amount legally available for the payment of dividends by GM. For dividend purposes, this allocation serves to preserve for each class of GM common stockholders an interest in retained earnings that is not shared by the other class. This restriction does not require a physical segregation of the assets of GM on the one hand and Hughes on the other. It also does not require separate accounts or separate dividend or liquidation preferences of GM and Hughes assets for the benefit of the holders of either of the separate classes of GM common stock. The holders of GM class H stock have liquidation rights in the equity and assets of GM.

    The existence of two classes of common stock with separate dividend rights can give rise to potential divergences among the interests of the holders of the two classes of GM common stock concerning various intercompany transactions and other matters. The laws of Delaware govern the duties of the GM board with respect to these divergences. Under Delaware law, the GM board owes an equal fiduciary duty to all holders of GM common stock and must act with due care and on an informed basis in the best interests of GM and all common stockholders, regardless of class. In this regard, the GM board, in the discharge of its fiduciary duties, principally through its capital stock committee, oversees the policies, programs and practices of GM which may impact the potentially divergent interests of the two classes of GM common stock. The capital stock committee is comprised entirely of independent directors of GM.

    The GM by-laws currently provide that the capital stock committee will oversee those matters in which the two classes of stockholders may have divergent interests, particularly as they relate to:

    - the business and financial relationships between GM or any of its units and Hughes;

    - dividends in respect of, disclosures to stockholders and the public concerning, and transactions by GM or any of its subsidiaries in, shares of GM class H stock; and

    - any matters arising concerning these items, all to the extent the capital stock committee may deem appropriate, and recommend changes in policies, programs and practices as the capital stock committee may deem appropriate.

    The capital stock committee's role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning these matters are made. The capital stock committee conducts its oversight with a view toward, among other things, assuring a process of fair dealing between GM and Hughes as well as fair consideration of the interests of all of GM's common stockholders in the resolution of these matters.

INTRODUCTION TO THE GM CLASS H STOCK

    The following is a general description of the GM class H stock. In addition to this description, we urge you to refer to Article Fourth of the GM certificate of incorporation, which sets forth in full the terms of the GM class H stock.

    GM class H stock is designed to provide holders with financial returns based on the financial performance of Hughes. To further this objective:

    - the GM certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on GM class H stock and amounts available for the payment of dividends on the GM $1 2/3 stock, which also permits a corresponding calculation of the earnings per share of GM attributable to GM class H stock and GM $1 2/3 stock; and

    - the GM board adopts dividend policies and practices concerning the GM class H stock consistent with this design objective as more fully described below.

GM is the issuer of GM class H stock. The GM board is free at any time to change its dividend policies and practices concerning the GM class H stock or the GM
$1 2/3 stock. See "Risk Factors Relating To GM's Dual-Class Common Stock Capital Structure--GM Board Policies And Practices Are Subject To Change."

GM RESTATED CERTIFICATE OF INCORPORATION PROVISIONS REGARDING DIVIDENDS

    The financial performance of Hughes determines the earnings per share of GM class H stock and the portion of GM earnings out of which dividends on the GM class H stock may be paid. In order to determine what amount is available to pay dividends on the GM class H stock, the following steps are taken:

    - the net income of Hughes is determined for each quarterly accounting period;

    - the net income of Hughes determined for each quarter is divided into amounts allocated to the GM class H stock and the GM $1 2/3 stock--currently, the GM class H stock is allocated approximately 26.5% of the net income; and

    - the amount allocated to the GM class H stock, referred to as the available separate consolidated net income of Hughes, is accumulated from quarter to quarter, together with any surplus attributable to shares of GM class H stock issued from time to time, and is reduced by the amount of any dividends actually paid on the GM class H stock.

After the amount available to pay dividends on the GM class H stock is determined as provided above, the GM board may decide to pay or not pay dividends on the GM class H stock in its discretion. This discretion is subject to the following restrictions:

    - the holders of GM preferred stock, if any, and GM preference stock may have a higher priority claim on amounts that would otherwise be available to pay dividends on the GM class H stock, to the extent that dividends have been declared but not paid on GM's preferred or preference stock; and

    - GM can only pay dividends to the extent that it has surplus--the extent to which the fair market value of GM's net assets exceeds the amount of GM's capital--or to the extent of GM's net profits for the then current and/or the preceding fiscal year.

Due to the foregoing restrictions, it is possible that, even though the net income of Hughes is sufficient to permit the payment of a dividend on the GM class H stock, payment of a dividend on the GM class H stock would not be permitted because of the requirements for the payment of dividends on GM preferred or preference stock, or the Delaware law surplus restriction described above.

    You should note that, since the completion of the restructuring of Hughes Electronics in late 1997, although payment of dividends on the GM class H stock has been permitted, the GM board has decided not to pay, and does not intend to pay in the foreseeable future, cash dividends on GM class H stock.

    The following is a more detailed description of the method used to determine the amount of Hughes earnings available for the payment of dividends on the GM class H stock, i.e., the available separate consolidated net income of Hughes. The available separate consolidated net income of Hughes is the net income of Hughes, its subsidiaries and successors after December 17, 1997 on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the 1985 acquisition of Hughes Aircraft Company by GM using the purchase method of accounting, calculated for each quarterly accounting period and multiplied by a fraction. The fraction reflects the derivative or "tracking stock" interests of each of GM's classes of common stock in the earnings of Hughes for dividend purposes.

    - The numerator of the fraction is the weighted average number of shares of GM class H stock outstanding during any applicable accounting period.

    - The denominator of the fraction is the notional number of shares of GM class H stock which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes. This denominator is also referred to in the GM certificate of incorporation as the "class H dividend base."

    - The class H dividend base was initially established by the GM board in connection with the 1985 acquisition of Hughes Aircraft Company and the issuance of the original GM class H stock. The class H dividend base was determined by negotiation between GM and the seller of Hughes Aircraft Company based on the value of Hughes Electronics immediately after the acquisition and the amount of GM class H stock the seller was to receive in the transaction. It has since been adjusted by the GM board in accordance with the GM certificate of incorporation to reflect various events, including a stock split in 1988 and contributions by GM of GM class H stock to Hughes Electronics from time to time for use in connection with employee benefit plans. The amount of the class H dividend base was continued when the GM class H stock was recapitalized as part of the 1997 restructuring of Hughes Electronics. The class H dividend base will be adjusted in connection with U.S. Satellite Broadcasting's merger with Hughes and is subject to future adjustment, as described below.

    - For the quarter ended December 31, 1998, the numerator of the fraction was approximately 105.9 million and the denominator was approximately 399.9 million. The resulting fraction, approximately

      26.5%, represents the current tracking stock interest in the earnings of Hughes allocated to the holders of the GM class H stock. The remaining 73.5% of the tracking stock interest is currently allocated to the holders of GM $1 2/3 stock.

    - The currently outstanding shares of GM class H stock do not represent a 100% tracking stock interest in the earnings of Hughes because GM has not yet issued the full number of shares of GM class H stock which can be issued under the GM certificate of incorporation, as determined by the class H dividend base. To the extent GM issues more shares of GM class H stock, the percentage of the earnings of Hughes allocated to GM class H stockholders would increase and the remaining tracking stock interest in the earnings of Hughes that would be allocated to the holders of GM $1 2/3 stock would proportionately decrease. At such time, if any, as GM has issued a number of shares of GM class H stock which causes the fraction to be equal to one, the holders of GM class H stock would have a 100% tracking stock interest in the earnings of Hughes and the holders of GM
      $1 2/3 stock would have no tracking stock interest in Hughes' earnings.

    - All determinations of the available separate consolidated net income of Hughes are in the discretion of the GM board and are final and binding on all GM stockholders.


    In connection with the merger, GM will contribute to the capital of Hughes an amount of cash at least sufficient to enable Hughes to purchase from GM, for fair value as determined by the GM board, the number of shares of GM class H stock to be delivered by Hughes to U.S. Satellite Broadcasting shareholders in the merger. In accordance with the GM certificate of incorporation, the GM board will increase the class H dividend base to reflect that number of shares. This will result in the fraction described above being increased to approximately 30%, assuming that 60% of the total merger consideration is paid in GM class H stock, the value paid for each share of U.S. Satellite Broadcasting stock is $18.00, and the 20-day average price of GM class H stock is $53.05, in which case approximately 18.3 million shares would be purchased from GM. It is expected that a similar adjustment to the class H dividend base will be made in connection with the PRIMESTAR transactions.


    Any dividends declared or paid on each class of GM common stock from time to time will reduce the amount available for future payments of dividends on that class. The amount available for dividends on each class will also depend on any adjustments to GM's capital or surplus due to repurchases or issuances of shares of that class. In addition, as provided by Delaware law, the GM board may adjust for any reason it deems appropriate the amount of surplus, and therefore the amount available for dividends on each class. Delaware law also permits the board of directors to adjust in the exercise of its business judgment the total amount legally available for the payment of dividends to reflect a re-valuation of the corporation's assets and liabilities.

    Within the constraints mentioned above, the GM board can determine, in its sole discretion, the timing of declarations and payments, and the amounts, of dividends on each class of GM common stock. The GM board may, in its sole discretion, declare dividends payable exclusively to the holders of GM $1 2/3 stock, exclusively to the holders of GM class H stock, or to the holders of both classes in equal or unequal amounts. The GM board may make its decision notwithstanding the respective amounts of surplus available for dividends to each class, the voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor. However, the maximum amount declared as dividends on either class of GM common stock cannot exceed the amount available for dividends on each class of common stock under the GM certificate of incorporation.

    As of September 30, 1998, based on the stockholders' equity of GM reflected in its consolidated balance sheet and subject to the GM board's authority to make adjustments, the cumulative amount available for payment of dividends on GM common stock was approximately $17.7 billion. Of this total, approximately $13.9 billion was available for dividends on the GM $1 2/3 stock and approximately $3.8 billion was available for dividends on the GM class H stock.

    Under the GM certificate of incorporation, the GM board may adjust the denominator of the fraction that determines the net income of Hughes attributable to the GM class H stock, i.e., the class H dividend base, from time to time as the GM board deems appropriate to reflect the following:

    - subdivisions and combinations of the GM class H stock and stock dividends payable in shares of GM class H stock to holders of GM class H stock;

    - the fair market value of contributions of cash or property by GM to Hughes, or of cash or property of GM to or for the benefit of employees of Hughes for employee benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

    - the contribution of shares of capital stock of GM to or for the benefit of employees of Hughes or its subsidiaries for benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

    - payments made by Hughes to GM of amounts applied to the repurchase by GM of shares of GM class H stock, so long as the GM board has approved the repurchase and applied the payment to each repurchase; and

    - the repurchase by Hughes of shares of GM class H stock that are no longer outstanding, so long as the GM board approved the repurchase.

    You may calculate the approximate earnings per share attributable to GM class H stock by dividing the quarterly earnings allocated to GM class H stock, i.e., the available separate consolidated net income of Hughes, by the weighted average number of these shares outstanding during the quarter. The weighted average number of shares of GM class H stock is also the numerator of the fraction used to determine the available separate consolidated net income of Hughes. You may also calculate approximately the same amount by dividing the quarterly earnings, i.e., net income, of Hughes used in computing the available separate consolidated net income of Hughes by the class H dividend base.

DIVIDEND POLICY

    Delaware law and the GM certificate of incorporation do not require the GM board to declare dividends on any class of GM common stock. The declaration of any dividend on either class is a matter to be acted upon by the GM board upon the recommendation of GM management. If and to the extent the GM board chooses to declare dividends on either or both of the classes of GM common stock, neither Delaware law nor the GM certificate of incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. The GM board reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock. The GM board may reconsider such matters on the basis of GM's consolidated financial position, which includes liquidity and other factors, and, with regard to GM class H stock, the earnings and consolidated financial position of Hughes. You many find information regarding GM and its consolidated financial performance, including management's discussion and analysis and the GM 1998 Form 10-K, in the documents incorporated into this proxy statement/prospectus by reference.

    In connection with its determination of the terms of the GM class H stock at the time of the Hughes reorganization transactions, the GM board adopted a policy statement concerning GM's dual-class common stock structure. The policy statement is attached to this proxy statement/prospectus as Annex D. Among other matters, the policy statement provides that the GM board's quarterly dividend policy regarding the GM class H stock is to declare and pay quarterly dividends on the GM class H stock in an amount that will equal the product of the aggregate amount of each quarterly dividend GM receives as a stockholder of Hughes, if any, multiplied by the fraction used to determine the available separate consolidated net income of Hughes at the time the dividend is declared by Hughes. The policy statement expressly provides that GM will pay the quarterly dividend on the GM class H stock as soon as practicable after receipt of the corresponding dividend payment from Hughes. The policy statement states that the

GM board may modify it from time to time or rescind it at any time. The GM board has no present intention to modify or rescind the policy statement. Hughes expects to retain any future earnings from its businesses for the development of those businesses. As a result, Hughes does not currently expect that it will pay dividends to GM in the foreseeable future.

VOTING RIGHTS

    The GM certificate of incorporation entitles holders of GM class H stock to a fixed number of votes per share on all matters submitted to GM's common stockholders for a vote. Except as described below, holders of GM class H stock vote together as a single class with the holders of GM $1 2/3 stock based on their respective voting rights described in the GM certificate. The GM certificate of incorporation entitles each share of GM class H stock to 0.60 vote per share and each share of GM $1 2/3 stock to one vote per share. The number of votes for each share of GM class H stock and GM $1 2/3 stock is subject to adjustment as described below under "--Subdivision Or Combination." GM class H stock votes separately as a class only on any amendment to the GM certificate which adversely affects the rights, powers or privileges of the GM class H stock and any increase in the number of authorized shares of GM class H stock. Neither holders of GM class H stock nor holders of GM $1 2/3 stock vote, either as a separate class or together, on any adjustment of the class H dividend base or any other determination made in the calculation of the available separate consolidated net income of Hughes.

LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution or winding up of the business of GM, whether voluntary or involuntary, the GM certificate of incorporation provides that, after the holders of GM preferred stock and GM preference stock receive their full preferential amounts, holders of GM class H stock and holders of GM $1 2/3 stock will receive the assets remaining for distribution to GM's stockholders on a per share basis in proportion to their respective per share liquidation units. Subject to adjustment as described below under "--Subdivision Or Combination," each share of GM class H stock has liquidation units equal to its number of votes, i.e., 0.60 liquidation unit, as described above under "--Voting Rights." Similarly, each share of GM $1 2/3 stock has one liquidation unit. Holders of the GM class H stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM, which include 100% of the stock of Hughes.

SUBDIVISION OR COMBINATION

    If GM subdivides or combines the outstanding shares of the GM $1 2/3 stock or the GM class H stock, GM will appropriately adjust the voting and liquidation rights of shares of GM class H stock relative to GM $1 2/3 stock. In the event that GM issues shares of GM class H stock as a dividend on shares of GM $1 2/3 stock, GM will adjust the liquidation rights of the applicable class of common stock so that the relative aggregate liquidation rights of each stockholder would not change as a result of the dividend.

RECAPITALIZATION AND CERTAIN OTHER TRANSACTIONS

    Under the GM certificate of incorporation, the GM board may recapitalize all outstanding shares of GM class H stock as shares of GM $1 2/3 stock at any time after December 31, 2002 in the sole discretion of the GM board or automatically, if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner. For purposes of the recapitalization provisions of the GM certificate of incorporation, substantially all of the business of Hughes means at least 80% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time of the proposed transaction. No automatic recapitalization will occur on a disposition in connection with the dissolution, liquidation and winding up of GM and the distribution of the net assets of GM to GM's common stockholders. In the event of any recapitalization, each holder of GM class H stock would receive shares of

GM $1 2/3 stock having a market value as of the date provided in the GM certificate of incorporation equal to 120% of the market value of the holder's GM class H stock.

    GM would not issue any fractional shares of GM's $1 2/3 stock in an exchange. In lieu of fractional shares, a holder of GM class H stock would receive cash equal to the product of the fraction of a share of GM $1 2/3 stock which the holder would otherwise receive multiplied by the average market price per share of GM $1 2/3 stock on the valuation date, determined as provided in the GM certificate of incorporation.

    The GM board has adopted a policy statement which provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board shall declare and pay a dividend or make a distribution to holders of class H stock. In this event, these holders would receive a portion of the assets or cash or other assets having an equivalent fair value that is not less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM's stockholders, the portion of the assets transferred to the holders of GM class H stock will not be less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The exceptions to the provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the policy statement provides that GM will not acquire in one transaction or a series of transactions a significant portion, i.e., more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of GM class H stock, voting as a separate class, and GM $1 2/3 stock, voting as a separate class.

STOCK EXCHANGE LISTING

    The GM class H stock is listed on the New York Stock Exchange under the symbol "GMH." Application has been made to list on the New York Stock Exchange the shares of GM class H stock to be delivered to U.S. Satellite Broadcasting shareholders in the merger.

TRANSFER AGENT AND REGISTRAR; DIRECT REGISTRATION SYSTEM

    BankBoston, N.A. serves as the transfer agent and registrar for the GM class H stock. GM class H stock is registered in book-entry form through the direct registration system. Under this system, unless a GM class H stockholder requests a stock certificate, ownership of GM class H stock is reflected in account statements periodically distributed to GM class H stockholders by BankBoston, who holds the book-entry shares on behalf of GM class H stockholders.

                        COMPARISON OF RIGHTS OF HOLDERS
                              OF GM CLASS H STOCK
                     AND U.S. SATELLITE BROADCASTING STOCK

    If you elect to receive shares of GM class H stock upon completion of the merger, your rights as a GM stockholder will be governed by Delaware law and GM's charter documents. You should be aware that your rights as a GM stockholder will be different than the rights you had as a U.S. Satellite Broadcasting shareholder, which is governed by Minnesota law and U.S. Satellite Broadcasting's charter documents.

    The following summary is a discussion of the principal differences between the rights of U.S. Satellite Broadcasting shareholders and of GM stockholders. The following summary does not reflect any rules of the New York Stock Exchange or the National Association of Securities Dealers, Inc. that may apply to GM or U.S. Satellite Broadcasting in connection with the matters discussed. For more detailed information, you are encouraged to refer to the full texts of the governing corporate instruments of each corporation. Copies of the GM certificate of incorporation and the GM by-laws are available for inspection at the offices of GM and copies will be sent to you upon request. Copies of the U.S. Satellite Broadcasting articles and the U.S. Satellite Broadcasting bylaws are available for inspection at the principal executive office of U.S. Satellite Broadcasting.

COMPARISON OF TERMS OF GM CLASS H STOCK AND U.S. SATELLITE BROADCASTING STOCK

    DIVIDENDS AND DISTRIBUTIONS

    Payments of dividends on either GM class H stock or U.S. Satellite Broadcasting Stock is at the discretion of each company's board. Dividends on shares of GM class H stock are payable by GM based on an allocable portion of Hughes' net income; currently approximately 26.5% of the amount is allocable to GM class H stock. If dividends have been declared but not paid on shares of GM preferred stock or GM preference stock, dividends may not be paid on the GM class H stock until all declared but unpaid dividends on the preferred and preference stock have been paid. Neither GM nor U.S. Satellite Broadcasting has any current intention to pay dividends on the GM class H stock or the U.S. Satellite Broadcasting Stock, as applicable. U.S. Satellite Broadcasting has never paid dividends on its outstanding shares of stock.

    VOTING RIGHTS

    GM. Each holder of GM class H stock is entitled to 0.60 vote per share. The holders of GM class H stock vote together with the holders of the GM $1 2/3 stock based on their respective voting powers on all matters, except that:

    - holders of GM $1 2/3 stock voting separately as a class are entitled to approve by a majority vote of the shares outstanding any amendment to the GM certificate of incorporation which adversely affects the rights, powers or privileges of the GM $1 2/3 stock;

    - holders of GM class H stock voting separately as a class are entitled to approve by a majority vote of the shares outstanding any amendment to the GM certificate of incorporation which adversely affects the rights, powers or privileges of the GM class H stock; and

    - any increase in the number of authorized shares of GM class H stock must be approved by a majority vote of the holders of both classes of GM's common stock outstanding voting together based on their respective voting powers, and by a majority vote of the holders of GM class H stock outstanding voting separately as a class.

    U.S. SATELLITE BROADCASTING. Holders of shares of U.S. Satellite Broadcasting common stock are entitled to ten votes per share. Holders of shares of U.S. Satellite Broadcasting class A stock are entitled to one vote per share. The holders of the shares of class A stock and common stock generally vote together as a class.

    LIQUIDATION RIGHTS

    GM. Holders of GM class H stock only have rights in the assets and equity of GM. On GM's dissolution, holders of GM preferred stock and GM preference stock have the right to receive all amounts paid by them before holders of GM class H stock or GM $1 2/3 stock are entitled to receive anything. Thereafter, holders of GM class H stock have a 0.60 interest per share in any remaining assets of GM, while holders of GM $1 2/3 stock have one interest per share in such assets.

    U.S. SATELLITE BROADCASTING. Holders of class A stock and common stock are entitled to share equally, on a per share basis, in any remaining assets after payment of all claims and obligations.

    RECAPITALIZATION, REPURCHASE RIGHTS, DISPOSITIONS AND OTHER TRANSACTIONS

    GM. Your shares of GM class H stock may be exchanged for shares of GM $1 2/3 stock:

    - at any time after December 31, 2002, at the discretion of the GM board; or

    - automatically, if GM sells at least 80% of the business of Hughes to an unrelated party.

On any exchange, you will receive shares of GM $1 2/3 stock which are equal to 120% of the shares of GM class H stock you own.

    U.S. SATELLITE BROADCASTING. Each share of common stock is convertible into a share of class A stock:

    - automatically, if you transfer or try to transfer it to someone other than your affiliate;

    - automatically, if the holders of a majority of the common stock so vote;
      or

    - at any time, at your discretion.

OTHER STOCKHOLDER RIGHTS

    STATUTORY PROVISIONS RELATING TO BUSINESS COMBINATIONS

    Both Delaware and Minnesota have statutes which make hostile acquisitions more difficult. Both states have a business combination act, which prohibits an interested stockholder from engaging in types of business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with the target company. The prohibition lasts for three years in Delaware and four years in Minnesota. In Delaware, an interested stockholder is one who acquires at least 15% of a company's outstanding voting stock. In Minnesota, the trigger is at least 10%. These statutes do not apply if, in Delaware, the board of directors gives prior approval to the business combination or the transaction in which the person becomes an interested stockholder; in Minnesota, the transaction must be approved by a committee of disinterested directors. Delaware also provides an exemption if, on a post-transaction basis, the board of directors approves the business combination and holders of at least 66 2/3% of the outstanding voting stock, excluding shares owned by the interested stockholder, authorize the business combination.

    Minnesota law also includes a provision restricting acquisitions of stock of an issuing public corporation in excess of specified levels, i.e., 20%, 33 1/3% and 50% of the voting power of the stock of the target company. Voting rights are lost on stock in excess of these levels unless disinterested shareholders, at a special meeting, vote to restore voting rights.

    NUMBER OF DIRECTORS, TERM AND VACANCIES

    GM. The GM certificate of incorporation provides that the number of directors of GM will not be less than three, but the GM by-laws provide that the total number of directors will not be less than 12 or more than 20.

    U.S. SATELLITE BROADCASTING. U.S. Satellite Broadcasting's bylaws fix the number of directors at 14.

    REMOVAL OF DIRECTORS

    GM. Delaware law provides that a majority of the shares having a right to vote at an election of directors may remove, with or without cause, a director or the entire board.

    U.S. SATELLITE BROADCASTING. U.S. Satellite Broadcasting's bylaws provide that any directors elected by the holders of the class A stock may be removed only by a majority vote of the holders of the class A stock. Other directors may be removed by a majority of the outstanding voting power of the U.S. Satellite Broadcasting stock.

    AMENDMENTS TO CHARTER AND ARTICLES

    GM. Under Delaware law, an amendment to a corporation's certificate of incorporation requires a resolution of the board, the affirmative vote of the holders of a majority, or greater proportion if the certificate requires, of the outstanding shares having a right to vote, and a majority, or greater proportion if the certificate requires, of the outstanding stock of each class having a right to vote as a class. The holders of the outstanding shares of a class have a right to vote as a class on a proposed amendment, whether or not the certificate of incorporation so provides, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences, or special rights of the shares of the class so as to affect them adversely.

    The holders of GM $1 2/3 stock and GM class H stock vote together as a single class on all amendments to the GM certificate of incorporation, except that:

    - the holders of GM $1 2/3 stock voting separately as a class have the right to approve by a majority vote of the shares of GM $1 2/3 stock outstanding any amendment, alteration or repeal of any of the provisions of the GM certificate of incorporation which adversely affects their rights, powers or privileges;

    - the holders of GM class H stock voting separately as a class have the right to approve by majority vote of the shares of GM class H stock outstanding any amendment, alteration or repeal of any of the provisions of the GM certificate of incorporation which adversely affects their rights, powers or privileges; and

    - any increase in the number of authorized shares of GM class H stock will require approval by the holders of a majority of the shares of GM $1 2/3 stock and GM class H stock outstanding, voting together as a single class based on their respective voting power, and the holders of a majority of the shares of GM class H stock outstanding, voting separately as a class.

    U.S. SATELLITE BROADCASTING. Under Minnesota law, after approval by the board, a corporation's articles of incorporation may be amended by its shareholders by vote of the greater of:

    - at least a majority of the voting power of the shares present at a meeting of the shareholders and entitled to vote on an item; or

    - at least a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

Minnesota law further entitles holders of shares of a class or series to vote as a separate class or series on various amendments to a corporation's articles of incorporation that would affect the class or series.

    SHAREHOLDER MEETINGS

    Delaware law requires that corporations hold a stockholder meeting to elect directors on an annual basis, unless directors are elected by written consent in lieu of an annual meeting. The GM by-laws provide that the annual meeting of stockholders for the election of directors, ratification or rejection of the selection of auditors and the transaction of other business convene on the first Monday in June of each year. Alternatively the chairman of the board or the GM board can designate a date, place and time.

    Minnesota law does not require corporations to hold annual shareholder meetings. However, if a regular meeting of shareholders has not been held during the immediately preceding 15 months, shareholders holding 3% or more of the voting power of all shares entitled to vote at a shareholders meeting may require that a regular meeting of shareholders be held. The U.S. Satellite Broadcasting bylaws provide that annual meetings of U.S. Satellite Broadcasting's shareholders shall be held at such time as may be specified by the U.S. Satellite Broadcasting board.

    QUORUM AT STOCKHOLDER MEETINGS

    The GM by-laws provide, unless Delaware law, the GM certificate of incorporation or the GM by-laws state otherwise, that holders of one-third of the voting power of the outstanding shares of stock entitled to vote at a stockholder's meeting constitute a quorum. U.S. Satellite Broadcasting's bylaws provide that a majority of the voting power of the outstanding shares of U.S. Satellite Broadcasting entitled to vote constitutes a quorum.

    SHAREHOLDER ACTION BY WRITTEN CONSENT

    GM stockholders may take action by written consent. The written consent must be signed by holders having that number of votes that would be required to take the action at a meeting at which all shares having the right to vote were present and voted. Under Minnesota law, shareholders may only take action by written consent signed by all of the shareholders entitled to vote on the action.

    INDEMNIFICATION

    GM. Under Delaware law, a corporation may indemnify any person involved in a third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of the corporation. The indemnification can cover expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with the action, suit or proceeding or incurred by reason of the person being or having been a representative of such corporation, if the person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation. In any criminal proceeding, the person must not have had reasonable cause to believe that his or her conduct was unlawful.

    Delaware law also provides that a corporation may advance to directors or officers expenses they incurred in defending any action, on receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. A majority vote of the directors who are not parties to the action, even though less than a quorum, may determine the amount of the indemnification. If there are no nonparty directors or if these directors so direct, independent legal counsel may determine the amount. Delaware law does not permit indemnification for expenses in derivative actions where the person is adjudged liable to the corporation, unless a court finds him or her entitled to indemnification. If, however, the person is successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory. Delaware law also provides that these provisions for indemnification are nonexclusive of any other rights to which the party may have under any by-law, agreement or vote of stockholders or disinterested directors.

    The GM by-laws generally provide for indemnification of directors and officers to the fullest extent permitted by law. In addition, directors and officers are insured, at GM's expense, against some liabilities which might arise out of their employment and not be subject to indemnification under the GM by-laws.

    Based on a resolution adopted by the GM board on December 1, 1975, GM will indemnify to the fullest extent permissible under law, and has purchased insurance on behalf of, directors or officers who incur or are threatened with personal liability, including expense, under the Employee Retirement Income Security Act of 1974 or any comparable legislation.

    U.S. SATELLITE BROADCASTING. Under Minnesota law, a corporation must indemnify a person involved in a third-party action by reason of the former or present official capacity of the person with respect to the corporation, against judgments, penalties, fines, settlements, and reasonable expenses, if the person:

    - has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, or fines;

    - acted in good faith;

    - received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director;

    - in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

    - in the case of directors, officers, board committee members or employees, reasonably believed that the conduct was in the best interests of the corporation; or,

    - in the case of performance by a director, officer or employee of the corporation involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

In addition, Minnesota law generally requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding. A decision as to whether acts or omissions require indemnification is made by a disinterested majority of the corporation's board present at a meeting at which a disinterested quorum is present. Alternatively, the decision may be made by a designated committee of the corporation's board, by special legal counsel, by the corporation's shareholders, or by a court.

    Neither U.S. Satellite Broadcasting's articles or bylaws alter the provisions set forth above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus includes forward-looking statements which may constitute "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this proxy statement/prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements including statements preceded by, followed by or that include the words "believes", "expects" or "anticipates", or similar expressions. These statements are based on various assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations discussed in this proxy statement/prospectus; general economic, market or business conditions; the opportunities that may be presented to and pursued by us and our respective subsidiaries; competitive actions in the industry; changes in laws or regulations; and other factors, many of which are beyond our and our subsidiaries' control. Consequently, all of the forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our respective subsidiaries or their business or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

                                 LEGAL MATTERS

    The legality of the shares of GM class H stock to be issued in the merger is being passed upon for GM by Anne T. Larin, Esq., legal staff of GM. Certain tax consequences of the merger will be passed upon for GM and Hughes by Weil, Gotshal & Manges LLP and for U.S. Satellite Broadcasting by Leonard, Street and Deinard Professional Association.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of GM as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the Current Report on Form 8-K dated April 12, 1999 and filed April 15, 1999 incorporated by reference in this document, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Hughes as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Exhibit 99 to GM's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this document, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

    The financial statements and schedule of PRIMESTAR, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements and schedule of TCI Satellite Entertainment, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of U.S. Satellite Broadcasting as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance on the authority of Arthur Andersen as experts in giving their report.

    Representatives of Arthur Andersen LLP will be present at the special meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS


    Proposals submitted by shareholders of U.S. Satellite Broadcasting for presentation at the 1999 annual meeting of shareholders, to be held if the merger has not been consummated prior thereto, must have been received by the Secretary of U.S. Satellite Broadcasting not later than May 3, 1999, for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

    Each of U.S. Satellite Broadcasting and GM files annual, quarterly and current reports, proxy statements and other information with the SEC. GM's filings include information relating to Hughes. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. U.S. Satellite Broadcasting and GM public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information filed by GM should also be available for inspection at the offices of the New York Stock Exchange, Inc., 120 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning U.S. Satellite Broadcasting also may be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C., 20006.

    GM has filed a registration statement on Form S-4 to register with the SEC its GM class H stock to be issued to you in the merger. This proxy statement/prospectus is part of this registration statement and constitutes a prospectus of GM. As allowed by the SEC rules, however, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows U.S. Satellite Broadcasting and GM to incorporate by reference information into this proxy statement/prospectus, which means that U.S. Satellite Broadcasting and GM can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus or in later filed documents incorporated by reference in the proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that each of U.S. Satellite Broadcasting, GM, PRIMESTAR and TCI Satellite Entertainment, Inc. have previously filed with the SEC. These documents contain important information about U.S. Satellite Broadcasting, GM, PRIMESTAR and TCI Satellite Entertainment, Inc. and their respective financial condition.

U.S. SATELLITE BROADCASTING FILINGS (FILE NO. 0-27492)    PERIOD
--------------------------------------------------------  --------------------------------------------------------
Report on Form 10-K                                       Fiscal Year ended December 31, 1998
Current Reports on Form 8-K                               Date filed: July 13, 1998
                                                          Date filed: December 18, 1998
                                                          Date filed: February 18, 1999
Quarterly Report on Form 10-Q                             Quarters ended: March 31, 1998;
                                                          June 30, 1998; September 30, 1998


GM FILINGS (FILE NO. 1-143)                               PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K except for Item 6, Item 7,     Fiscal Year ended December 31, 1998
Item 8, Item 14(a)(2), and Item 14 Exhibit 12
Current Reports on Form 8-K                               Date filed: January 15, 1999; January 20, 1999; January
                                                          22, 1999; January 27, 1999; February 5, 1999; April 9,
                                                          1999(two filings); April 15, 1999(two filings); and
                                                          April 21, 1999
Quarterly Report on Form 10-Q                             Quarters ended: March 31, 1998;
                                                          June 30, 1998; September 30, 1998


PRIMESTAR FILINGS (FILE NO. 0-23883)                      PERIOD
--------------------------------------------------------  --------------------------------------------------------
Consolidated financial statements (including the notes    Fiscal Year ended December 31, 1998
thereto), included in the Annual Report on Form 10-K

TCI SATELLITE ENTERTAINMENT, INC. (FILE NO. 0-21317)      PERIOD
--------------------------------------------------------  --------------------------------------------------------
Consolidated financial statements (including the notes    Fiscal Year ended December 31, 1998
thereto), included in the Annual Report on Form 10-K

    U.S. Satellite Broadcasting and GM each incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You may have received some of the documents incorporated by reference, but you can obtain any of them through U.S. Satellite Broadcasting, GM, or the SEC or the SEC's Internet site described above. Documents incorporated by reference are available from U.S. Satellite Broadcasting or GM without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

                             United States Satellite Broadcasting Company, Inc. 3415 University Avenue
                             St. Paul, Minnesota 55114
                             Attention: Kristine Sundberg
                             (651) 645-4500

                             General Motors Corporation
                             100 Renaissance Center
                             Detroit, Michigan 48243-7301
                             Attention: Hughes Electronics Investor Relations
                             (310) 662-9688

    If you would like to request documents from U.S. Satellite Broadcasting or GM, please do so by May 5, 1999 to receive them before the special meeting. If you request any incorporated documents from us we will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NEITHER U.S. SATELLITE BROADCASTING NOR GM HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 22, 1999. YOU SHOULD NOT ASSUME THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, OR ANY OTHER DATE AS THIS PROXY STATEMENT/PROSPECTUS INDICATES. NEITHER THE MAILING OF THIS PROXY STATEMENT/ PROSPECTUS TO YOU NOR THE ISSUANCE OF GM CLASS H STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

         U.S. SATELLITE BROADCASTING SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data have been derived from the financial statements of U.S. Satellite Broadcasting. The data should be read in conjunction with U.S. Satellite Broadcasting's financial statements and notes thereto filed as part of U.S. Satellite Broadcasting's 1998 Form 10-K, and incorporated by reference herein. The statement of operations data for the years ended December 31, 1998, 1997, 1996 and 1995 and balance sheet data as of December 31, 1998, 1997 and 1996 have been derived from the financial statements of U.S. Satellite Broadcasting audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the year ended December 31, 1994 and balance sheet data as of December 31, 1995 and 1994 have been derived from the unaudited financial statements of U.S. Satellite Broadcasting. In the opinion of management, the unaudited financial statements reflect all adjustments consisting only of normal recurring items, that are necessary for the fair presentation of the financial position and results of operations for such periods.

                                                                    For the Years Ended December 31,
                                                    -----------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                      1998           1997       1996        1995         1994
                                                    -----------------  ---------  ---------  -----------  -----------
                                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................      $ 550,801      $ 456,619  $ 292,624   $ 107,926    $   5,132
Cost of sales.....................................        327,676        292,917    193,356      70,961        3,362
                                                         --------      ---------  ---------  -----------  -----------
Gross margin......................................        223,125        163,702     99,268      36,965        1,770
Operating expenses:
  Selling and marketing...........................        114,983         99,399    102,715      62,922       17,598
  Manufacturer incentive..........................         44,778         66,726     18,387      --           --
  General and administrative......................         57,571         46,935     31,992      17,040       10,539
  Commissions to retailers........................         13,232         14,537     13,909       6,813          307
  Engineering and operations......................         13,834          9,801     11,644       4,564        3,022
  Depreciation and amortization...................         17,316         18,426     19,687      21,323       19,775
  Early cancellation of contracts due to merger...         22,130         --         --          --           --
  Management fees(a)..............................         --             --         --           6,667       --
                                                         --------      ---------  ---------  -----------  -----------
    Net operating loss............................        (60,719)       (92,122)   (99,066)    (82,364)     (49,471)

OTHER (INCOME) EXPENSE:
  Interest expense................................         --             --          2,326       9,081        8,218
  Interest (income)...............................         (4,067)        (4,919)    (6,244)     (1,556)      (1,352)
  Cost to terminate credit agreement..............         --             --          9,504      --           --
  Other...........................................            (49)           103        307       1,489          526
                                                         --------      ---------  ---------  -----------  -----------
    Loss before income taxes......................        (56,603)       (87,306)  (104,959)    (91,378)     (56,863)
Income tax provision..............................         --             --         --          --                1
                                                         --------      ---------  ---------  -----------  -----------
    Net loss......................................      $ (56,603)     $ (87,306) $(104,959)  $ (91,378)   $ (56,864)
                                                         --------      ---------  ---------  -----------  -----------
Net loss per share--basic and diluted.............      $   (0.63)     $   (0.97) $   (1.17)  $   (1.02)   $   (0.63)
                                                         --------      ---------  ---------  -----------  -----------
                                                         --------      ---------  ---------  -----------  -----------

                                                                           As of December 31,
                                                    -----------------------------------------------------------------

                                                          1998           1997       1996        1995         1994
                                                    -----------------  ---------  ---------  -----------  -----------
                                                                                             (UNAUDITED)  (UNAUDITED)

BALANCE SHEET DATA
Cash and cash equivalents.........................      $  66,297      $  68,646  $  86,518   $  19,683    $   1,817
Working capital (deficit).........................        (34,482)        (8,308)    31,065     (17,786)     (27,353)
Long-term investments.............................          4,501          3,970      6,941      13,001       15,298
Total assets......................................        190,111        206,310    217,354     149,571      130,472
Long-term debt....................................         --             --         --         128,456       68,775
Shareholders' equity (deficit)....................        (54,470)         2,099     89,477     (48,972)      41,728

------------------------------

(a) In connection with management services performed by Hubbard Broadcasting for U.S. Satellite Broadcasting during 1992 through 1994, U.S. Satellite Broadcasting agreed to pay Hubbard Broadcasting an aggregate of $10.0 million, of which $3.3 million was accrued in 1992 and the remainder accrued in the quarter ended September 30, 1995, when it became likely the preconditions to payment would be satisfied. In connection with the merger agreement, Hughes has agreed to pay the accrued management fee of $10.0 million to Hubbard Broadcasting no later than April 1, 2000.

                   HUGHES SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data have been derived from the financial statements of Hughes. The data should be read in conjunction with Hughes' financial statements and notes thereto incorporated by reference herein. The statement of operations data for the periods ended December 31, 1998, 1997, 1996, 1995 and 1994 and balance sheet data as of December 31, 1998, 1997, 1996, and 1995 have been derived from the financial statements of Hughes audited by Deloitte & Touche LLP, independent auditors. The balance sheet data as of December 31, 1994 has been derived from the unaudited financial statements of Hughes. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring items, that are necessary for the fair presentation of the financial position and results of operations for such periods.

                                                                              AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                          1998       1997       1996       1995       1994
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenues........................................................  $   5,964  $   5,128  $   4,009  $   3,153  $   2,697
Costs and expenses....................................................      5,694      4,822      3,799      2,981      2,462
Amortization of GM purchase accounting
  Adjustments.........................................................         21         21         21         21         21
                                                                        ---------  ---------  ---------  ---------  ---------
  Total operating costs and expenses..................................      5,715      4,843      3,820      3,002      2,483
                                                                        ---------  ---------  ---------  ---------  ---------
Operating profit......................................................        249        285        189        151        214
Interest expense......................................................         17         91         43         61         52
Other (expense) income, net...........................................        (41)       424         76          8         (9)
                                                                        ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes and minority
  interests...........................................................        191        618        222         98        153
Income tax (benefit) expense..........................................        (45)       237        105         31         56
Minority interests in net losses of subsidiaries......................         24         25         53          4     --
                                                                        ---------  ---------  ---------  ---------  ---------
Income from continuing operations before extraordinary item and
  cumulative effect of accounting changes.............................        260        406        170         71         97
Income (loss) from discontinued operations, net of taxes..............     --              1         (7)       (65)       (54)
Gain on sale of discontinued operations, net of taxes.................     --             63     --         --         --
Extraordinary item, net of taxes......................................     --            (20)    --         --         --
Cumulative effect of accounting change................................         (9)    --         --         --             (2)
                                                                        ---------  ---------  ---------  ---------  ---------
  Net income..........................................................        251        450        163          6         41
  Adjustments to exclude the effect of GM purchase accounting
    adjustments.......................................................         21         21         21         21         21
                                                                        ---------  ---------  ---------  ---------  ---------
Earnings used for computation of available separate consolidated net
  income..............................................................  $     272  $     471  $     184  $      27  $      62
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

Earnings per share attributable to GM class H stock(1):
  Basic and diluted earnings per share from continuing operations before extraordinary item and cumulative effect of accounting
    change............................................................  $    0.70  $    1.07  $    0.48  $    0.23  $    0.30
  Discontinued operations.............................................     --           0.16      (0.02)     (0.16)     (0.14)
  Extraordinary item..................................................     --          (0.05)    --         --         --
  Cumulative effect of accounting change..............................      (0.02)    --         --         --         --
                                                                        ---------  ---------  ---------  ---------  ---------
  Basic and diluted earnings per share................................  $    0.68  $    1.18  $    0.46  $    0.07  $    0.16
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
Cash dividends declared per share.....................................     --         --         --         --         --

BALANCE SHEET DATA:
Total assets..........................................................  $  13,435  $  12,731  $   4,373  $   3,942  $   3,609
Long-term debt........................................................        779        638     --         --         --
Owner's equity:.......................................................      8,382      8,312      2,492      2,609      2,301
OTHER DATA:
Depreciation and amortization.........................................        455        317        216        201        161
Capital expenditures..................................................      1,429        827        449        442        399

------------------------------

(1) Earnings per share for the years prior to 1998 do not reflect the earnings attributable to GM class H stock on a historical basis. Earnings per share for the years prior to 1998 present the financial results that would have been achieved relative to the GM class H stock had they been calculated on the performance of the telecommunications and space businesses of Hughes Electronics.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements have been prepared from the historical consolidated financial statements of Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment. The unaudited pro forma combined condensed financial statements give effect to the merger of Hughes and U.S. Satellite Broadcasting and Hughes' acquisition of PRIMESTAR's direct broadcast satellite medium-power business and related high-power satellite assets of Tempo Satellite, Inc., a wholly owned subsidiary of TCI Satellite Entertainment.

    The unaudited pro forma combined condensed statement of income (loss) from continuing operations reflects adjustments as if the merger and the PRIMESTAR/Tempo acquisition had each taken place on January 1, 1998. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the merger and the PRIMESTAR/Tempo acquisition had each occurred on December 31, 1998. The pro forma adjustments described in the accompanying notes are based on preliminary estimates and various assumptions that Hughes management believes are reasonable in these circumstances. Pro forma information of GM reflecting the merger and the PRIMESTAR/Tempo acquisition is not provided as GM management has determined that the effects are not significant.

The unaudited pro forma combined condensed statement of income (loss) from continuing operations does not give effect to any cost savings that may be realized after the consummation of the merger and the PRIMESTAR/Tempo acquisition, which savings relate primarily to the reduction of duplicative operating, general and administrative expenses.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment financial statements, including the notes thereto, which are incorporated by reference into this document each as of and for the period ended December 31, 1998.

                                     HUGHES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                             (DOLLARS IN MILLIONS)

                                             HISTORICAL        MERGER                                              PRIMESTAR/TEMPO
                              HISTORICAL   U.S. SATELLITE     PRO FORMA     PRO FORMA         HISTORICAL           ACQUISITION PRO
                                HUGHES      BROADCASTING     ADJUSTMENTS    COMBINED        PRIMESTAR/TEMPO       FORMA ADJUSTMENTS
                              -----------  ---------------  -------------  -----------  -----------------------  -------------------
                                                               ASSETS
CURRENT ASSETS
  Cash and cash
    equivalents.............   $   1,342      $      66       $    (646)a   $     762                                 $     887i
                                                                                                                         (1,479)j
  Accounts and notes
    receivable, net.........         922             48             (19)b         951          $     140
  Contracts in process, less
    advances and progress
    payments................         784                                          784
  Other current assets......         798              9                           807                  4
                              -----------         -----          ------    -----------            ------                -------
TOTAL CURRENT ASSETS........       3,846            123            (665)        3,304                144                   (592)

Satellites, net.............       3,198                             37c        3,235                463
Property, net...............       1,059             59             (37)c       1,081              1,148                    (15)j
Intangible assets, net......       3,552                                        3,552                317
Investments and other
  assets....................       1,780              8             (42)b       1,746                 34                    (28)j
Excess of purchase price
  over book value of net
  liabilities acquired......                                      1,670a        1,670                                       122j
                              -----------         -----          ------    -----------            ------                -------
TOTAL ASSETS................   $  13,435      $     190       $     963     $  14,588          $   2,106              $    (513)
                              -----------         -----          ------    -----------            ------                -------
                              -----------         -----          ------    -----------            ------                -------

                                                   LIABILITIES AND OWNER'S EQUITY
CURRENT LIABILITIES
  Accounts payable..........   $     764      $      66                     $     830          $     196
  Current portion of
    long-term debt..........         156                                          156                575              $    (575)j
                                                                                                                            887i
  Other current
    liabilities.............       1,089             91       $     (19)b       1,161                252                    (50)j
                              -----------         -----          ------    -----------            ------                -------
TOTAL CURRENT LIABILITIES...       2,009            157             (19)        2,147              1,023                    262

Long-term debt..............         779                                          779              1,258                 (1,258)j
Other liabilities and
  deferred credits..........       1,139             87             (42)b       1,184                 41                    (41)j
Deferred income taxes.......         644                                          644                 75
Minority interests..........         482                                          482
Owner's Equity..............       8,382            (54)          1,024a        9,352               (291)                  524j
                              -----------         -----          ------    -----------            ------                -------
TOTAL LIABILITIES AND
  OWNER'S EQUITY............   $  13,435      $     190       $     963     $  14,588          $   2,106              $    (513)
                              -----------         -----          ------    -----------            ------                -------
                              -----------         -----          ------    -----------            ------                -------


                               PRO FORMA
                               COMBINED
                              -----------

CURRENT ASSETS
  Cash and cash
    equivalents.............   $     170

  Accounts and notes
    receivable, net.........       1,091
  Contracts in process, less
    advances and progress
    payments................         784
  Other current assets......         811
                              -----------
TOTAL CURRENT ASSETS........       2,856
Satellites, net.............       3,698
Property, net...............       2,214
Intangible assets, net......       3,869
Investments and other
  assets....................       1,752
Excess of purchase price
  over book value of net
  liabilities acquired......       1,792
                              -----------
TOTAL ASSETS................   $  16,181
                              -----------
                              -----------

CURRENT LIABILITIES
  Accounts payable..........   $   1,026
  Current portion of
    long-term debt..........       1,043

  Other current
    liabilities.............       1,363
                              -----------
TOTAL CURRENT LIABILITIES...       3,432
Long-term debt..............         779
Other liabilities and
  deferred credits..........       1,184
Deferred income taxes.......         719
Minority interests..........         482
Owner's Equity..............       9,585
                              -----------
TOTAL LIABILITIES AND
  OWNER'S EQUITY............   $  16,181
                              -----------
                              -----------

          The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

                                     HUGHES

                     UNAUDITED PRO FORMA COMBINED CONDENSED

             STATEMENT OF INCOME (LOSS) FROM CONTINUING OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    HISTORICAL         MERGER
                                     HISTORICAL   U.S. SATELLITE      PRO FORMA       PRO FORMA         HISTORICAL
                                       HUGHES      BROADCASTING      ADJUSTMENTS      COMBINED        PRIMESTAR/TEMPO
                                     -----------  ---------------  ---------------  -------------  ---------------------
  REVENUES
  Product sales....................   $   3,360                                       $   3,360
  Direct broadcast, leasing and
    other services.................       2,604      $     551        $      (3)(b)       3,152          $   1,290
                                     -----------         -----            -----          ------            -------
  TOTAL REVENUES...................       5,964            551               (3)          6,512              1,290
                                     -----------         -----            -----          ------            -------
  OPERATING COSTS AND EXPENSES
  Cost of products sold............       2,627                                           2,627
  Broadcast programming and other
    costs..........................       1,176            328               75(c)        1,579                655
  Selling, general, and
    administrative expenses........       1,457            267              (75)(c)       1,624                486
                                                                             (3)(b)
                                                                            (22)(d)
  Impairment of long-lived
    assets.........................                                                                            950
  Depreciation and amortization....         455             17               42(e)          514                543
                                     -----------         -----            -----          ------            -------
  TOTAL OPERATING COSTS AND
    EXPENSES.......................       5,715            612               17           6,344              2,634
                                     -----------         -----            -----          ------            -------
  OPERATING PROFIT (LOSS)..........         249            (61)             (20)            168             (1,344)
  Interest income (expense), net...          95              4              (32)(f)          67               (146)
  Other, net.......................        (153)                                           (153)                (8)
                                     -----------         -----            -----          ------            -------
  INCOME (LOSS) FROM CONTINUING
    OPERATIONS BEFORE
  INCOME TAXES AND MINORITY
    INTERESTS......................         191            (57)             (52)             82             (1,498)
                                     -----------         -----            -----          ------            -------
  Income tax benefit...............          45                              27(g)           72                148
  Minority interests in net losses
    of subsidiaries................          24                                              24
                                     -----------         -----            -----          ------            -------
  INCOME (LOSS) FROM CONTINUING
    OPERATIONS BEFORE CUMULATIVE
    EFFECT OF ACCOUNTING CHANGE....         260            (57)             (25)            178             (1,350)
                                     -----------         -----            -----          ------            -------
  Adjustments to exclude the effect
    of GM purchase accounting
    related to Hughes Aircraft
    Company........................          21                                              21
                                     -----------                                         ------
  Earnings (Loss) Used for
    Computation of Available
    Separate Consolidated Income
    from Continuing Operations
    Before Cumulative Effect of
    Accounting Change..............   $     281                                       $     199
                                     -----------                                         ------
                                     -----------                                         ------
  Available Separate Consolidated
    Income (Loss) from Continuing
    Operations Before Cumulative
    Effect of Accounting Change:
      Average number of shares of
        GM Class H Stock
        outstanding (in millions)
        (numerator)................       105.3                            18.3(h)        123.6
      Class H dividend base (in
        millions) (denominator)
        (1)........................       399.9                            18.3(h)        418.2
      Available Separate
        Consolidated Income (Loss)
        from Continuing Operations
        Before Cumulative Effect of
        Accounting Change..........          74                                              59
                                     -----------                                         ------
  Earnings (Loss) Per Share from
    Continuing Operations Before
    Cumulative Effect of Accounting
    Change.........................   $    0.70                                       $    0.48
                                     -----------                                         ------
                                     -----------                                         ------

                                        PRIMESTAR/TEMPO
                                          ACQUISITION         PRO FORMA
                                     PRO FORMA ADJUSTMENTS    COMBINED
                                     ---------------------  -------------
  REVENUES
  Product sales....................                           $   3,360
  Direct broadcast, leasing and
    other services.................                               4,442
                                                                 ------
  TOTAL REVENUES...................                               7,802
                                                                 ------
  OPERATING COSTS AND EXPENSES
  Cost of products sold............                               2,627
  Broadcast programming and other
    costs..........................        $      85k             2,319
  Selling, general, and
    administrative expenses........              (85)k            2,025

  Impairment of long-lived
    assets.........................             (950)l
  Depreciation and amortization....                6m             1,083
                                                  20n
                                              ------             ------
  TOTAL OPERATING COSTS AND
    EXPENSES.......................             (924)             8,054
                                              ------             ------
  OPERATING PROFIT (LOSS)..........              924               (252)
  Interest income (expense), net...              (47) o              20
                                                 146p
  Other, net.......................                                (161)
                                              ------             ------
  INCOME (LOSS) FROM CONTINUING
    OPERATIONS BEFORE
  INCOME TAXES AND MINORITY
    INTERESTS......................            1,023               (393)
                                              ------             ------
  Income tax benefit...............             (148)q              262
                                                 190r
  Minority interests in net losses
    of subsidiaries................                                  24
                                              ------             ------
  INCOME (LOSS) FROM CONTINUING
    OPERATIONS BEFORE CUMULATIVE
    EFFECT OF ACCOUNTING CHANGE....            1,065               (107)
                                              ------             ------
  Adjustments to exclude the effect
    of GM purchase accounting
    related to Hughes Aircraft
    Company........................                                  21
                                                                 ------
  Earnings (Loss) Used for
    Computation of Available
    Separate Consolidated Income
    from Continuing Operations
    Before Cumulative Effect of
    Accounting Change..............                           $     (86)
                                                                 ------
                                                                 ------
  Available Separate Consolidated
    Income (Loss) from Continuing
    Operations Before Cumulative
    Effect of Accounting Change:
      Average number of shares of
        GM Class H Stock
        outstanding (in millions)
        (numerator)................              4.9s             128.5
      Class H dividend base (in
        millions) (denominator)
        (1)........................             4.9s              423.1
      Available Separate
        Consolidated Income (Loss)
        from Continuing Operations
        Before Cumulative Effect of
        Accounting Change..........                                 (26)
                                                                 ------
  Earnings (Loss) Per Share from
    Continuing Operations Before
    Cumulative Effect of Accounting
    Change.........................                           $   (0.20)
                                                                 ------
                                                                 ------


----------------------------------
(1) See discussion of GM class H dividend base in "Introduction To The GM Class H Stock."

          The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The accompanying unaudited pro forma combined condensed financial statements have been derived from the historical consolidated financial statements of Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment. The unaudited pro forma combined condensed financial statements give effect to the merger of Hughes and U.S. Satellite Broadcasting and Hughes' acquisition of PRIMESTAR's direct broadcast satellite medium-power business and related high-power satellite assets of Tempo Satellite, Inc., a wholly owned subsidiary of TCI Satellite Entertainment.

    The unaudited pro forma combined condensed statement of income (loss) from continuing operations presents the historical results of operations of Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment for the year ended December 31, 1998, as if the merger and the Primestar/Tempo acquisition had each occurred on January 1, 1998. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment as of December 31, 1998, as if the merger and the Primestar/Tempo acquisition had each been consummated as of December 31, 1998. The pro forma adjustments reflected in the accompanying unaudited pro forma combined condensed financial statements were prepared using the purchase method of accounting.

    The unaudited pro forma combined condensed financial statements do not purport to present the financial position or results of operations of Hughes had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined condensed statement of income (loss) from continuing operations does not give effect to any cost savings that may be realized after the consummation of the merger and the Primestar/Tempo acquisition, which savings relate primarily to the reduction of duplicative operating general and administrative expenses.

    The unaudited pro forma combined condensed financial statements should be read in conjunction with the Hughes, U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment audited financial statements, including the notes thereto, which are incorporated by reference into this document, each as of and for the period ended December 31, 1998.

    Various reclassifications have been made to the historical financial statements of U.S. Satellite Broadcasting, PRIMESTAR and TCI Satellite Entertainment to conform to the unaudited pro forma combined condensed financial statement presentation. As more fully described in Note 3 to PRIMESTAR's 1998 consolidated financial statements, the historical operating results of PRIMESTAR reflect the operations of its predecessor, TCI Satellite Entertainment, prior to the restructuring transaction on April 5, 1998.

U.S. SATELLITE BROADCASTING PRO FORMA ADJUSTMENTS

    The following adjustments, which are set forth in millions, except per share amounts, give pro forma effect to the merger:


     a. To record the exchange consideration at closing. The total purchase price will be based on the average price of GM class H stock for the 20 consecutive trading days ending on and including the second trading day before the merger. For purposes of pro forma calculation, the share price is assumed to be $53.05. Accordingly, U.S. Satellite Broadcasting shareholders would receive $18.00 for each share of U.S. Satellite Broadcasting stock owned.

        For purposes of the accompanying pro forma combined condensed financial statements, the excess of purchase price over book value of net liabilities acquired has been estimated as follows:

Outstanding shares of U.S. Satellite Broadcasting stock........         89.8
Consideration per share........................................    $   18.00
                                                                      ------
  Subtotal--purchase price.....................................        1,616
U.S. Satellite Broadcasting net liabilities....................           54
                                                                      ------
Excess of purchase price over book value of net liabilities
  acquired.....................................................    $   1,670
                                                                      ------
                                                                      ------

        Holders of U.S. Satellite Broadcasting stock may elect to receive consideration in the form of GM class H stock or the cash equivalent. However, not more than 50% of the total consideration will be payable in cash, and not more than 70% of the total consideration will be in the form of GM class H stock. For purposes of the accompanying pro forma combined condensed financial statements, it is assumed that 60% of the total consideration will be paid in GM class H stock ($970) and 40% in cash ($646).

     b. To eliminate intercompany transactions between Hughes and U.S. Satellite Broadcasting.

     c. To reclassify various amounts in the historical financial statements of U.S. Satellite Broadcasting to conform to the Hughes presentation.

     d. To eliminate a non-recurring loss recorded by U.S. Satellite Broadcasting during 1998, to provide for the termination of various contracts as specified in the merger agreement.

     e. Hughes has not as yet completed an analysis of the relative fair market value of U.S. Satellite Broadcasting's net liabilities in order to determine a preliminary allocation of the purchase price to the net liabilities acquired. Accordingly, the excess of the purchase price over the carrying value of U.S. Satellite Broadcasting's net liabilities has been presented as a single caption in the accompanying pro forma combined condensed balance sheet. Hughes believes the vast majority of the excess will be allocated to U.S. Satellite Broadcasting's FCC licenses and enterprise value goodwill. Both of these intangible assets are considered to have indefinite lives and will be amortized over 40 years.

     f. To reduce interest income on cash required for the merger assuming Hughes' historical interest rate of 5.0% on pro forma adjustment (a) above.

     g. Income taxes associated with the pro forma adjustments discussed above have been calculated at an assumed combined federal and state rate of 40%, excluding amortization associated with the excess purchase price over book value of net liabilities acquired, which is not deductible for tax purposes.

        The unaudited pro forma combined condensed statement of income (loss) from continuing operations has also been adjusted to recognize a tax benefit, at an assumed combined federal and state rate of 40%, for U.S. Satellite Broadcasting's historical losses from continuing operations for the year ended December 31, 1998. This adjustment recognizes that, if the merger had taken place on January 1, 1998, the tax benefit of U.S. Satellite Broadcasting's losses would have been realized in the consolidated federal tax return of GM.

     h. In connection with the merger, GM will contribute to the capital of Hughes an amount of cash at least sufficient to enable Hughes to purchase from GM, for fair value as determined by the GM board, the number of shares of GM class H stock to be delivered to U.S. Satellite Broadcasting shareholders in the merger. In accordance with GM's certificate of incorporation, the GM board will increase the class H dividend base to reflect that number of shares, which for purposes of this pro forma presentation is 18.3 million based on the factors discussed in note (a) above and assuming that the 20-day average trading price of GM class H stock is $53.05.


PRIMESTAR/TEMPO ACQUISITION PRO FORMA ADJUSTMENTS

    The following adjustments give pro forma effect to the PRIMESTAR/Tempo acquisition (in millions, except per share amounts):

     i. To record incremental debt incurred by Hughes to finance the PRIMESTAR/Tempo acquisition. For purposes of the accompanying pro forma combined condensed financial statements, it is assumed that $592 of the cash consideration will be funded through available Hughes cash and $887 will be financed. The remaining consideration, $233, will be settled through the issuance of 4.9 million shares of GM class H stock. As Hughes management expects to utilize its 364-day credit facility (and new borrowings as necessary) to provide the initial financing, debt has been classified as short-term in the combined condensed balance sheet.

     j. To record the exchange consideration at closing. The total purchase price of $1,833 will be adjusted upon consummation of the PRIMESTAR/Tempo acquisition based upon the net working capital of PRIMESTAR (as defined in the PRIMESTAR asset purchase agreement) at closing. For purposes of pro forma calculation, the December 31, 1998 net working capital of PRIMESTAR (a liability of $121) was used to calculate the exchange consideration of the PRIMESTAR/Tempo acquisition ($1,712).

        For purposes of the accompanying pro forma combined condensed financial statements, the excess purchase price over book value of net assets acquired has been estimated as follows:

Exchange consideration of PRIMESTAR/Tempo acquisition..................  $   1,712
Less book value of PRIMESTAR
  Historical book value of PRIMESTAR........................  $    (291)
  Less: excluded assets.....................................        (43)
  Plus: excluded liabilities................................      1,924
                                                              ---------
                                                                             1,590
                                                                         ---------
Preliminary excess purchase cost over net book value of
  assets acquired (see note m, below).......................             $     122
                                                                         ---------
                                                                         ---------

        As defined in the PRIMESTAR asset purchase agreement, excluded assets include high-power direct broadcast satellite inventory and deferred loan costs. Excluded liabilities include debt and related interest payable, restructuring accruals and employee-related liabilities.

     k. To reclassify certain amounts in the historical financial statements of PRIMESTAR to conform to the Hughes presentation.

     l. To eliminate a non-recurring impairment loss and related income tax benefit recorded by PRIMESTAR during 1998 to reduce the carrying amount of certain assets to their net realizable values based upon the assumed purchase price of the PRIMESTAR/Tempo acquisition.

    m. Hughes has not as yet completed an analysis of the relative fair market value of the net assets acquired from PRIMESTAR and Tempo in order to determine a preliminary allocation of the purchase price. Accordingly, the excess of the purchase price over the carrying value of PRIMESTAR and Tempo net assets has been presented as a single caption in the accompanying pro forma combined condensed balance sheet. For purposes of the accompanying combined condensed statement of income (loss) from continuing operations, such excess is being amortized using an estimated weighted-average composite life of 20 years.

     n. To record depreciation on the in-orbit satellite acquired by Hughes in connection with the PRIMESTAR/Tempo acquisition over the estimated remaining useful life of 12 years.

     o. To reflect interest expense associated with the incremental debt incurred by Hughes to finance the PRIMESTAR/Tempo acquisition. For purposes of pro forma calculation, Hughes' current interest rate of LIBOR + 0.25% (5.3% in total) was used to compute interest on the incremental debt discussed in pro forma adjustment (i) above.

     p. To reduce interest expense associated with PRIMESTAR debt not assumed by Hughes.

     q. To eliminate PRIMESTAR's historical income tax benefit recorded in connection with the PRIMESTAR restructuring consummated during 1998.

     r. Income taxes associated with the pro forma adjustments discussed above have been calculated at an assumed combined federal and state rate of 40%. Since the PRIMESTAR/Tempo acquisition is a taxable transaction, amortization of any goodwill generated is expected to be deductible over 15 years for income tax purposes.

        The unaudited pro forma combined condensed statement of income (loss) from continuing operations has also been adjusted to recognize a tax benefit, at an assumed combined federal and state rate of 40%, for PRIMESTAR's historical losses from continuing operations for the year ended December 31, 1998. This adjustment recognizes that, if the PRIMESTAR/Tempo acquisition had taken place on January 1, 1998, the tax benefit of PRIMESTAR and Tempo losses would have been realized in the consolidated federal tax return of GM.

     s. Based on the PRIMESTAR asset purchase agreement, 4.9 million shares of GM class H stock will be issued to effect the PRIMESTAR/Tempo acquisition. Hughes will acquire these shares from GM for a cash payment, in exchange for which GM will make a capital contribution to Hughes adequate to fund the acquisition of these shares. The GM board will increase the class H dividend base by the number of shares issued.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          GENERAL MOTORS CORPORATION,
                         HUGHES ELECTRONICS CORPORATION
                                      AND
               UNITED STATES SATELLITE BROADCASTING COMPANY, INC.

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
ARTICLE 1 THE MERGER.....................................................................................        A-9
      1.1.  The Merger...................................................................................        A-9
      1.2.  Effective Time...............................................................................        A-9
      1.3.  Closing of the Merger........................................................................        A-9
      1.4.  Effects of the Merger........................................................................       A-10
      1.5.  Certificate of Incorporation and Bylaws......................................................       A-10
      1.6.  Directors....................................................................................       A-10
      1.7.  Officers.....................................................................................       A-10

ARTICLE 2 CONVERSION OF SHARES; MERGER CONSIDERATION..................................................          A-10
      2.1.  Conversion of Shares.........................................................................       A-10
      2.2.  Merger Consideration.........................................................................       A-11
      2.3.  Stock and Cash Elections; Exchange Fund......................................................       A-12
      2.4.  Prorations...................................................................................       A-14
      2.5.  Dissenting Shares............................................................................       A-16
      2.6.  Stock Options................................................................................       A-16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................       A-16
      3.1.  Organization and Qualification...............................................................       A-16
      3.2.  Capitalization of the Company and Its Subsidiaries...........................................       A-17
      3.3.  Authority Relative to This Agreement.........................................................       A-18
      3.4.  SEC Reports; Financial Statements............................................................       A-18
      3.5.  Information Supplied.........................................................................       A-19
      3.6.  Consents and Approvals; No Violations........................................................       A-19
      3.7.  No Default...................................................................................       A-20
      3.8.  No Undisclosed Liabilities; Absence of Changes...............................................       A-20
      3.9.  Litigation...................................................................................       A-20
      3.10. Compliance with Applicable Law...............................................................       A-20
      3.11. Employee Plans...............................................................................       A-21
      3.12. Environmental Matters........................................................................       A-21
      3.13. Tax Matters..................................................................................       A-24
      3.14. Opinion of Financial Advisors................................................................       A-26
      3.15. Brokers......................................................................................       A-26
      3.16. Material Contracts...........................................................................       A-26
      3.17. Labor and Employment Matters.................................................................       A-27
      3.18. FCC Matters..................................................................................       A-27
      3.19. Intellectual Property........................................................................       A-28
      3.20. Insurance....................................................................................       A-28
      3.21. Indebtedness.................................................................................       A-28
      3.22. Liens........................................................................................       A-28
      3.23. Real Property................................................................................       A-28
      3.24. Tangible Property............................................................................       A-28
      3.25. Programming Arrangements.....................................................................       A-29
      3.26. Consolidation Matters........................................................................       A-29
      3.27. No Other Representations or Warranties.......................................................       A-29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GM AND HUGHES................................................       A-29
      4.1.  Organization and Qualification...............................................................       A-29

                                                                                                             PAGE
                                                                                                           ---------
      4.2.  Capitalization of GM and Its Subsidiaries....................................................       A-30
      4.3.  Authority Relative to This Agreement.........................................................       A-30
      4.4.  SEC Reports; Financial Statements............................................................       A-30
      4.5.  Information Supplied.........................................................................       A-31
      4.6.  Consents and Approvals; No Violations........................................................       A-31
      4.7.  No Default...................................................................................       A-31
      4.8.  No Undisclosed Liabilities; Absence of Changes...............................................       A-32
      4.9.  Litigation...................................................................................       A-32
     4.10.  Compliance with Applicable Law...............................................................       A-32
     4.11.  Brokers......................................................................................       A-32
     4.12.  Employee Plans...............................................................................       A-32
     4.13.  Environmental Matters........................................................................       A-33
     4.14.  FCC Matters..................................................................................       A-33
     4.15.  No Other Representations or Warranties.......................................................       A-33

ARTICLE 5 COVENANTS......................................................................................       A-33
      5.1.  Conduct of Business of the Company...........................................................       A-33
      5.2.  Conduct of Business of GM and Hughes.........................................................       A-35
      5.3.  Preparation of S-4 and the Proxy Statement...................................................       A-36
      5.4.  Company Meeting..............................................................................       A-36
      5.5.  No Solicitation..............................................................................       A-36
      5.6.  Letter of the Company's Accountants..........................................................       A-37
      5.7.  Access to Information........................................................................       A-37
      5.8.  Additional Agreements; Reasonable Best Efforts...............................................       A-38
      5.9.  Regulatory Reviews...........................................................................       A-38
     5.10.  Public Announcements.........................................................................       A-39
     5.11.  Directors' and Officers' Insurance; Indemnification..........................................       A-39
     5.12.  Notification of Certain Matters..............................................................       A-40
     5.13.  Tax-Free Reorganization Treatment............................................................       A-40
     5.14.  Company Affiliates...........................................................................       A-40
     5.15.  SEC Filings..................................................................................       A-40
     5.16.  Employee Matters.............................................................................       A-41
     5.17.  Ancillary Agreements.........................................................................       A-42
     5.18.  Billing and Customer Management Systems......................................................       A-43
     5.19.  110 DEG. Construction Permit.................................................................       A-43
     5.20.  Spring Communications........................................................................       A-43
     5.21.  Confirmatory Certificates; Communications....................................................       A-43
     5.22.  Affiliate Agreements.........................................................................       A-44

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER....................................................          A-44
      6.1.  Conditions to Each Party's Obligations to Effect the Merger..................................       A-44
      6.2.  Conditions to the Obligations of the Company.................................................       A-44
      6.3.  Conditions to the Obligations of GM and Hughes...............................................       A-45

ARTICLE 7 TERMINATION; AMENDMENT; WAIVER.................................................................       A-46
      7.1.  Termination..................................................................................       A-46
      7.2.  Effect of Termination........................................................................       A-46
      7.3.  Expenses.....................................................................................       A-46
      7.4.  Amendment....................................................................................       A-46
      7.5.  Extension; Waiver............................................................................       A-47

                                                                                                             PAGE
                                                                                                           ---------
ARTICLE 8 MISCELLANEOUS..................................................................................       A-47
      8.1.  Nonsurvival of Representations and Warranties................................................       A-47
      8.2.  Entire Agreement; Assignment.................................................................       A-47
      8.3.  Notices......................................................................................       A-47
      8.4.  Governing Law................................................................................       A-48
      8.5.  Descriptive Headings.........................................................................       A-48
      8.6.  Parties in Interest..........................................................................       A-48
      8.7.  Severability.................................................................................       A-48
      8.8.  Specific Performance.........................................................................       A-48
      8.9.  Brokers......................................................................................       A-48
     8.10.  Counterparts.................................................................................       A-48

                                             EXHIBITS

Exhibit A    --         Shareholders Agreement
Exhibit B-1  --         Company Tax Certificate
Exhibit B-2  --         Shareholder Tax Certificate
Exhibit B-3  --         Hughes Tax Certificate
Exhibit C    --         Form of Consulting Agreement
Exhibit D    --         Non-Competition Agreement
Exhibit E    --         Transition Services Agreement
Exhibit F    --         Replacement Payload Option Agreement
Exhibit G    --         Channel Capacity Provision Agreement
Exhibit H    --         United States Satellite Broadcasting Company, Inc. Closing Certificate

                           GLOSSARY OF DEFINED TERMS

                                                                                                    DEFINED IN
DEFINED TERMS                                                                                         SECTION
-----------------------------------------------------------------------------------------------  -----------------
110 DEG. Construction Permit...................................................................  3.18
20-Day Average Price...........................................................................  2.2(a)(ii)(3)
Acquiror Certificates..........................................................................  2.3(d)
Acquiror Share Cap.............................................................................  2.4(e)(i)
Acquiror Stock.................................................................................  2.2(a)(ii)(1)
Acquisition Proposal...........................................................................  5.5(a)
Adjusted Price.................................................................................  2.4(e)(ii)
ADS............................................................................................  3.26
Adverse Environmental Condition................................................................  5.7(b)
Agreement......................................................................................  Preamble
Allocation Determination.......................................................................  2.3(c)
Ancillary Agreements...........................................................................  5.17
Cap Price......................................................................................  2.2(b)(i)(A)
Cash Cap.......................................................................................  2.4(e)(iii)
Cash Consideration Per Share...................................................................  2.2(a)(i)
Cash Election..................................................................................  2.2(a)(i)
Class A Common Stock...........................................................................  3.2(a)
Closing........................................................................................  1.3
Closing Date...................................................................................  1.3
Closing Date Price.............................................................................  2.4(e)(iv)
Code...........................................................................................  Recitals
Common Stock...................................................................................  3.2(a)
Communications Act.............................................................................  3.6
Company........................................................................................  Preamble
Company Affiliate..............................................................................  5.14
Company Board..................................................................................  3.3(a)
Company Certificate............................................................................  2.1(c)
Company Common Stock...........................................................................  3.2(a)
Company Disclosure Schedule....................................................................  3.1(b)
Company Employee Benefit Plan..................................................................  3.11(a)
Company Financial Advisors.....................................................................  3.14
Company Permits................................................................................  3.10
Company SEC Reports............................................................................  3.4(a)
Company Securities.............................................................................  3.2(a)
Company Stock Options..........................................................................  3.2(a)
Confidentiality Agreement......................................................................  5.7(d)
D&O Insurance..................................................................................  5.11(a)
DGCL...........................................................................................  1.1
DIRECTV Benefit Plan...........................................................................  4.12(a)
DIRECTV FCC Licenses...........................................................................  4.14
Dissenters' Rights Statute.....................................................................  2.5
Dissenting Shares..............................................................................  2.5
Effective Time.................................................................................  1.2
Election Deadline..............................................................................  2.3(c)
Election Form..................................................................................  2.3(b)
Environmental Claim............................................................................  3.12(a)(2)
Environmental Investigation....................................................................  5.7(b)

                                                                                                    DEFINED IN
DEFINED TERMS                                                                                         SECTION
-----------------------------------------------------------------------------------------------  -----------------
Environmental Law..............................................................................  3.12(a)(1)
Environmental Permit...........................................................................  3.12(a)(3)
ERISA..........................................................................................  3.11(a)
Excess Termination Amount......................................................................  2.2(b)(ii)
Excess Termination Amount Per Share............................................................  2.2(b)(ii)(A)
Exchange Act...................................................................................  3.4(a)
Exchange Agent.................................................................................  2.3(b)
Exchange Fund..................................................................................  2.3(d)
Excise Tax.....................................................................................  5.16(j)
FCC............................................................................................  3.18
FCC Application................................................................................  3.18
FCC Licenses...................................................................................  3.18
Filed Company SEC Reports......................................................................  3.4(a)
Filed GM SEC Reports...........................................................................  4.8
Floor Price....................................................................................  2.2(b)(1)(A)
GAAP...........................................................................................  3.4(a)
GM.............................................................................................  Preamble
GM Permits.....................................................................................  4.10
GM SEC Reports.................................................................................  4.4
Governmental Entity............................................................................  3.6
Hazardous Substance............................................................................  3.12(a)(4)
HSR Act........................................................................................  3.6
Hughes.........................................................................................  Preamble
Hughes Securities..............................................................................  4.2
Indemnified Party..............................................................................  5.11(b)
Intellectual Property..........................................................................  3.19(b)
Latest Date....................................................................................  7.1(b)
Letter of Transmittal..........................................................................  2.3(b)
Lien...........................................................................................  3.2(b)
Lien...........................................................................................  3.22
Material Adverse Effect........................................................................  3.1(a)
Material Contracts.............................................................................  3.16(a)
MBCA...........................................................................................  1.1
Merger.........................................................................................  1.1
Merger Consideration...........................................................................  2.2(a)
Minimum Cash Amount............................................................................  2.4(e)(v)
NPL............................................................................................  3.12(m)
NYSE...........................................................................................  2.2(a)(ii)(3)
Payment........................................................................................  5.16(j)
Program........................................................................................  5.16(e)
Property.......................................................................................  3.12(a)(5)
Proxy Statement................................................................................  3.5(b)
Redacted Contracts.............................................................................  5.7(a)
Release........................................................................................  3.12(a)(6)
Relocation Package.............................................................................  5.16(b)
Remedial Action................................................................................  3.12(a)(7)
Requested Cash Amount..........................................................................  2.4(e)(vi)
S-4............................................................................................  3.5(a)
SEC............................................................................................  3.4(a)
Share..........................................................................................  2.1(b)

                                                                                                    DEFINED IN
DEFINED TERMS                                                                                         SECTION
-----------------------------------------------------------------------------------------------  -----------------
Share Value....................................................................................  2.2(a)(ii)(2)
Shareholders Agreement.........................................................................  Recitals
Spring.........................................................................................  5.20
Statutory Committee............................................................................  Recitals
Stock Consideration Per Share..................................................................  2.2(a)(ii)
Stock Election.................................................................................  2.2(a)(ii)
subsidiary.....................................................................................  3.1(b)
Surviving Corporation..........................................................................  1.1
tax............................................................................................  3.13(a)
tax returns....................................................................................  3.13(a)

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (the "AGREEMENT"), is among GENERAL MOTORS CORPORATION, a Delaware corporation ("GM"), HUGHES ELECTRONICS CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of GM ("HUGHES"), and UNITED STATES SATELLITE BROADCASTING COMPANY, INC., a Minnesota corporation (the "COMPANY").

    WHEREAS, the Board of Directors of the Company and the committee of disinterested directors of the Company formed pursuant to Section 302A.673, subd. 1(d) of the MBCA (as defined in Section 1.1) (the "STATUTORY COMMITTEE") have determined that the Merger (as defined in Section 1.1) is fair to and in the best interests of the Company's shareholders and have approved the Merger in accordance with this Agreement;

    WHEREAS, the respective Boards of Directors of GM and Hughes have determined that the Merger is advisable and in the best interests of Hughes, GM and GM's common stockholders;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, concurrently with the execution hereof, certain holders of shares of Company Common Stock (as defined in Section 3.2) are entering into an agreement providing for certain matters with respect to their shares of Company Common Stock (the "SHAREHOLDERS AGREEMENT"), a copy of which is attached hereto as EXHIBIT A; and

    WHEREAS, GM, Hughes and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, GM, Hughes and the Company hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporations Act (the "MBCA"), the Company shall be merged with and into Hughes (the "MERGER"). Following the Merger, Hughes shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall continue its corporate existence under the DGCL, and the separate corporate existence of the Company shall cease.

    1.2. EFFECTIVE TIME. Subject to the provisions of this Agreement, GM, Hughes and the Company shall cause the Merger to be consummated by (i) filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware and (ii) filing articles of merger complying with the MBCA with the Secretary of State of the State of Minnesota, in each case as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the later of such filings or at such time thereafter as is provided in such certificate of merger and such articles of merger (the "EFFECTIVE TIME").

    1.3. CLOSING OF THE MERGER. The closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

    1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Hughes shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Hughes shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

    1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Hughes in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of Hughes in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws and the DGCL.

    1.6. DIRECTORS. The directors of Hughes immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

    1.7. OFFICERS. The officers of Hughes at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                   ARTICLE 2
                   CONVERSION OF SHARES; MERGER CONSIDERATION

    2.1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of shares of Company Common Stock:

    (a) COMMON STOCK OF HUGHES AND GM. Each issued and outstanding share of common stock, par value $1.00 per share, of Hughes shall remain outstanding and shall be unchanged as a result of the Merger. The issued and outstanding securities of GM shall remain outstanding and shall be unchanged as a result of the Merger.

    (b) CANCELLATION OF TREASURY SHARES AND GM-OWNED SHARES. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a "SHARE") that is owned by the Company or any subsidiary of the Company, or by GM or Hughes (other than Shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

    (c) COMMON STOCK OF THE COMPANY. Each Share, other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 2.5), shall be converted, in accordance with Section 2.2(a), into the right to receive the Merger Consideration (as defined in Section 2.2(a)) and shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously evidencing any such Shares (each, a "COMPANY CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Certificate in accordance with the provisions of Section 2.3, the Merger Consideration multiplied by the number of Shares previously evidenced by such Company Certificate.

    2.2.  MERGER CONSIDERATION.

    (a) MERGER CONSIDERATION. Except as otherwise provided in Section 2.4 and subject to Section 2.5, the term "MERGER CONSIDERATION" shall mean, at the election of each holder of Shares, which election shall be available on a share-by-share basis, one of the following:

        (i) for each Share with respect to which an election to receive cash has been effectively made or deemed made pursuant to Section 2.3 and not revoked (a "CASH ELECTION"), the right to receive an amount in cash, without interest, equal to the Share Value (the "CASH CONSIDERATION PER SHARE"); or

        (ii) for each Share with respect to which an election to receive shares of Acquiror Stock has been effectively made pursuant to Section 2.3 and not revoked (a "STOCK ELECTION"), the right to receive a fractional interest in a share of Acquiror Stock equal to the Exchange Ratio (as defined in Section 2.2(b)) (the "STOCK CONSIDERATION PER SHARE"), subject to Section 2.3(h).

    For purposes of this Agreement:

        (1) "ACQUIROR STOCK" shall mean the Class H Stock of GM, par value $0.10 per share;

        (2) "SHARE VALUE" shall mean the product of (x) the Exchange Ratio and
    (y) the 20-Day Average Price; and

        (3) "20-DAY AVERAGE PRICE" shall mean the average (rounded to nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the trading prices of the Acquiror Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for each of the 20 consecutive trading days ending on and including the second trading day prior to the Closing Date;

    (b)  EXCHANGE RATIO.

        (i) The Exchange Ratio shall be determined in the following manner, subject to reduction pursuant to Section 2(b)(ii):

        (A) If the 20-Day Average Price is less than or equal to $47.6821 (the "CAP PRICE"), and greater than or equal to $27.8146 (the "FLOOR PRICE"), the Exchange Ratio shall be equal to 0.3775.

        (B) If the 20-Day Average Price is greater than the Cap Price, the Exchange Ratio shall be equal to the quotient obtained by dividing $18.00 by the 20-Day Average Price (such quotient shall be rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000 to the next lowest 1/10,000).

        (C) If the 20-Day Average Price is less than the Floor Price, the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the lower of (1) $10.50 and (2) the Adjusted Price (as defined in Section 2.4(e)) by (y) the 20-Day Average Price (such quotient shall be rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000).

        (ii) The Exchange Ratio shall be reduced by the amount determined by:

        (A) first, dividing the Excess Termination Amount by the number of Shares (such quotient, the "EXCESS TERMINATION AMOUNT PER SHARE"), and

        (B) then, dividing the Excess Termination Amount Per Share by the 20-Day Average Price (the resulting quotient shall be rounded to the nearest 1/10,000 or, if there shall not be a nearest 1/10,000, to the next highest 1/10,000).

    The "EXCESS TERMINATION AMOUNT" shall be the sum of (x) the amount, if any, by which the payments made or required to be made by the Company or any of its subsidiaries after the date hereof arising out of or relating to the termination of the contract identified on Section 2.2(b)(ii)(x) of the Acquiror

    Disclosure Schedule exceed the Termination Amount in respect thereof set forth therein, and (y) the amount, if any, by which the payments made or required to be made by the Company or any of its subsidiaries after the date hereof arising out of or relating to the termination of the contract identified in Section 2.2(b)(ii)(y) of the Acquiror Disclosure Schedule exceed the Termination Amount in respect thereof set forth in therein.

       (iii) If between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares, the Exchange Ratio correspondingly shall be adjusted to the extent warranted to reflect such stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares.

    2.3.  STOCK AND CASH ELECTIONS; EXCHANGE FUND.

    (a) RIGHT TO ELECT. Each Person who, at the Effective Time, is a record holder of Shares (other than holders of Shares to be cancelled as set forth in Section 2.1(b) or Shares subject to Section 2.5) shall have the right to submit an Election Form (as defined in Section 2.3(b)) specifying the number of Shares that such Person desires to have converted into the right to receive, subject to
Section 2.4, (i) the Stock Consideration Per Share pursuant to the Stock Election and (ii) the Cash Consideration Per Share pursuant to the Cash Election.

    (b) LETTER OF TRANSMITTAL AND ELECTION FORM. As soon as reasonably practicable after the Effective Time, a bank or trust company to be designated by GM (the "EXCHANGE AGENT") shall mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 2.1(b) or subject to Section 2.5) (i) a letter of transmittal (the "LETTER OF TRANSMITTAL") which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as GM shall reasonably specify, (ii) an election form (the "ELECTION FORM") providing for such holders to make the Cash Election or the Stock Election and (iii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the Shares formerly represented thereby. The Election Form shall include information as to the Share Value and the Exchange Ratio. As of the Election Deadline (as hereinafter defined), to the extent that a holder of Shares shall not have submitted to the Exchange Agent an effective, properly completed Election Form with respect to all or certain of the Shares held by such holder or shall have properly revoked and not properly submitted to the Exchange Agent a subsequent Election Form with respect to all or certain of the Shares, such holder shall be deemed to have made the Cash Election with respect to such Shares.

    (c) ELECTION DEADLINE AND ALLOCATION DETERMINATION. Any Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York, New York time on a date (the "ELECTION DEADLINE") to be mutually agreed upon by Hughes and the Company (which date shall not be later than the twentieth (20th) business day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Shares (other than a holder who has submitted an irrevocable election) who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Shares may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange

Agent shall, subject to Section 2.4, determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify GM, Hughes and Hubbard Broadcasting (as a representative of the shareholders of the Company) of its determination (the "ALLOCATION DETERMINATION").

    (d) DEPOSIT OF MERGER CONSIDERATION. Promptly after the Allocation Determination, Hughes shall deposit with the Exchange Agent, for the benefit of the holders of Shares for exchange in accordance with this Article 2, (i) cash in an amount sufficient to pay the aggregate Merger Consideration that shall take the form of cash and (ii) certificates or other evidence representing the aggregate Merger Consideration that shall take the form of shares of Acquiror Stock ("ACQUIROR CERTIFICATES"; the cash and certificates or other evidence deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "EXCHANGE FUND"). The Acquiror Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time. In connection with the issuance of shares of Acquiror Stock pursuant to this Agreement and the contribution by GM to the capital of Hughes of cash in an amount no less than the fair market value of such shares, GM's Board of Directors shall, in accordance with paragraph (a)(4) of Division I of Article Fourth of GM's Amended and Restated Certificate of Incorporation, as amended, make an appropriate adjustment to the denominator of the fraction used to determine the "Available Separate Consolidated Net Income of Hughes," as defined therein.

    (e) SURRENDER OF COMPANY CERTIFICATES. Upon surrender of a Company Certificate to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Hughes or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive, promptly after the Election Deadline in exchange therefor, (i) a certified or bank cashier's check in the amount equal to the aggregate amount of the Merger Consideration consisting of cash which such holder has the right to receive pursuant to the provisions of this Article 2 (including any cash in lieu of fractional shares of Acquiror Stock pursuant to Section 2.3(h)) and (ii) Acquiror Certificates representing the Acquiror Stock, if any, which such holder has the right to receive (in each case without interest and less the amount of any required withholding taxes, if any, in accordance with Section 2.3(k)).

    (f) RULES GOVERNING EXCHANGE. Hughes, in consultation with the Company prior to the Effective Time, shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 2.4, the issuance and delivery of certificates for, or other evidence of, Acquiror Stock, and the payment of the Cash Consideration Per Share.

    (g) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF ACQUIROR STOCK. No dividends or other distributions with respect to shares of Acquiror Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Acquiror Stock they are entitled to receive until such Company Certificate is surrendered by such holder.

    (h) FRACTIONAL SHARES. No fraction of a share of Acquiror Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Shares entitled to receive a fraction of a share of Acquiror Stock in the Merger, upon surrender of a Company Certificate for exchange pursuant to this
Section 2.3, shall be paid in lieu thereof an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) the Share Value by
(y) the fractional interest in Acquiror Stock to which such holder would otherwise be entitled (after aggregating all shares of Acquiror Stock which such holder is entitled to receive pursuant to this Article 2).

    (i) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Hughes, upon demand, and any former holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to Hughes for the Merger Consideration to which they are entitled pursuant to this Article 2.

    (j) NO LIABILITY. None of GM, Hughes or the Company shall be liable to any former holder of Shares for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (k) WITHHOLDING RIGHTS. GM, Hughes and the Exchange Agent shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares, such amounts as GM, Hughes, the Company (or any subsidiary thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by GM, Hughes or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by GM, Hughes or the Exchange Agent.

    2.4.  PRORATIONS.

    (a) REQUESTED CASH AMOUNT NOT IN EXCESS OF CASH CAP AND NOT BELOW MINIMUM CASH AMOUNT. If the Requested Cash Amount equals or exceeds the Minimum Cash Amount and does not exceed the Cash Cap, the Merger Consideration shall be issued and paid in the manner set forth in Section 2.2, unless the 20-Day Average Price is less than the Floor Price and the Acquiror Stock to be issued pursuant to this Agreement would exceed the Acquiror Share Cap, in which case the adjustments set forth in Section 2.4(d) shall be made.

    (b) REQUESTED CASH AMOUNT IN EXCESS OF CASH CAP. If the Requested Cash Amount exceeds the Cash Cap, each holder who makes or is deemed to have made a Cash Election pursuant to Section 2.3 shall receive, for each Share for which a Cash Election has been made or deemed made, Merger Consideration consisting of:

        (i) cash in an amount equal to the product of the Share Value and a fraction, (A) the numerator of which is the Cash Cap and (B) the denominator of which is the Requested Cash Amount; and

        (ii) a fractional interest in a share of Acquiror Stock equal to a fraction, (A) the numerator of which is equal to the Share Value minus the amount of cash payable pursuant to clause (i) of this Section 2.4(b) and (B) the denominator of which is the 20-Day Average Price.

    (c) REQUESTED CASH AMOUNT BELOW MINIMUM CASH AMOUNT. If the Requested Cash Amount is less than the Minimum Cash Amount and the 20-Day Average Price equals or exceeds the Floor Price, each holder making a Stock Election shall receive, for each Share for which a Stock Election has been made, Merger Consideration consisting of:

        (i) cash in an amount equal to the quotient obtained by dividing (A) the excess of the Minimum Cash Amount over the Requested Cash Amount by (B) the number of Shares for which such Stock Elections have been made; and

        (ii) a fractional interest in a share of Acquiror Stock equal to a fraction, (A) the numerator of which is equal to the excess of the Share Value over the amount of cash payable pursuant to clause (i) of this Section 2.4(c) and (B) the denominator of which is the 20-Day Average Price.

    (d)  ADJUSTMENTS REQUIRED IF 20-DAY AVERAGE PRICE IS LESS THAN FLOOR
PRICE. If (A) the 20-Day Average Price is less than the Floor Price, (B) the Requested Cash Amount does not exceed the Cash Cap, and (C) the number of shares of Acquiror Stock that would be issuable pursuant to this Agreement would, but for this Section 2.4(d), exceed the Acquiror Share Cap, then each holder making a Stock Election shall receive, for each Share for which a Stock Election has been made, Merger Consideration consisting of:

        (x) a fractional interest in a share of Acquiror Stock equal to the product of the Stock Consideration Per Share and a fraction, (I) the numerator of which is the Acquiror Share Cap and

    (II) the denominator of which is the total number of shares of Acquiror Stock that, but for Section 2.4, would have been issuable to all holders of Shares pursuant to this Agreement, and

        (y) an amount of cash equal to the excess of (I) the Share Value over
    (II) the product of (a) the fractional interest in a share of Acquiror Stock to which such holder shall be entitled pursuant to clause (x) of this
    Section 2.4(d) and (b) the 20-Day Average Price.

    (e)  CERTAIN DEFINITIONS.  For purposes of this Agreement:

        (i) "ACQUIROR SHARE CAP" shall mean a number equal to seventy percent (70%) of the product of the number of Shares and 0.3775.

        (ii) "ADJUSTED PRICE" shall mean an amount equal to the quotient obtained by dividing (1) an amount equal to two hundred percent (200%) of the product of the Acquiror Share Cap and the 20-Day Average Price by (2) the number of Shares.

       (iii) "CASH CAP" shall mean an amount of cash determined as follows:

        (A) If the 20-Day Average Price equals or exceeds the Floor Price, the Cash Cap shall be equal to fifty percent (50%) of the product of (1) the Exchange Ratio, and (2) the Closing Date Price, and (3) the number of Shares.

        (B) If the 20-Day Average Price is less than the Floor Price, the Cash Cap shall be equal to the lesser of (1) the amount described in clause (A) of this Section 2.4(e)(iii) and (2) the product of (X) the Acquiror Share Cap and (Y) the Closing Date Price.

        (C) Notwithstanding anything to the contrary contained in this Agreement, if, based on the Merger Consideration payable pursuant to this Agreement, the tax opinions referred to in Sections 6.2(e) and 6.3(h) hereof cannot be delivered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under 368(a) of the Code (as reasonably determined by Weil, Gotshal & Manges LLP, in consultation with Leonard, Street and Deinard Professional Association, such determination to be made (x) taking into account Dissenting Shares and cash issued in lieu of fractional shares, if any, (y) using the Closing Date Price as the measure of value of the shares of Acquiror Stock issued as Merger Consideration and
    (z) on the basis that the total value of such Acquiror Stock issued as Merger Consideration must represent no less than forty-five percent (45%) of the total consideration issued and to be issued in the Merger to all holders of Shares), then the Cash Cap shall be reduced to the extent necessary to enable the tax opinions to be rendered.

        (iv) "CLOSING DATE PRICE" shall mean the per share closing price of the Acquiror Stock on the NYSE as of the Closing Date.

        (v) "MINIMUM CASH AMOUNT" shall mean an amount equal to the lesser of
    (A) 30% of the product of the Share Value and the number of Shares and (B) the Cash Cap.

        (vi) "REQUESTED CASH AMOUNT" shall mean the aggregate amount of cash that would be payable with respect to all Shares for which Cash Elections have been made or deemed made pursuant to Section 2.3 or 2.5, before giving effect to Section 2.4.

    (f) APPLICATION OF CASH AND SHARE LIMITATIONS. The foregoing provisions of this Article 2 are not intended to, and shall not be applied so as to, result in:

        (i) the issuance of an aggregate number of shares of Acquiror Stock in excess of the Acquiror Share Cap;

        (ii) the payment of an aggregate amount of cash in excess of the Cash
    Cap;

       (iii) the receipt by a holder of Merger Consideration per Share having an aggregate value (with Merger Consideration in the form of Acquiror Stock valued for this purpose at the 20-Day Average Price) less than the Share Value unless both (x) the aggregate number of shares of Acquiror Stock to be issued is equal to the Acquiror Share Cap, and (y) the aggregate amount of cash to be paid is equal to the product of (1) the Acquiror Share Cap and
    (2) the Closing Date Price; or

        (iv) the receipt by a holder making a Cash Election of a value per Share which is different from the value per Share received by a holder making a Stock Election (with Acquiror Stock valued for this purpose at the 20-Day Average Price).

    2.5. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares held by a holder (if any) who has the right to exercise dissenters' rights under Section 302A.471 and Section 302A.473 of the MBCA, or any successor provisions (the "DISSENTERS' RIGHTS STATUTE") and who shall have filed with the Company, prior to the vote by the shareholders of the Company on this Agreement and the Merger, a notice of intent to demand payment of the fair value of such Shares in accordance with the Dissenters' Rights Statute and shall not have voted to approve this Agreement and the Merger ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or otherwise loses such holder's right to exercise such holder's dissenters' rights with respect to such Shares, if any. If, before or after the Effective Time, such holder fails to perfect or loses any such right to exercise such holder's dissenters' rights with respect to such Shares, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration and such holder shall be deemed to have made the Cash Election. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the Dissenters' Rights Statute and as provided in the immediately preceding sentence. The Company shall give prompt notice to Hughes of any notices of intent to demand fair value of Shares in accordance with the Dissenters' Rights Statute received by the Company, and Hughes shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Hughes, make any payment with respect to, or settle or offer to settle, any such demands.

    2.6. STOCK OPTIONS. The Company may elect to take all such action necessary to cause each Company Stock Option (as defined in Section 3.2(a)), which is outstanding and unexercised immediately prior to the Effective Time, to become vested as of the Effective Time. Hughes shall pay each holder of any Company Stock Option, with respect to each Share subject to such Company Stock Option, an amount in cash equal to the excess of the Share Value over the exercise price per Share of such Company Stock Option, less all applicable withholding taxes. All Company Stock Options and all Company stock option plans, arrangements or agreements shall be terminated thereafter as of the Effective Time.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each of GM and Hughes as follows:

    3.1.  ORGANIZATION AND QUALIFICATION.

    (a) The Company and each of its subsidiaries (as defined in Section 3.1(b)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have or constitute a Material Adverse Effect (as defined below) on the Company. When used in connection with any party to this Agreement, the term "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect, or any development that results in a material adverse effect, on the business, operations, financial performance or prospects of such party and its subsidiaries, taken as whole, or (ii) an event, change, effect or development that may materially impair or delay the ability of such party to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that effects or developments arising from (A) general economic conditions affecting participants in the multichannel entertainment distribution industry, (B) inactions of the Company resulting from Hughes' refusal to provide its consent pursuant to Section 5.1 of this Agreement or (C) actions which the Company is required to take pursuant to this Agreement, shall not constitute a Material Adverse Effect.

    (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule previously delivered by the Company to GM (the "COMPANY DISCLOSURE SCHEDULE"), the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity. The term "SUBSIDIARY" shall mean, when used with reference to any party to this Agreement, any entity more than fifty percent (50%) of either the outstanding voting securities or the value of the outstanding equity securities or interests (including membership interests) of which are owned directly or indirectly by such party.

    (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (d) The Company has heretofore delivered to Hughes accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of the Company and each of its subsidiaries.

    3.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

    (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, par value $.0001 per share (the "COMMON STOCK"), of which, as of December 1, 1998, 60,868,825 shares were issued and outstanding and no shares were held in treasury, (ii) 500,000,000 shares of Class A Common Stock, par value $.0001 per Share (the "CLASS A COMMON STOCK"; and collectively with the Common Stock, the "COMPANY COMMON STOCK"), of which, as of December 1, 1998, 28,941,950 shares were issued and outstanding and no shares were held in treasury and (iii) 50,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 1, 1998, 713,400 shares of Class A Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted by the Company to purchase shares of Class A Common Stock (the "COMPANY STOCK OPTIONS") issued pursuant to the Company stock option plans listed in Section 3.2(a) of the Company Disclosure Schedule. Since December 1, 1998, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such date and, since December 1, 1998, no Company Stock Options have been granted. Except as set forth above in this Section 3.2(a), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, or interests in the ownership or earnings, of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

    (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    3.3.  AUTHORITY RELATIVE TO THIS AGREEMENT.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of Directors of the Company (the "COMPANY BOARD") and the Statutory Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    (b) The Company board has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Company board for the consummation of the transactions, including the Merger, contemplated hereby and by the Shareholders Agreement and resolved to recommend that the shareholders of the Company approve and adopt this Agreement. The Statutory Committee has been duly formed pursuant to Section 302A.673, subd.1, and has duly and validly authorized and approved this Agreement, the Merger and the Shareholders Agreement and the consummation of the transactions contemplated by this Agreement and the Shareholders Agreement. The action of the Statutory Committee in approving this Agreement and the transactions contemplated hereby, including the Merger, and in approving the Shareholders Agreement and the transactions contemplated thereby, is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by the Shareholders Agreement, the provisions of Sections 302A.673 and 302A.675 of the MBCA and no Minnesota or other State takeover statute or similar statute or regulation applies to the Merger, this Agreement, the Shareholders Agreement, or any of the transactions contemplated hereby or thereby.

    3.4.  SEC REPORTS; FINANCIAL STATEMENTS.

    (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since February 6, 1996 (the "COMPANY SEC REPORTS"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each as in effect on the dates such forms, reports and documents were filed. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to (A) normal year-end adjustments and (B) any other adjustments described in the Company SEC Reports filed prior to the date of this Agreement (the "FILED COMPANY SEC REPORTS")).

    (b) The Company has heretofore made available to GM a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

    3.5.  INFORMATION SUPPLIED.

    (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by GM in connection with the issuance of shares of Acquiror Stock in the Merger, including the prospectus contained therein and any amendment thereof or supplement thereto (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in the S-4, the Company shall promptly so advise Hughes.

    (b) The proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger, including any amendment thereof or supplement thereto (the "PROXY STATEMENT") will not, at the date mailed to shareholders of the Company and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "COMMUNICATIONS ACT"), the filing and recordation of a certificate of merger as required by the DGCL, the filing of articles of merger as required by the MBCA, and as otherwise set forth in Section 3.6 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.6 to the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will require any consent or approval pursuant to any material programming agreement, software license or billing/ customer service agreement binding on the Company. No rights of first refusal or first offer, preemptive rights or similar rights of participation are applicable to the transactions contemplated by this Agreement or the Shareholders Agreement.

    3.7. NO DEFAULT. None of the Company or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    3.8. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except as and to the extent disclosed by the Company in the Filed Company SEC Reports or as disclosed in Section 3.8 of the Company Disclosure Schedule, since January 1, 1998, (a) neither the Company nor its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would, individually or in the aggregate, have a Material Adverse Effect on the Company,
(b) except as contemplated by this Agreement, the business of the Company and its subsidiaries has been carried on in all material respects in the ordinary course consistent with past practices, (c) the Company has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock or other equity securities, including securities directly or indirectly convertible into or exercisable or exchangeable for any of its capital stock or other equity securities, (d) the Company has not entered into or consummated any transaction with any officer, director or affiliate of the Company or any person known by the Company to be an affiliate of any of them and (e) except as required by GAAP, the Company has not changed its methods of accounting (either for financial accounting or tax purposes).

    3.9. LITIGATION. Except as disclosed by the Company in the Filed Company SEC Reports, as disclosed in Section 3.9 of the Company Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets and (ii) none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree.

    3.10. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed by the Company in the Filed Company SEC Reports and for failures which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), (ii) the Company and its subsidiaries are in compliance with the terms of the Company Permits, (iii) the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and
(iv) no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same. No representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12(a)) and the FCC Licenses (as defined in Section 3.18).

    3.11.  EMPLOYEE PLANS.

    (a) Section 3.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, stock and stock-related award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements which the Company or any of its subsidiaries maintains, is a party to, contributed to or has any obligation to or liability for in respect of current or former employees and directors (each, a "COMPANY EMPLOYEE BENEFIT PLAN" and collectively, the "COMPANY EMPLOYEE BENEFIT PLANS"). None of the Company Employee Benefit Plans is subject to Title IV of ERISA.

    (b) True, correct and complete copies of the most recent summary plan description for each Company Employee Benefit Plan have been delivered to Hughes for review prior to the date hereof.

    (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made, (ii) the Company and its subsidiaries have performed all obligations required to be performed by them under any Company Employee Benefit Plan, (iii) the Company Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws, and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Employee Benefit Plan.

    (d) Each Company Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and the Company knows of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan and its related trust.

    (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Except as contemplated by Section 5.1(f) or 5.16 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due, or increase the compensation due, to any current or former employee or director of the Company or any of its subsidiaries.

    3.12.  ENVIRONMENTAL MATTERS.  (a) As used in this Agreement:

    (i) "ENVIRONMENTAL LAW" means any applicable federal, state or local law, statute, code, ordinance, policy, rule, regulation, order, settlement agreement, or other governmental requirement from any U.S. or foreign jurisdiction concerning the Release (as defined herein), handling, storage, management, processing, transportation or other use, or disposal or arrangement for disposal, of any solid waste, industrial waste or Hazardous Substance (as defined herein) including, by way of example but not limitation, the Comprehensive Environmental Response, Compensation and Liability Act (43 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 2601 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) as such laws have been amended and the regulations promulgated pursuant thereto, and any applicable and analogous state or local statutes, codes, policies, rules, regulations or related requirements of governmental entities of foreign jurisdictions.

    (ii) "ENVIRONMENTAL CLAIM" means any allegation, notice of violation, action, claim, lien, demand, order, injunction, judgment, decree, ruling, assessment or arbitration award or directive (conditional or otherwise) by any court, arbitrator or governmental entity or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, diminution in value, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (A) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Release) of, or exposure to, any Hazardous Substance, odor, audible noise, or any solid or industrial waste, (B) the transportation, storage, treatment or disposal of solid waste, industrial waste or Hazardous Substances, in connection with the past or present operations of the Company, any of its subsidiaries or any of their respective predecessors or assigns, or
(C) the violation, or alleged violation, of any Environmental Laws, orders, injunctions, judgments, decrees, rulings, assessments, arbitration awards, Environmental Permits or ruling, order or decision of any court arbitrator or Government Entity relating to environmental matters.

   (iii) "ENVIRONMENTAL PERMIT" means any permit, approval, authorization, license, variance, registration, permit application, notification, program development and implementation, or permission required under any applicable Environmental Law.

    (iv) "HAZARDOUS SUBSTANCE" means any substance, material or waste which is regulated under any Environmental Law or by any applicable governmental entity, governmental entity in the jurisdictions in which the Company or any subsidiary or any of their respective predecessors or assigns conducts or has conducted business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste," "toxic substance" or "residual waste" "under any Environmental Law, including, but not limited to, radioactive materials, petroleum products (including fractions thereof), asbestos and polychlorinated biphenyls.

    (v) "PROPERTY" means any land, facility or operations currently or previously owned by the Company, any of its subsidiaries or any of their respective predecessors or assigns.

    (vi) "RELEASE" means any intentional or unintentional, continuous or intermittent release, spill, emission, seepage, leaking, pumping, uncontrolled loss, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or any building surface, or onto or from any Property of any Hazardous Substance, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or otherwise.

   (vii) "REMEDIAL ACTION" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (A) clean up, remove, treat, or in any other way address any Hazardous Substance or any other material required pursuant to applicable Environmental Law, (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or any other material required pursuant to applicable Environmental Law, (C) perform pre-remedial studies and investigations or post-remedial monitoring and care including the conduct of risk assessments and negotiation with applicable governmental entities regarding Hazardous Substance or any other material required pursuant to applicable Environmental Law, or (D) bring the Properties into compliance with all applicable Environmental Laws and Environmental Permits.

    (b) The Company and each of its subsidiaries, with respect to its use of and operations at each Property, has been and is in compliance in all material respects with all Environmental Laws, except where the failure so to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Neither the Company nor any of its subsidiaries or any of their respective predecessors (to the Company's knowledge, with respect to non-affiliated predecessors) has received any written communication from a court, arbitrator or governmental entity or any other person that alleges that the Company or any such subsidiary or predecessor is not in compliance, in any respect, with any Environmental Law or has liability thereunder, except for written communications which make allegations which, if true, are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

    (d) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, none of the operations or Properties of the Company or any of its subsidiaries or any of their respective predecessors or assigns (to the Company's knowledge, with respect to unaffiliated predecessors and assigns) is the subject of investigation by any governmental entity, whether U.S., State, local or foreign, respecting (i) Environmental Laws, (ii) any Remedial Action or (iii) any Environmental Claim arising from a Release or otherwise of any Hazardous Substance or any other substance regulated under any Environmental Law, which in each case would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its subsidiaries have filed all notices, obtained all Environmental Permits and conducted all actions required under all Environmental Laws, except where the failure to file such notices, obtain such Environmental Permits or take such actions would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (e) The Company, each of its subsidiaries and any of their respective predecessors (to the Company's knowledge, with respect to unaffiliated predecessors) have filed all notices required to be filed under all Environmental Laws reporting any Release, obtained all Environmental Permits and taken all Remedial Actions required under all Environmental Laws, except where failure to file such notices, obtain such Environmental Permits or take such Remedial Actions would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (f) Neither the Company nor any of its subsidiaries has any contingent liabilities (as defined in GAAP) with respect to its business or that of its predecessors in connection with any Hazardous Substance or Environmental Law that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (g) Underground storage tanks are not and have not been located on or under any Property and there have been no Releases of Hazardous Substances on, in or under any Property or other real property for which the Company or any of its subsidiaries would be responsible or potentially responsible and that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (h) Neither the Company nor any of its subsidiaries or any of their respective predecessors (to the Company's knowledge, with respect to unaffiliated predecessors) is subject to any judicial, administrative or arbitral actions, suits, proceedings (public or private), written claims or governmental proceedings alleging the violation of any Environmental Law or Environmental Permit that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (i) Neither the Company nor any of its subsidiaries or any of their respective predecessors or assigns (to the Company's knowledge, with respect to unaffiliated predecessors and assigns) as a result of their respective past and current operations, has caused or permitted any Hazardous Substances to remain or be disposed of, either on or under any Property or on any real property not permitted to accept, store or dispose of such Hazardous Substances, that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (j) The transactions contemplated under this Agreement do not trigger any obligation or duty on the part of the Company or the subsidiaries to file any notice with or obtain approval from any Governmental Entity having jurisdiction over environmental or health and safety matters.

    (k) None of the Properties owned by the Company or any of its subsidiaries contain or are constructed with any asbestos or asbestos-containing building materials, the presence of which in its current condition requires abatement or encapsulation.

    (l) The Company and all its subsidiaries have obtained, currently maintain, and are in material compliance with all Environmental Permits required for their operations, such Environmental Permits are readily transferable to the Buyer, and there is no pending or threatened action or proceeding to revoke or materially modify or alter the terms and condition of such Environmental Permits.

    (m) None of the Properties of the Company or any subsidiaries is listed or proposed for listing on the National Priorities List ("NPL"), the CERCLIS, or any analogous state list of sites to be investigated or remediated as a result of the possible presence of Hazardous Substances and neither the Company nor the subsidiaries has received any notice from any Governmental Entity or Person that it is or could potentially be liable for the cost to investigate or remediate contamination under Environmental Law or any request for information under section 104 of CERCLA or any analogous state law.

    3.13. TAX MATTERS. Except as disclosed on Section 3.13 of the Company Disclosure Schedule:

    (a) The Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code), unitary group or combined group of which the Company or any of its subsidiaries is or has ever been a member, has (or, by the Closing Date, will have) timely filed with the appropriate taxing authorities all Federal income tax returns and all other material tax returns and reports required to be filed by it through the Closing Date. All such tax returns are (or will be) complete and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP, the Company and each of its subsidiaries has (or, by the Closing Date, will have) paid (or the Company has paid on its subsidiaries' behalf) all taxes due in respect of the taxable periods covered by such tax returns. The most recent consolidated financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since December 31, 1997, neither the Company nor any of its subsidiaries has incurred any liability for taxes other than in the ordinary course of its businesses for which adequate reserves have been established on subsequent unaudited financial statements. The Company has previously delivered to Hughes copies of all income and franchise tax returns filed by the Company and each of its subsidiaries for their taxable years ended in 1995, 1996 and 1997 and all audit or examination reports relating to income or franchise taxes in respect of the Company or any of its subsidiaries within the preceding ten (10) years. For purposes of this Agreement, "TAX" or "TAXES" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any joint and/or transferee liability (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign tax law) in respect of taxes or any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement; and "TAX RETURNS" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

    (b) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries. No state where the Company or one of its subsidiaries does not file an income or franchise tax return has asserted in writing during the preceding five (5) years that such corporation should be so filing, no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to taxes or tax returns have been given by or on behalf of the Company or any of its subsidiaries (and no request for any such waiver or consent is pending) and no power of attorney with respect to any taxes has been executed or filed with any taxing authority. No material issues relating to taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the federal income tax returns of the Company and each of its subsidiaries consolidated in such tax returns have been reviewed by the Internal Revenue Service and the Company has not been contacted regarding any such review, and the state and local tax returns of the Company and its subsidiaries have been examined for the taxable periods set forth in Section 3.13(b) of the Company Disclosure Schedule.

    (c) No material Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

    (d) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

    (e) None of the Company or any of its subsidiaries has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    (f) Neither the Company nor any of its subsidiaries has made, will make, or is obligated to make any payment (whether in cash or property or the vesting of property) that, either individually or in the aggregate, would not be deductible by reason of Section 280G or 162(m) of the Code, or is party to any employment, severance or termination agreement, other compensation arrangement or Company Employee Benefit Plan currently in effect, or the Program (as defined in Section 5.16(e)) or any other program established pursuant to Section 5.16, which provides for the making of any such payment.

    (g) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes.

    (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any federal income or material state, local or foreign taxes or tax returns of the Company or its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding.

    (i) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

    (j) Neither the Company nor any of its subsidiaries has (i) with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries, (ii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state, local or foreign law, or (iii) received or filed any requests for rulings or determinations in respect of any taxes within the last five (5) years.

    (k) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code, or (iii) is "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

    (l) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming, a "United States real property holding company" within the meaning of Section 897(c) of the Code.

    (m) No subsidiary of the Company owns any Shares.

    3.14. OPINION OF FINANCIAL ADVISORS. Each of Credit Suisse First Boston Corporation and Goldman, Sachs & Co. (the "COMPANY FINANCIAL ADVISORS") has delivered to the Company board its opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinions, the Merger Consideration is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or adversely modified.

    3.15. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisors, a true and correct copy of whose engagement agreements have been provided to GM) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

    3.16.  MATERIAL CONTRACTS.

    (a) Section 3.16 of the Company Disclosure Schedule lists all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that relate to: (i) material employment, product design or development, personal services, consulting, non-competition, severance or indemnification; (ii) material licensing, merchandising, production, manufacturing, retailing, sales (including sales agency) or programming, production or distribution (including any programming "puts"), including without limitation, all such contracts and agreements containing exclusivity or "most favored nation" provisions; (iii) a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock or material assets of the Company; (iv) a partnership or joint venture, or cooperative development efforts; (v) the acquisition, sale, lease or other disposition of material properties or assets of the Company or its subsidiaries or predecessors (by merger, purchase or sale of assets or stock or otherwise) entered into since February 6, 1996; (vi) agreements with any Governmental Entity; (vii) contracts for the construction of satellites; (viii) financial incentive arrangements for equipment manufacturers; (ix) signal security and testing or signal theft; (x) material promotion, marketing, sponsorship or similar arrangements; (xi) indebtedness for borrowed money, letters of credit, security agreements, lockbox arrangements or guaranties of the foregoing; (xii) real property deeds or leases and material equipment leases including, without limitation, all satellite transponder leases; (xiii) material software or Intellectual Property (as defined in Section 3.19(b)) license or maintenance agreements; (xiv) customer services (including, without limitation, telemarketing and billing); (xv) the provision of any services, products or payments to or from any officer, director, employee or other affiliate of the Company or such officer, director or employee; (xvi) all agreements relating to the retransmission of the Company's signal by cable systems or any other multichannel programming distributor; and (xvii) all commitments and agreements to enter into any contracts or agreements relating to any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "MATERIAL CONTRACTS").

    (b) Each of the Material Contracts is valid and enforceable in accordance with its terms, and there is no default under any Material Contract so listed either by the Company (including the consummation of the Merger) or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company (including the consummation of the Merger) or, to the knowledge of the Company, any other party, in any such case in which such default or event would, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all material agreements or other arrangements between the Company and its sales agents, dealers and retailers are terminable by the Company on not greater than 30 days' notice, with no material termination fee or, except for commissions or fees earned, continuing payment obligations thereunder.

    (c) No party to any Material Contract has given notice to the Company of, or made a claim against the Company with respect to, any breach or default thereunder, in any such case in which such breach or default would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not currently being audited, and has not received notice of an intent to conduct any audit, under any material programming agreement.

    3.17.  LABOR AND EMPLOYMENT MATTERS.

    (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule or as contemplated by Section 5.16 of this Agreement, neither the Company nor any of its subsidiaries is a party to any employment, severance compensation, labor or collective bargaining agreement and there are no employment, severance compensation, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending written demand for recognition or certification.

    (b) Except as contemplated by Section 5.16 of this Agreement, the only employment agreements and severance compensation agreements with officers of the Company or any of its subsidiaries are set forth in Section 3.17(b) of the Company Disclosure Schedule. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

    3.18. FCC MATTERS. Section 3.18 of the Company Disclosure Schedule sets forth all permits, licenses, waivers or authorizations issued by the Federal Communications Commission (the "FCC") held by the Company and its subsidiaries (the "FCC LICENSES"). For the purposes of this Agreement, the term "FCC Licenses" shall not include the FCC construction permit and launch authority to use DBS frequencies at 110 DEG. west longitude (the "110 DEG. CONSTRUCTION PERMIT"). Except as is not material to the conduct of the business of the Company and its subsidiaries: (i) the Company and its subsidiaries are financially qualified and, to the knowledge of the Company, are otherwise qualified to hold the FCC Licenses or to control the FCC Licenses, as the case may be; (ii) the FCC Licenses constitute all permits, licenses, waivers or authorizations that the Company and its subsidiaries are required by the FCC to hold in connection with the operation of its business as currently conducted, the Company and such subsidiaries that are required to hold FCC Licenses to operate the Company's business as currently conducted validly hold such FCC Licenses, and the FCC Licenses are in full force and effect; (iii) the Company is not aware of any facts or circumstances relating to the FCC qualifications of the Company or any of its subsidiaries that would prevent the FCC's granting the Transfer of Control Application to be filed with respect to the Merger (the "FCC APPLICATION"); (iv) the Company and its subsidiaries are in compliance with all FCC Licenses and with the Communications Act; and (v) there is not pending or, to the knowledge of the Company threatened, any application, petition, objection or other pleading with the FCC or other governmental authority which challenges the validity of, or any rights of the holder under, any FCC License.

    3.19.  INTELLECTUAL PROPERTY.

    (a) The Company or one of its subsidiaries owns or possesses (and will own or possess as of the Effective Time) all right, title and interest in and to, or a valid and enforceable license or other right to use all of the Intellectual Property (as defined below), and all of the right, benefits, and privileges associated therewith, that is material to the conduct of the business of the Company and its subsidiaries as currently conducted (and as conducted as of the Effective Time). To the knowledge of the Company, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any other person, and neither the Company nor any of its subsidiaries is aware of any such infringement, misappropriation or violation which would reasonably be expected to occur prior to the Effective Time. To the knowledge of the Company, no person is materially infringing upon any Intellectual Property right of the Company or any of its subsidiaries. Notwithstanding the foregoing, no representation or warranty is made with respect to any Intellectual Property licensed from Hughes or DIRECTV Enterprises, Inc. ("DIRECTV"), or developed or used by Hughes or DIRECTV in connection with the multichannel entertainment distribution business.

    (b) The term "INTELLECTUAL PROPERTY" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, design plans, improvements, proposals, technical and computer data, documentation and software, financial proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related proprietary information, marketing materials and all other proprietary rights.

    3.20. INSURANCE. The Company and its subsidiaries maintain adequate insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. For all such insurance policies, as described in
Section 3.20 of the Company Disclosure Schedule, all premiums shall be paid to ensure that they are in effect and will remain in force until or after the Effective Time.

    3.21. INDEBTEDNESS. Except as set forth in the Filed Company SEC Reports, neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof, or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

    3.22. LIENS. Neither the Company nor any of its subsidiaries has granted, created or suffered to exist with respect to any of its assets, any security interest, mortgage, deed of trust, pledge or encumbrance (a "LIEN") of any kind or nature whatsoever.

    3.23. REAL PROPERTY. Section 3.23 of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its subsidiaries that is material to the conduct of the business of the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except those listed in Section 3.22 of the Company Disclosure Schedule.

    3.24. TANGIBLE PROPERTY. With respect to the tangible properties and assets of the Company and its subsidiaries (excluding real property) that are material to the conduct of the businesses of the Company and its subsidiaries, the Company and its subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets. All of the assets of the Company and its subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate, have a Material Adverse Effect on the Company.

    3.25. PROGRAMMING ARRANGEMENTS. The amount of license fees currently paid by the Company pursuant to any material programming agreement has not been and shall not be increased due to the Company's failure to meet any subscriber penetration requirements or other similar benchmarks. Except as set forth in
Section 3.25 of the Company Disclosure Schedule, none of the Company's material programming agreements are subject to renewal prior to December 31, 2000, nor will any negotiation period relating to the renewal or extension of any material programming agreement commence prior to December 31, 2000. Except as set forth on Section 3.25 to the Company Disclosure Schedule, there are no affirmative obligations under any programming (or similar) agreement to carry any additional programming channels (or feeds thereof) above and beyond what the Company currently carries.

    3.26. CONSOLIDATION MATTERS. The Agreement, dated March 5, 1993, as amended, between ADS Alliance Data Systems, Inc. ("ADS") and the Company is terminable effective as of June 17, 1999, without the payment of any termination fee and without the obligation to continue to use or pay for ADS services following such date. The Company has the contractual right to terminate (i) Direct Broadcast Satellite Contract No. 104274-B, effective December 31, 1996, between Lockheed Martin Corporation and the Company, as amended and (ii) the Billing and Customer Service Agreement between the Company and Convergys Information Management Group Inc., effective October 16, 1998 and the letter agreement dated October 16, 1998. The rights of Vulcan Ventures, Inc. and Dow Jones & Company under their respective programming agreements with the Company have been suspended effective on the date hereof. Such agreements automatically terminate upon the Closing of the Merger, and there will be no continuing payment or performance obligation of the Company under such agreements thereafter. The Agreement, dated March 21, 1997 between the Company and ADS for remittance processing service (the "ADS REMITTANCE AGREEMENT") is terminable effective March 20, 2000 upon prior notice as required by such agreement. The fees due under the ADS Remittance Agreement are subject to adjustment in March 1999 as provided in Section 4.2 of such Agreement. The ADS Remittance Agreement contains minimum fee obligations as provided in Appendix A thereto.

    3.27. NO OTHER REPRESENTATIONS OR WARRANTIES. Notwithstanding anything contained in this Article 3 or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, except those representations and warranties of the Company set forth in this Article 3.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                OF GM AND HUGHES

    GM and Hughes hereby jointly and severally represent and warrant to the Company as follows:

    4.1. ORGANIZATION AND QUALIFICATION. GM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. GM is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would neither have a Material Adverse Effect on Hughes nor may materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

    4.2. CAPITALIZATION OF GM AND ITS SUBSIDIARIES. The Acquiror Stock is the only class of authorized capital stock of GM as to which GM reports earnings per share based upon the Available Separate Consolidated Net Income of Hughes attributable to holders of Acquiror Stock, as provided for under GM's Amended and Restated Certificate of Incorporation and as set forth in GM's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. As of November 30, 1998, 600,000,000 shares of Acquiror Stock were authorized and 105,993,793 shares of Acquiror Stock were issued and outstanding. All of the issued and outstanding shares of Acquiror Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of November 30, 1998, 16,396,454 shares of Acquiror Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Acquiror Stock granted by GM or Hughes pursuant to the GM Amended Stock Incentive Plan and the Hughes Incentive Plan. Except (i) as described in the GM SEC Reports, and (ii) as set forth above, as of the date hereof, there are outstanding (A) no securities of GM or its subsidiaries convertible into or exchangeable for shares of Acquiror Stock, (B) no options or other rights to acquire from GM or its subsidiaries, and no obligations of GM or its subsidiaries to issue, any Acquiror Stock, or securities convertible into or exchangeable for Acquiror Stock, and (C) no equity equivalents, interests in the ownership or earnings of Hughes or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "HUGHES SECURITIES"). There are no outstanding obligations of GM or any of its subsidiaries to repurchase, redeem or otherwise acquire any Acquiror Stock.

    4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of GM and Hughes has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of GM and Hughes and by GM as the sole shareholder of Hughes, and no other corporate proceedings on the part of GM or Hughes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of GM and Hughes and constitutes a valid, legal and binding agreement of each of GM and Hughes, enforceable against each of GM and Hughes in accordance with its terms.

    4.4. SEC REPORTS; FINANCIAL STATEMENTS. (a) GM has filed all required forms, reports and documents with the SEC since January 1, 1996 (the "GM SEC REPORTS"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of the GM SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of GM included in the GM SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of GM and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to (A) normal year-end adjustments and
(B) any other adjustments described in the GM SEC Reports filed prior to the date of this Agreement (the "FILED GM SEC REPORTS")).

    (b) Hughes has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by GM with the SEC pursuant to the Exchange Act, to the extent that Hughes or DIRECTV is a party to such agreements or such agreements relate to the business of Hughes or DIRECTV.

    4.5.  INFORMATION SUPPLIED.

    (a) None of the information supplied or to be supplied by GM or Hughes for inclusion in the Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to GM, its officers and directors or any of its subsidiaries should occur which is required to be described in the Proxy Statement, GM shall promptly so advise the Company.

    (b) Neither the S-4 nor any amendment thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by GM or Hughes in this Section 4.5 with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its subsidiaries for inclusion or incorporation by reference in the S-4. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    4.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the Communications Act, the filing and recordation of a certificate of merger as required by the DGCL, and the filing of articles of merger as required by the MBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by GM or Hughes of this Agreement or the consummation by GM or Hughes of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as set forth in Section
4.6 of the GM Disclosure Schedule, neither the execution, delivery and performance of this Agreement by GM or Hughes nor the consummation by GM or Hughes of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of GM or Hughes or any of GM's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GM or Hughes or any of GM's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GM or Hughes or any of GM's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

    4.7. NO DEFAULT. None of GM or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GM, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

    4.8. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except as and to the extent disclosed by GM in the GM SEC Reports filed prior to the date of this Agreement (the "FILED GM SEC REPORTS"), since January 1, 1998, (a) neither GM nor its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby, (b) except as contemplated by this Agreement, Hughes and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practices, (c) GM has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, the Acquiror Stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any Acquiror Stock, and (d) except as required by GAAP, neither GM nor Hughes has changed its method of accounting (either for financial accounting or tax purposes) in any manner which would reasonably be expected to materially adversely affect the valuation of the Acquiror Stock.

    4.9. LITIGATION. Except as disclosed by GM in the Filed GM SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GM, threatened against GM or any of its subsidiaries or any of their respective properties or assets which, individually or in the aggregate, would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as disclosed by GM in the Filed GM SEC Reports, none of GM or its subsidiaries is subject to any outstanding order, writ, injunction or decree which would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

    4.10. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed by GM in the Filed GM SEC Reports, GM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "GM PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as disclosed by GM in the Filed GM SEC Reports, the businesses of GM and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which would neither have a Material Adverse Effect on Hughes nor impair or materially delay the ability of GM to consummate the transactions contemplated hereby. Except as publicly disclosed by GM in the Filed GM SEC Reports, no investigation or review by any Governmental Entity with respect to GM or its subsidiaries is pending or, to the knowledge of GM, threatened, nor, to the knowledge of GM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. No representation or warranty is made in this Section 4.10 with respect to Environmental Laws and the FCC Licenses.

    4.11. BROKERS. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of GM or Hughes or any of their affiliates.

    4.12.  EMPLOYEE PLANS.

    (a) Section 4.12(a) of the Disclosure Schedule previously delivered by GM and Hughes to the Company (the "ACQUIROR DISCLOSURE SCHEDULE") lists all "employee benefit plans," as defined in Section 3(3) of ERISA and all bonus and other incentive compensation, disability, severance, retention, salary continuation, stock and other stock-related award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements generally made available to the employees of DIRECTV and which will be made available to the employees of the Company (each, a "DIRECTV BENEFIT PLAN" and collectively, the "DIRECTV BENEFIT PLANS").

    (b) Except as set forth in the Filed GM SEC Reports or would not, individually or in the aggregate, have a Material Adverse Effect on Hughes, (i) all payments required to be made by or under any DIRECTV Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made; (ii) Hughes has performed all obligations required to be performed by it under any DIRECTV Employee Benefit Plan; (iii) the DIRECTV Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws; and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of Hughes, threatened with respect to any DIRECTV Employee Benefit Plan.

    (c) Each DIRECTV Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and Hughes knows of no fact which would adversely affect the qualified status of any such DIRECTV Employee Benefit Plan and its related trust.

    4.13. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect on Hughes, (1) Hughes is in compliance with Environmental Laws; (2) no judicial or administrative proceedings are pending or, to the knowledge of Hughes, threatened against Hughes or any real property owned or operated by Hughes alleging the violation of or seeking to impose liability under any Environmental Law, and there are no investigations of an environmental nature pending or, to the knowledge of Hughes, threatened against Hughes or any real property owned or operated by Hughes; and (3) there are no facts, circumstances or conditions relating to, arising from or attributable to Hughes or any real property currently or, to the knowledge of Hughes, formerly owned, operated or leased by Hughes that are reasonably likely to result in Hughes incurring liabilities under Environmental Laws.

    4.14. FCC MATTERS. Section 4.14 of the Acquiror Disclosure Schedule sets forth all material permits, licenses, waivers or authorizations issued by the FCC held by DIRECTV (the "DIRECTV FCC LICENSES"). Except as is not material to the conduct of the business of DIRECTV: (i) DIRECTV is financially qualified and, to the knowledge of Hughes, is otherwise qualified to hold the DIRECTV FCC Licenses or to control the DIRECTV FCC Licenses, as the case may be; (ii) the DIRECTV FCC Licenses constitute all permits, licenses, waivers or authorizations that DIRECTV is required by the FCC to hold in connection with the operation of its business as currently conducted; (iii) DIRECTV is not aware of any facts or circumstances relating to the FCC qualifications of Hughes that would prevent the FCC's granting the FCC Application; (iv) DIRECTV is in compliance with all DIRECTV FCC Licenses and with the Communications Act; and (v) there is not pending or, to the knowledge of Hughes threatened, any application, petition, objection or other pleading with the FCC or other governmental authority which challenges the validity of, or any rights of the holder under, any DIRECTV FCC License.

    4.15. NO OTHER REPRESENTATIONS OR WARRANTIES. Notwithstanding anything contained in this Article 4 or any other provision of this Agreement, it is the explicit intent of each party hereto that neither GM nor Hughes is making any representation or warranty whatsoever, express or implied, except those representations and warranties of GM and Hughes set forth in this Article 4.

                                   ARTICLE 5
                                   COVENANTS

    5.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, take all actions necessary to maintain and preserve the FCC Licenses, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Hughes (which consent shall not be unreasonably withheld):

    (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument);

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to outstanding options granted prior to the date hereof under existing stock incentive plans;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

    (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

    (f) except as may be required by law or as contemplated by this Agreement,
(i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); or (iii) pay any bonuses or annual incentive awards with respect to fiscal 1998 or the interim period of fiscal 1999 ending on the Closing Date in excess of $1,375,000 in the aggregate;

    (g) except as set forth on Section 5.1(g) of the Company Disclosure Schedule, hire or retain any individual as an employee of or consultant to the Company or any subsidiary of the Company;

    (h) except as set forth on Section 5.1(h) of the Company Disclosure Schedule, enter into, renew or modify any agreement which, if in effect on the date hereof, would have been required to be disclosed in Section 3.16 of the Company Disclosure Schedule;

    (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (j) revalue any of its assets, including, without limitation, writing up or down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

    (k) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

    (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

    (m) settle or compromise any pending or threatened material suit, action or claim or initiate or join any material suit, action or claim;

    (n) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries, taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

    (o) (i) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole; (ii) enter into any commitment or transaction outside the ordinary course of business; or (iii) grant any exclusive distribution rights;

    (p) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $3 million; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder; or

    (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

    5.2. CONDUCT OF BUSINESS OF GM AND HUGHES. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Hughes and its subsidiaries shall conduct their respective operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, GM shall not, and shall not permit Hughes and its subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

    (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument) in a manner which adversely affects the rights, powers and preferences of the Acquiror Stock;

    (b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hughes or any of its subsidiaries (except that Hughes and/or any subsidiary of Hughes may adopt a plan of merger in connection with (i) a merger of any subsidiary of Hughes into Hughes or another subsidiary of Hughes or (ii) an acquisition or disposition of a business or assets, except for any such acquisition or disposition which would have a Material Adverse Effect on Hughes);

    (c) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Hughes or any of its subsidiaries, except for any such alteration which would not have a Material Adverse Effect on Hughes; or

    (d) take any action, or agree to take any action, which would have the effect of terminating Hughes's engaging in the multichannel entertainment distribution industry.

    5.3.  PREPARATION OF S-4 AND THE PROXY STATEMENT.

    (a) The Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement in connection with the vote of the shareholders of the Company with respect to the Merger. GM and Hughes shall have a reasonable opportunity to review the Proxy Statement and any supplement thereto prior to the filing or submission thereof to the SEC.

    (b) GM will, as promptly as practicable, prepare, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Acquiror Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will have a reasonable opportunity to review the S-4 and any amendments thereto prior to the filing thereof with the SEC.

    (c) GM and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after it is filed, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the S-4 shall become effective.

    5.4. COMPANY MEETING. The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company agrees that its obligations pursuant to the first sentence of this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.5). The Company shall use its reasonable best efforts to hold such meeting as soon as practicable after the date hereof and will, through the Company board, subject to the fiduciary duties of the Company board, recommend to its shareholders approval of this Agreement and the Merger.

    5.5.  NO SOLICITATION.

    (a) Until the termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries, or any of its or its subsidiaries' officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of it or any of its subsidiaries to take any such action; PROVIDED,

HOWEVER, that the Company may engage in discussions with any person or entity for the sole purpose of clarifying the terms of any unsolicited Acquisition Proposal if such discussions are in the judgment of independent counsel to the independent directors of the Company (as set forth in a reasoned legal opinion delivered to Hughes prior to any such discussions), required by the fiduciary duties of the Company board. The Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such Acquisition Proposal and set forth the material terms thereof) Hughes after any receipt of any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer that if consummated would result in any person (other than Hubbard Broadcasting) beneficially owning more than fifteen percent (15%) of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (b) Until the termination of this Agreement, the Company board shall not (i) subject to the fiduciary duties of the Company board, withdraw or modify, or propose to withdraw or modify, in a manner adverse to GM or Hughes, the approval or recommendation of the Merger, this Agreement and the Shareholders Agreement by the Company board, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any of its subsidiaries to enter into any agreement (including, without limitation, any letter of intent) with respect to any Acquisition Proposal.

    5.6. LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable best efforts to cause to be delivered to GM a letter of Arthur Andersen LLP (or its successor firm), the Company's independent auditors, dated a date within two (2) business days before the date on which the S-4 shall become effective and addressed to GM, in form and substance reasonably satisfactory to GM and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

    5.7.  ACCESS TO INFORMATION.

    (a) Between the date hereof and the Effective Time, the Company will give GM and Hughes and their authorized representatives reasonable access to all employees (which access shall be coordinated with the Company's executive management), plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit GM and Hughes to make such inspections as GM and Hughes may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish GM and Hughes with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as GM or Hughes may from time to time reasonably request; PROVIDED, that no investigation pursuant to this Section 5.7(a) shall affect or be deemed to modify any of the representations or warranties made by the Company and PROVIDED, FURTHER, except as provided in Section 6.3(i), that information heretofore redacted by the Company and relating to exclusivity and renegotiation provisions of programming agreements may, at the Company's discretion, be provided only in redacted form (contracts containing such redaction being referred to herein as the "REDACTED CONTRACTS").

    (b) From and after the date of this Agreement, Hughes shall have the right, but not the obligation, to retain one or more environmental professionals to conduct an environmental assessment and investigation ("ENVIRONMENTAL INVESTIGATION") of the Properties, which Environmental Investigation shall be conducted as promptly as reasonably practicable in consultation with the Company and shall include the right to conduct such tests of soil, groundwater, surface water or air that Hughes reasonably requires, in its sole discretion, to determine whether there exists an Adverse Environmental Condition at any of the Properties. For purposes of this Agreement, "ADVERSE ENVIRONMENTAL CONDITION" shall mean any of the following: (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases), of, or exposure to, any Hazardous Substance at, in, by, from or related to the Properties, (ii) damage or injury to the environment in connection with the transportation, storage, treatment or disposal (or the arrangement thereof) of Hazardous Substances in connection with the operation of the Company or its subsidiaries or (iii) the violation, or alleged violation, of Environmental Law by the Company or any of its subsidiaries.

    (c) Between the date hereof and the Effective Time, the Company shall furnish to Hughes (i) within two business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to the Company's Chief Executive Officer and (ii) at the earliest time at which they are available and prior to filing thereof with the SEC, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which shall be in accordance with the books and records of the Company, and drafts of all such Company SEC filings.

    (d) Each of GM and Hughes will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to GM or Hughes in connection with the transactions contemplated by this Agreement to the extent required by that certain confidentiality agreement entered into between the Company, DIRECTV and Hughes dated December 1, 1998 (the "CONFIDENTIALITY AGREEMENT").

    5.8. ADDITIONAL AGREEMENTS; REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act and the Communications Act, and any amendments to any thereof, (ii) cooperation in obtaining, prior to the Effective Time, the approval for listing on the NYSE, effective upon the official notice of issuance, of the shares of Acquiror Stock into which the Shares will be converted pursuant to Article 2 hereof, (iii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents of all third parties and Governmental Entities, including those relating to existing debt obligations of the Company and its subsidiaries, (iv) the transfer of existing Environmental Permits to Hughes (or, if such transfer is not permissible, the Company shall assist Hughes in obtaining new Environmental Permits as necessary), (v) contesting any legal proceeding relating to the Merger and (vi) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, GM, Hughes and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

    5.9. REGULATORY REVIEWS. Each party hereto will use its reasonable best efforts (a) to file with the U.S. Department of Justice and U.S. Federal Trade Commission, as soon as practicable after the date hereof, the Notification and Report Form under the HSR Act and any supplemental information or material requested pursuant to the HSR Act, and (b) to comply as soon as practicable after the date hereof with any other laws of any country and the European Union under which any consent, authorization, registration, declaration or other action with respect to the transactions contemplated herein may be required. Each party hereto shall furnish to the other such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act or other such laws, and shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity under the HSR Act or other such laws. Hughes and the Company will each use its reasonable best efforts to cause termination of the HSR waiting period(s) in connection with any review of the transactions contemplated by this Agreement under the HSR Act. In connection with any litigation or administrative proceeding instituted to prevent the consummation of the Merger, Hughes and the Company shall take any and all action reasonably necessary in connection with such litigation or administrative proceeding (i) to prevent the entry of any order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the Merger or any related transactions contemplated by this Agreement and (ii) to vacate any order, injunction of legal restraint or prohibition which would prevent the consummation of the transactions contemplated by this Agreement; PROVIDED, however, that nothing contained herein shall require Hughes to divest any portion of Hughes or the Company or to accept any restrictions or the operation of Hughes or the Company in order to consummate the transactions contemplated this Agreement.

    5.10. PUBLIC ANNOUNCEMENTS. Each of GM, Hughes and the Company will agree on the text of any press release before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger. The press release or public statement shall make appropriate reference to the role of the Company and the Hubbard Broadcasting family in the development of the direct-to-home satellite broadcasting business. None of GM, Hughes or the Company shall issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law or by obligations pursuant to any agreement with the NYSE or NASDAQ, as determined by GM, Hughes or the Company, as the case may be, in which case such release or statement shall be limited to a factual summary of the material provisions of this Agreement and the transactions contemplated hereby.

    5.11.  DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION.

    (a) DIRECTORS' AND OFFICERS' INSURANCE. Hughes will provide, for an aggregate period of not less than six (6) years from the Effective Time, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED that Hughes shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

    (b) INDEMNIFICATION. To the extent, if any, not provided by a right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Hughes shall, to the fullest extent permitted by applicable law and consistent with the by-laws of Hughes, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (each an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director or officer of the Company or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
Time), in addition to any indemnification and hold harmless hereunder (i) Hughes shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Hughes, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL and

(ii) Hughes will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that Hughes shall not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm with respect to each related matter.

    (c)  SUCCESSORS.  In the event Hughes or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Hughes shall assume the obligations set forth in this
Section 5.11.

    (d) BENEFIT. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    5.12. NOTIFICATION OF CERTAIN MATTERS. The Company, on the one hand, and GM and Hughes, on the other, shall give prompt notice to each other of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by a party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of a party and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect on a party; PROVIDED, that the delivery of any notice pursuant to this Section 5.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to GM and Hughes.

    5.13. TAX-FREE REORGANIZATION TREATMENT. The Company, the significant shareholders of the Company, and Hughes (on behalf of GM and Hughes) shall execute and deliver to Leonard, Street and Deinard Professional Association, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Hughes and GM, certificates containing customary representations relating to their business operations and substantially in the forms attached hereto as Exhibits B-1, B-2 and B-3 (with such changes as may be reasonably requested by such law firms) at such time or times as may be reasonably requested by such law firms in connection with their respective deliveries of opinions, pursuant to Sections 6.2(e) and 6.3(h) hereof, with respect to the tax-free reorganization treatment of the Merger. Prior to the Effective Time, none of the Company, GM or Hughes shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

    5.14. COMPANY AFFILIATES. Prior to the Closing Date, the Company shall deliver to GM a letter identifying each affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company at the time the Merger is submitted for approval to the shareholders of the Company (each a "COMPANY AFFILIATE") and the Company shall use its reasonable best efforts to cause each Company Affiliate to deliver to GM on or prior to the Closing Date, a written agreement that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Stock issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

    5.15. SEC FILINGS. Each of GM and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    5.16.  EMPLOYEE MATTERS.

    (a) All employees of the Company who are actively at work as of the Closing Date shall be employed immediately after the Closing Date at a rate of salary comparable to the salary rate in effect for such employee as of the date immediately preceding the Closing Date. All employees of the Company who are on unpaid leave as of the Closing Date and who have rights of re-employment upon termination of such individual's leave shall be employed by DIRECTV upon such termination and shall not receive any salary until the return of such employees to active work with DIRECTV. Section 5.16(a) of the Company Disclosure Schedule sets forth a list of all employees of the Company, their positions, status and rates of salary as of November 24, 1998.

    (b) If any employee of the Company is required within the first twelve (12) months after the Closing Date by DIRECTV to relocate to a facility that was owned by DIRECTV immediately prior to the Closing Date and such employee accepts such relocation, such employee shall be provided with (i) the standard relocation benefits under the DIRECTV Relocation Allowances Policy (the "RELOCATION PACKAGE") and (ii) an adjusted salary rate for comparable positions at DIRECTV at such DIRECTV facility; PROVIDED, that any such employee who is required to relocate pursuant to this paragraph shall be provided with up to two
(2) weeks to consider such relocation.

    (c) Any employee of the Company who (i) (x) is actively at work as of the Closing Date or (y) is on an authorized leave of absence as of the Closing Date, has rights of re-employment upon termination of such individual's leave, and is able to return to work, and (ii) (x) has not accepted a Relocation Package and within twelve (12) months after the Closing terminates employment with DIRECTV (other than any employee whose employment was terminated or could have been terminated for cause, death or disability) or (y) has accepted a Relocation Package and within twelve (12) months after the Closing is terminated by DIRECTV without cause, shall be entitled to receive severance pay of six (6) months' salary (in lump sum), career counseling and outplacement services (consistent with the counseling and outplacement services previously provided to similarly situated employees of DIRECTV); PROVIDED, HOWEVER, that no such severance shall be paid under this Section 5.16(c) unless (i) such employee has signed a full release of any claims against DIRECTV, the Company and any of their affiliates and (ii) such employee, if voluntarily terminating his or her employment with DIRECTV, has provided at least two (2) weeks' notice to DIRECTV; and PROVIDED, FURTHER, that any severance paid under this Section 5.16(c) shall be reduced by the amount of any payment under the Worker Adjustment and Retraining Notification Act and by the amount of severance paid or payable under any other plan or arrangement, but not any severance paid pursuant to Section 5.16(e) hereof. Any person receiving a severance payment under this Section 5.16(c) shall not be entitled to any payment or benefit under the Hughes Employment Transition Assistance Plan.

    (d) Subject to applicable laws and Sections 5.16(a), (b), (c) and (e) hereof, DIRECTV shall have the right to terminate the employment of any employee of the Company who becomes an employee of DIRECTV, with or without cause, change the terms and conditions of employment of any such employee, and amend or terminate any employee benefit plans or employee arrangements applicable to such employees.

    (e) The Company and DIRECTV shall establish a program ("PROGRAM") pursuant to which $15 million shall be made available to be awarded to current employees and certain former employees of the Company and certain current employees of Hubbard Broadcasting. The amount of individual awards shall be as heretofore established by the executive management of the Company with the approval of DIRECTV. Awards under the Program to any participating employee shall be payable on (i) the first anniversary of the Closing Date, (ii) with respect to current employees of the Company, such participating employee's termination of employment by reason of death or disability or by DIRECTV without cause, if earlier, or (iii) with respect to current employees of Hubbard Broadcasting, the termination of the Transition Services Agreement by DIRECTV, if earlier. No person shall be entitled to payment of an award if such person is terminated or could have been terminated for cause or resigns from employment with the Company, DIRECTV and their affiliates, and awards with respect to such persons shall be forfeited. The amount payable with respect to any award under the Program shall be reduced by the amount paid or payable under any change-in-control, retention or similar arrangements, but not any severance paid pursuant to Section 5.16(c) hereof. For purposes of this Section 5.16(e), a termination of employment by DIRECTV "without cause" shall include a termination of employment by a participating employee resulting from a material reduction in his or her job duties or salary, which reduction shall have continued for a period of ten (10) days after written notice to DIRECTV.

    (f) For purposes of this Section 5.16, "cause" shall mean: (A) fraud, embezzlement, theft or material dishonesty against the Company or the Surviving Corporation, any of their subsidiaries or the Board of Directors; (B) conviction of or plea of NOLO CONTENDERE to any crime (whether or not involving the Company or the Surviving Corporation) constituting a felony in the jurisdiction involved; PROVIDED, that such felony is related to such employee's job responsibility or the safety of co-workers; (C) a willful failure by the employee to follow reasonable directions or instructions of his or her supervisor and, in the case of senior officers, the Board of Directors, in each case consistent with his or her position, which failure shall have continued for a period of time that allows the progressive discipline policy to be followed and shall not be the result of the employee's physical or mental incapacity or disability, PROVIDED that the employee's resignation during such time shall not be effective without the written consent of the Company; or (D) willful misconduct in the performance of the employee's duties which results in material damage to or material liability of the Company, the Surviving Corporation or any of their subsidiaries.

    (g) Service by the employees of the Company who are actively at work as of the Closing Date or who are on authorized leave of absence as of the Closing Date with rights of re-employment upon termination of such leave and return to active work shall be recognized under any benefit plan or arrangement established, maintained or contributed to by DIRECTV or its affiliates after the Closing Date for the benefit of any such employee solely for purposes of eligibility and vesting, except that, with respect to DIRECTV's Non-Bargaining Retirement Plan, such service shall be recognized solely for purposes of vesting; PROVIDED, that such recognition does not result in any duplication of benefits. Individuals who have terminated employment with the Company prior to the Closing Date and are subsequently hired by DIRECTV or its affiliates will not be entitled to any service recognition under this paragraph.

    (h) Hughes shall cause DIRECTV to perform all of the obligations under this
Section 5.16, and all rights hereunder are intended to accrue to the benefit of DIRECTV.

    (i) Notwithstanding anything to the contrary herein, in the event that any payment pursuant to this Section 5.16, together with any payment or benefit received or to be received by any person pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company or its affiliates (each a "PAYMENT" and collectively, the "PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code (the "EXCISE TAX") either in whole or in part, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. The Company and Hubbard Broadcasting agree to provide all such information DIRECTV may request to determine whether and to what extent the Excise Tax applies to any Payment. Each recipient of a Payment pursuant to this Section 5.16 shall be required to agree, as a condition to receiving such Payment, to indemnify and hold GM, Hughes and their respective affiliates harmless with respect to any liability for the Excise Tax arising from or relating to the Payments if it is established that such Payments resulted in the imposition of the Excise Tax.

    5.17. ANCILLARY AGREEMENTS. On or prior to the Closing Date, Hughes shall, or shall cause DIRECTV to, and the Company shall, or shall use its reasonable best efforts to cause its relevant affiliates to, enter into the following agreements (the "ANCILLARY AGREEMENTS"): (i) Consulting Agreements, substantially in the form of EXHIBIT C hereto, with the Chairman, the President and the Executive Vice President of the Company, (ii) a Non-Competition Agreement, substantially in the form of EXHIBIT D hereto, binding Hubbard Broadcasting and the foregoing officers, and (iii) a Transition Services Agreement, substantially in the form of EXHIBIT E hereto, providing for certain transition services to be provided by Hubbard Broadcasting to the Company. Concurrently with the execution of this Agreement, Hughes and the Company have entered into (i) a Replacement Payload Option Agreement, substantially in the form of EXHIBIT F hereto, providing for certain arrangements for the benefit of the Company in the event that this Agreement is terminated pursuant to Section 7.1(g) and (ii) a Channel Capacity Provision Agreement, substantially in the form of EXHIBIT G hereto, providing for channel capacity and related services to be provided to the Company in the event of a "Total Failure" (as defined therein) of DBS-1.

    5.18. BILLING AND CUSTOMER MANAGEMENT SYSTEMS. Prior to the Closing Date, the Company and DIRECTV will cooperate with each other to facilitate the consolidation of their respective billing and customer management systems and other support systems, and DIRECTV shall provide the Company, upon terms reasonably satisfactory to the Company, in the event the transactions contemplated by this Agreement are not consummated, with billing and customer management systems (including CUI) for a period of up to eighteen (18) months (the length of such period to be determined by the Company in its sole discretion) commencing on the later of July 1, 1999 or the date on which this Agreement is terminated pursuant to Section 7.1 at the rates specified in the contract for such services between the Company and Convergys, a true, correct and complete copy of which has been provided to Hughes. The Company has advised Hughes that it has elected to, and covenants and agrees to, exercise its existing contractual right to terminate its contract with Convergys within two
(2) weeks of the date hereof. The parties hereto agree that the payment by the Company of any fee or penalty pursuant to such contract on account of such termination shall not be a violation of Section 5.1 hereof and shall not constitute a Material Adverse Effect. Each of the Company and Hughes covenants and agrees to use its reasonable best efforts to reduce the amount of such termination fee or penalty. In the event the Company utilizes the billing and customer management systems of DIRECTV, DIRECTV shall use its reasonable best efforts to assist the Company in transitioning such services to DIRECTV and, subsequently, transitioning such services to a third party service provider.

   5.19. 110 DEG. CONSTRUCTION PERMIT. The Company and Hughes will cooperate and use their reasonable best efforts to maintain (including, without limitation, by obtaining extensions of) the 110 DEG. Construction Permit including, without limitation, jointly developing a plan for the 110 DEG.. Construction Permit which may include, without limitation, the use of a satellite produced by Hughes. The Company, with prior notice to Hughes, shall exercise its existing contractual right to terminate the Lockheed Martin Contract on or prior to December 31, 1998, unless instructed to the contrary by Hughes.

    5.20. SPRING COMMUNICATIONS. Promptly following the date hereof, Hubbard Broadcasting shall purchase from the Company, and the Company shall sell to Hubbard Broadcasting, all of the Company's interest in Spring U.S. Satellite Broadcasting Communications LLC ("SPRING") for a purchase price of One Hundred Thousand Dollars ($100,000), plus an amount equal to all capital contributions paid by the Company to Spring following the date hereof and prior to such purchase. As part of such purchase and sale, Hubbard Broadcasting shall assume all liabilities and obligations relating to Spring and shall indemnify and hold the Company harmless with respect thereto. All documents relating to the purchase of Spring and such indemnification shall be reasonably satisfactory to Hughes and the Company.

    5.21. CONFIRMATORY CERTIFICATES; COMMUNICATIONS. In order to verify the truth of the representations and warranties contained in (i) Section 3.16(b),
(ii) the penultimate sentence of Section 3.6 and (iii) the first sentence of
Section 3.25, Hughes may elect to provide the Company with a list of Material Contracts as to which it desires written confirmation to such effect from the parties to such Contracts. Hughes shall consult with the Company regarding the content of such list and conduct such confirmation in a reasonable manner to limit disruption to the business. The Company shall use its reasonable best efforts to obtain such requested written confirmations prior to the Closing Date. The Company and Hughes will coordinate their communications to, and each participate in all meetings and discussions with, material providers of programming and other suppliers to the Company; PROVIDED, that the Company may continue its day-to-day operational activities with such parties in the ordinary course of business. Without limiting the foregoing,

Hughes shall direct, and the Company shall assist and cooperate with respect to, the development of any new programming arrangements to be effective from and after the Closing Date, to the extent deemed necessary or advisable by Hughes to fulfill the conditions to closing pursuant to this Agreement, with providers of programming to the Company.

    5.22. AFFILIATE AGREEMENTS. On or prior to the Closing Date, the Company shall (i) assume the Company's liability insurance and indemnification policy currently held by Hubbard Broadcasting and (ii) terminate and cancel all agreements with Hubbard Broadcasting and its affiliates, except as set forth in the Transition Services Agreement.

                                   ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

    (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority and continued in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

    (d) the FCC shall have consented to the transfer of control of the FCC Licenses, by means of action by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority), which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or SUA SPONTE action of the FCC with comparable effect shall be pending and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such SUA SPONTE action by the FCC shall have expired;

    (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and GM shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Acquiror Stock in exchange for the Shares in the Merger; and

    (f) the Acquiror Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    6.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations and warranties of GM and Hughes contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing GM and Hughes shall have delivered to the Company a certificate to that effect;

    (b) each of the obligations of GM and Hughes to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GM and Hughes shall have delivered to the Company a certificate to that effect;

    (c) the Ancillary Agreements shall have been duly executed and delivered by Hughes or DIRECTV;

    (d) there shall have been no events, changes or effects with respect to Hughes or its subsidiaries which would have a Material Adverse Effect on Hughes; and

    (e) the opinion of Leonard, Street and Deinard Professional Association, dated the Closing Date and addressed to the Company substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of GM, Hughes and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss should be recognized by a shareholder of the Company as a result of the Merger with respect to Shares converted into shares of Acquiror Stock (other than with respect to cash received in lieu of fractional shares of Acquiror Stock), shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Leonard, Street and Deinard Professional Association shall have received and may rely upon the representations contained in the certificates referred to in Section 5.13.

    6.3. CONDITIONS TO THE OBLIGATIONS OF GM AND HUGHES. The respective obligations of GM and Hughes to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to GM and Hughes a certificate to that effect in the form of EXHIBIT H hereto, duly executed by each of the Chairman, President, Executive Vice President and Chief Financial Officer of the Company in their respective capacities as such;

    (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to GM and Hughes a certificate to that effect;

    (c) the Dissenting Shares shall constitute not more than five percent (5%) of the Shares;

    (d) the Company shall have delivered to Hughes all consents or notices necessary to effect valid assignments of the contracts listed on Section 6.3(d) of the Acquiror Disclosure Schedule, all in form and substance reasonably acceptable to Hughes;

    (e) Hubbard Broadcasting and the Company, as applicable, shall have duly executed and delivered the Ancillary Agreements;

    (f) the Shareholders Agreement shall be in full force and effect;

    (g) there shall have been no events, changes or effects with respect to the Company or its subsidiaries (except for events, changes or effects primarily resulting from the actions of DIRECTV) which would have a Material Adverse Effect on the Company;

    (h) the opinion of Weil, Gotshal & Manges LLP, dated the Closing Date and addressed to Hughes and GM, substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of GM, Hughes and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss should be recognized by GM, Hughes or the Company as a result of the Merger, shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Weil, Gotshal & Manges LLP shall have received and may rely upon the representations contained in the certificates referred to in Section 5.13;

    (i) the Company shall have delivered to Hughes no later than two (2) business days prior to the Effective Time true, correct and complete copies of the Redacted Contracts, without any redaction of the information contained therein; and

    (j) the modifications to certain Material Contracts described in Section 6.3(j) of the Acquiror Disclosure Schedule shall have been adopted by each party thereto and shall be in full force and effect.

                                   ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of GM, Hughes and the Company;

    (b) by Hughes or the Company if the Merger has not been consummated by September 30, 1999 (the "LATEST DATE"); PROVIDED, that no party may terminate this Agreement pursuant to this Section 7.1(b) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

    (c) by Hughes or the Company if the U.S. Department of Justice or U.S. Federal Trade Commission has issued or stated its intention to seek an order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the Merger or any related transactions contemplated by this Agreement;

    (d) by the Company, so long as the Company is not then in material breach of its obligations hereunder, if (i) there shall have been a breach of any representation or warranty on the part of GM or Hughes set forth in this Agreement, or (ii) there shall have been a material breach by GM or Hughes of any of their respective covenants or agreements hereunder, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Latest Date;

    (e) by Hughes, so long as GM and Hughes are not then in material breach of any of their obligations hereunder, if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or (ii) there shall have been a material breach by the Company of its covenants or agreements hereunder in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Latest Date;

    (f) by Hughes if the Company shall have convened a meeting of its shareholders and failed to obtain the requisite vote to approve this agreement and the Merger; or

    (g) by Hughes by written notice to the Company following the date on which all transponders on DBS-1 (and not solely those transponders utilized by the Company) have suffered a "Confirmed Failure" as defined in the Satellite Payload Purchase Agreement dated as of May 31, 1991.

    7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Sections 5.7(d), 5.10, 5.18 and 7.3, which shall survive any termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

    7.3. EXPENSES. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of filing and printing the S-4 and the Proxy Statement shall be borne by the Company.

    7.4. AMENDMENT. This Agreement may be amended by action taken by the Company, GM and Hughes at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto (for these purposes, GM and Hughes shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party,
(ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

    8.2.  ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement:

    (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and

    (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Hughes may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GM, but any representation, warranty or covenant of Hughes contained in this Agreement shall remain a representation, warranty or covenant of Hughes and no such assignment shall relieve Hughes of its obligations hereunder if such assignee does not perform such obligations.

    8.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

if to GM or
to Hughes to:                       General Motors Corporation
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention: Treasurer
                                    Facsimile:

and                                 Hughes Electronics Corporation
                                    200 North Sepulveda Boulevard
                                    El Segundo, California 90245
                                    Attention: Roxanne S. Austin
                                    Facsimile: (310) 322-1841

with a copy to:                     Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention: Frederick S. Green, Esq.
                                    Facsimile: (212) 310-8007

if to the Company to:               United States Satellite Broadcasting Company,
                                    Inc.
                                    3415 University Avenue
                                    St. Paul, Minnesota 55114
                                    Attention: Stanley E. Hubbard
                                    Facsimile: (651) 642-4365

with a copy to:                     Leonard, Street and Deinard Professional
                                    Association
                                    150 South Fifth Street, Suite 2300
                                    Minneapolis, Minnesota 55402
                                    Attention: Mark S. Weitz, Esq.
                                    Facsimile: (612) 335-1657

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    8.4. GOVERNING LAW. Except to the extent that Minnesota law is mandatorily applicable to the Merger and the rights of the shareholders of the Company, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

    8.5. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    8.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    8.8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    8.9. BROKERS. Except as otherwise provided in Section 7.3, the Company agrees to indemnify and hold harmless GM and Hughes, and Hughes agrees to indemnify and hold harmless the Company, from and against any and all liability to which GM and Hughes, on the one hand, or the Company, on the other hand, may be subjected by reason of any broker's, finder's or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or GM or Hughes, as the case may be.

    8.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                GENERAL MOTORS CORPORATION

                                By:  /s/ ERIC FELDSTEIN
                                     -----------------------------------------
                                     Name:  Eric Feldstein
                                     Title:   Treasurer

                                HUGHES ELECTRONICS CORPORATION

                                By:  /s/ CHARLES H. NOSKI
                                     -----------------------------------------
                                     Name:  Charles H. Noski
                                     Title:   President

                                UNITED STATES SATELLITE   BROADCASTING COMPANY,
                                INC.

                                By:  /s/ STANLEY S. HUBBARD
                                     -----------------------------------------
                                     Name:  Stanley S. Hubbard
                                     Title:   Chairman of the Board

                                By:  /s/ STANLEY E. HUBBARD
                                     -----------------------------------------
                                     Name:  Stanley E. Hubbard
                                     Title:   President and CEO

                                By:  /s/ ROBERT W. HUBBARD
                                     -----------------------------------------
                                     Name:  Robert W. Hubbard
                                     Title:   Executive Vice President

                              Annex B-1

          [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

December 11, 1998

Board of Directors
United States Satellite Broadcasting Company, Inc.
3415 University Avenue
St. Paul, Minnesota 55114

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of United States Satellite Broadcasting Company, Inc. ("USSB") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and among General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and USSB. The Merger Agreement provides for, among other things, the merger of USSB with and into Hughes pursuant to which, subject to certain allocation and proration procedures set forth in the Merger Agreement (as to which we express no opinion), each outstanding share of the Common Stock, par value $0.01 per share, of USSB and Class A Common Stock, par value $0.0001 per share, of USSB (collectively, the "USSB Common Stock") will be converted into the right to receive, at the election of the holder thereof, either (i) an amount in cash (the "Cash Consideration") equal to the product of (x) the Exchange Ratio (as defined below) and (y) the volume weighted average of the per share closing price of the Class H Common Stock, par value $0.01 per share, of GM (the "Class H Common Stock") on the New York Stock Exchange, Inc. for the 20 trading days ending on and including the second trading day prior to the closing of the Merger (the "20-Day Average Price") or (ii) that fraction of a share of Class H Common Stock equal to the Exchange Ratio (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Pursuant to the Merger Agreement, (i) if the 20-Day Average Price is less than or equal to $47.6821 and greater than or equal to $27.8146, the Exchange Ratio will equal 0.3775, (ii) if the 20-Day Average Price is greater than $47.6821, the Exchange Ratio will equal the quotient obtained by dividing $18.00 by the 20-Day Average Price and (iii) if the 20-Day Average Price is less than $27.8146, the Exchange Ratio will equal the quotient obtained by dividing (x) the lesser of (A) $10.50 and (B) an amount equal to the quotient obtained by dividing (1) an amount equal to 200% of the product of the "Acquiror Share Cap" (defined in the Merger Agreement as a number equal to 70% of the product of the number of shares of USSB Common Stock and 0.3775) and the 20-Day Average Price by (2) the number of shares of USSB Common Stock by (y) the 20-Day Average Price. The Exchange Ratio is subject to adjustment under certain circumstances more fully described in the Merger Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to USSB and Hughes. We have also reviewed certain other information relating to USSB and Hughes, including financial forecasts, provided to or discussed with us by USSB and Hughes, and have met with the managements of USSB and Hughes to discuss the businesses and prospects of USSB and Hughes. We have also considered certain financial and stock market data of USSB and Hughes, and we have compared those data with similar data for other publicly held companies in businesses similar to USSB and Hughes, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all

                                B-1-1

Board of Directors
United States Satellite Broadcasting Company, Inc.
December 11, 1998
Page 2

material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of USSB and Hughes as to the future financial performance of USSB and Hughes and the cost savings and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of USSB or Hughes, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Class H Common Stock actually will be when issued pursuant to the Merger or the prices at which such Class H Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of USSB.

We have acted as financial advisor to USSB in connection with the Merger and will receive a fee for such services contingent upon the consummation of the Merger. We have in the past provided financial services to USSB, GM and Hughes, and currently are providing financial services to Hughes, unrelated to the proposed Merger, for which services we have received and will receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of USSB and GM for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of USSB in connection with its evaluation of the Merger, does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to any matter relating to the Merger or the form of consideration to be elected by such shareholder in the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of USSB Common Stock, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                B-1-2

                              Annex B-2

                             [LETTERHEAD]

PERSONAL AND CONFIDENTIAL

December 10, 1998

United States Satellite Broadcasting Company, Inc.
3415 University Avenue
St. Paul, Minnesota 55114

Gentlemen:

Attached is our opinion letter dated December 10, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $.0001 per share (the "Class A Shares"), and holders of the outstanding shares of Common Stock, par value $.0001 per share, (such shares, collectively with the Class A Shares, the "Shares"), of United States Satellite Broadcasting Company, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined below) to be received for Shares pursuant to the Agreement and Plan of Merger, dated as of December 11, 1998, among General Motors Corporation ("General Motors"), its subsidiary Hughes Electronics Corporation ("Hughes") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with Hughes and each outstanding Share will be converted into (a) the right to receive a fraction of a share of Class H Common Stock, par value $.10 per share, of General Motors (the "GMH Shares") equal to the Exchange Ratio (as defined in the Merger Agreement) (the "Stock Consideration"), or (b) the right to receive an amount of cash (the "Cash Consideration") equal to the product of (x) the Exchange Ratio multiplied by (y) the average of the volume weighted averages of the trading prices of the GMH Shares on the New York Stock Exchange, Inc. for each of the 20 consecutive trading days ending on and including the second trading day prior to the Closing Date (as defined in the Merger Agreement). We are expressing no opinion concerning such limitations and procedures.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors United States Satellite Broadcasting Company, Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN, SACHS & CO.)

                                        B-2-1

                             [LETTERHEAD]


PERSONAL AND CONFIDENTIAL


December 10, 1998


Board of Directors
United States Satellite Broadcasting Company, Inc.
3415 University Avenue
St. Paul, Minnesota 55114

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $.0001 per share (the "Class A Shares"), and holders of the outstanding shares of Common Stock, par value $.0001 per share, (such shares, collectively with the Class A Shares, the "Shares"), of United States Satellite Broadcasting Company, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined below), taken as a unitary transaction, to be received for Shares pursuant to the Agreement and Plan of Merger, dated as of December 11, 1998, among General Motors Corporation ("General Motors"), its subsidiary Hughes Electronics Corporation ("Hughes") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with Hughes and each outstanding Share will be converted, at the election of the holder thereof, but subject to certain procedures and limitations contained in the Agreement, into (a) the right to receive a fraction of a share of Class H Common Stock, par value $.10 per share, of General Motors (the "GMH Shares") equal to the Exchange Ratio (as defined below) (the "Stock Consideration"), or (b) the right to receive an amount of cash (the "Cash Consideration") equal to the product of (x) the Exchange Ratio multiplied by (y) the average of the volume weighted averages of the trading prices of the GMH Shares on the New York Stock Exchange, Inc. for each of the 20 consecutive trading days ending on and including the second trading day prior to the Closing Date (as defined in the Merger Agreement) (the "20-Day Average Price"). We are expressing no opinion concerning such limitations and procedures. Pursuant to the Agreement, if the 20-Day Average Price is (a) less than or equal to $47.6821 (the "Cap Price"), and greater than or equal to $27.8146 (the "Floor Price"), the Exchange Ratio shall be equal to 0.3775, (b) greater than the Cap Price, the Exchange Ratio shall be equal to the quotient obtained by dividing $18.00 by the 20-Day Average Price, or (c) less than the Floor Price, the Exchange Ratio shall be equal to the quotient obtained by dividing $10.50 (or, if lower, the Adjusted Price, as defined in the Agreement) by the 20-Day Average Price.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the

                                        B-2-2

United States Satellite Broadcasting Company, Inc.
December 10, 1998
Page Two

Company having acted as a co-manager on the initial public offering of Class A shares in January 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Hughes from time to time including serving as an advisor to Hughes on the spin-off of its defense electronics business and subsequent merger with Raytheon Company and its investment in Thomson Multimedia SA and may provide investment banking services to Hughes in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company, Hughes or General Motors for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 1O-K of the Company for the two years ended December 31, 1997, Annual Reports to holders of GMH Shares for the five years ended December 31, 1997; Annual Reports on Form 10-K of General Motors for the five years ended December 31, 1997; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and General Motors; certain other communications from the Company and Hughes to their respective shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management, including certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Hughes regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the GMH Shares, compared certain financial and stock market information for the Company and Hughes, and the Shares and the GMH Shares, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the direct to home satellite television industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, Hughes, General Motors or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction or as to whether any

                                        B-2-3

United States Satellite Broadcasting Company, Inc.
December 10, 1998
Page Three

such holder should elect to receive the Stock Consideration, the Cash Consideration, or any combination thereof.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Stock Consideration and the Cash Consideration to be received by the holders of Shares, taken as a unitary transaction, are fair from a financial point of view to such holders.

Very truly yours,



(GOLDMAN, SACHS & CO.)

                                       B-2-4

                                    ANNEX C

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

    Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    Subdivision 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    ANNEX D

                      GM BOARD POLICY STATEMENT REGARDING
                         CERTAIN CAPITAL STOCK MATTERS

    (A) GENERAL POLICY. It is the policy of the Board of Directors of General Motors Corporation (the "GM Board"):

        (1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

        (2) that a process of fair dealing shall govern the relationship between GM and Hughes and the means by which the terms of any material transaction between them shall be determined.

    (B) ADDITIONAL MATTERS. In relation to the foregoing policy, it is the further policy of the GM Board that:

        (1) QUARTERLY DIVIDENDS.

           (a) In contemplation of the GM Board's duty periodically to consider an appropriate dividend policy and practice in relation to Class H Stock and its expectation that the Board of Directors of Hughes (the "Hughes Board") shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of Hughes (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Stock.

           (b) The quarterly dividend policy of the GM Board with respect to the Class H Stock shall be to declare and pay quarterly dividends on the Class H Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of Hughes, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM's Restated Certificate of Incorporation, as amended) at the time such dividend was declared by Hughes.

           (c) GM's payment of a quarterly dividend on the Class H Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from Hughes.

        (2)PRINCIPLES GOVERNING DIVIDENDS AND DISTRIBUTIONS OTHER THAN QUARTERLY DIVIDENDS.

           (a) Except as provided in paragraph (B)(2)(b) below, in the event that Hughes directly or indirectly makes any transfer of material assets to GM or to GM's stockholders:

               (i) TRANSFERS OF HUGHES ASSETS TO GM. If such transfer of assets by Hughes is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Stock so that there shall be distributed to the holders of Class H Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Stock for GM to distribute any such assets to the holders of Class H Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

               (ii) TRANSFERS OF HUGHES ASSETS TO GM'S STOCKHOLDERS. If such transfer of assets by Hughes is to GM's stockholders, the portion of such assets transferred to the holders of

           Class H Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

           (b) EXCEPTIONS TO FOREGOING PRINCIPLES.  The Provisions of paragraph
       (B)(2)(a) above shall not apply to any of the following asset transfers:

               (i) any transfer that results in the recapitalization of Class H Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM's Restated Certificate of Incorporation, as amended;

               (ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

               (iii) any transfer that is made in the ordinary course of Hughes' business;

               (iv) any transfer for which Hughes shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph
           (B)(3) below, stockholder consent to such transfer shall have been received; and

               (v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

        (3) SEPARATE CLASS VOTES OF GM'S STOCKHOLDERS AS A CONDITION TO GM'S ACQUISITION OF A SIGNIFICANT PORTION OF HUGHES ASSETS. GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of Hughes for compensation without receiving the consent of the holder of a majority of the outstanding shares of Class H Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, "significant portion of the business of Hughes" shall mean more than 33% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the GM Board.

        (4) BASIS FOR COMMERCIAL TRANSACTIONS BETWEEN GM AND HUGHES. GM and Hughes shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

    (C) MEANING OF "GM" AND "HUGHES" WITHIN THIS POLICY. For purposes of this policy, "GM" shall mean General Motors Corporation and its affiliates (other than Hughes), and "Hughes" shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

    (D) ROLE OF CAPITAL STOCK COMMITTEE RELATING TO THIS POLICY. The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

    (E) DELEGATION. In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

    (F) FIDUCIARY OBLIGATIONS. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

    (G) GM BOARD MAY MAKE FUTURE PROPOSALS TO STOCKHOLDERS FOR RECAPITALIZATION TRANSACTIONS WHICH WOULD BE ON TERMS DIFFERENT FROM THOSE IN GM'S CURRENT RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED. Consistent with the terms of both GM's Restated Certificate of Incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM's Restated

Certificate of Incorporation, as amended. (Such alternative proposals were utilized by GM's Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of Hughes in 1997.)

    (H) INTERPRETATION, AMENDMENTS AND MODIFICATIONS OF THIS POLICY. This policy may at any time and from time to time be modified, rescinded and interpreted by the GM board, and the GM board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF GENERAL MOTORS

DELAWARE GENERAL CORPORATION LAW

        Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to,
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The GM Certificate of Incorporation, as amended, provides that no director of General Motors shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

BY-LAWS

        Under Article V of the GM By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the GM Board of Directors. General Motors shall pay the expenses of directors and officers incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the GM By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under
Article V of the GM By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the GM By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the GM Certificate of Incorporation or the GM By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

INSURANCE

        General Motors is insured against liabilities which it may incur by reason of Article V of the GM By-Laws. In addition, directors and officers are insured, at GM's expense, against certain liabilities which might arise out of their employment and not be subject to indemnification under Article V of the GM By-Laws.

        Pursuant to a resolution adopted by the GM Board on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors, or any of them, who incur or are threatened with personal liability, including expense, under ERISA or any amendatory or comparable legislation or regulation thereunder.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NO.                             DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
2(a)   Agreement and Plan of Merger among General Motors Corporation, Hughes
         Electronics Corporation and United States Satellite Broadcasting
         Company, Inc., dated December 11, 1998 (filed as Exhibit 2(a) to the
         Current Report on Form 8-K of General Motors Corporation, filed December
         17, 1998, and incorporated by reference).

2(b)   Shareholders Agreement dated December 11, 1998 among General Motors
         Corporation, Hughes Electronics Corporation, Hubbard Broadcasting, Inc.,
         Stanley S. Hubbard, Stanley E. Hubbard and Robert W. Hubbard (filed as
         Exhibit 2(b) to the Current Report on Form 8-K of General Motors
         Corporation, filed December 17, 1998, and incorporated by reference).

  5    Opinion of Anne T. Larin, Esq.**

8(a)   Opinion of Leonard, Street and Deinard Professional Association.**

8(b)   Opinion of Weil, Gotshal & Manges, LLP.*

23(a)  Consent of Deloitte & Touche LLP, independent auditors.*

23(a)(1) Updated Consent of Deloitte & Touche LLP, independent auditors.**

23(b)  Consent of KPMG L.L.P., independent auditors.*

23(c)  Consent of KPMG L.L.P., independent auditors.*

EXHIBIT
NO.                             DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
23(d)  Consent of Arthur Andersen LLP, independent auditors.*

23(d)(1) Updated Consent of Arthur Andersen LLP, independent auditors.**

23(e)  Consent of Anne T. Larin (included in Exhibit 5 above).

23(f) Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 8(a) above).

23(g)  Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 8(b) above).

 24    Power of Attorney (included as part of the signature page of this
         Registration Statement)*

99(a)  Consent of Goldman, Sachs & Co.*

99(b)  Consent of Credit Suisse First Boston Corporation.*

99(c)  Form of Common Stock proxy**

99(d)  Form of Class A Common Stock proxy**


------------------------


*   Previously filed


**  Filed herewith

    (b) Schedules

        All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

    (c) See exhibits 5, 8(a) and 8(b) in Item 21(a) above.

ITEM 22. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        5. To respond to requests for information that is incorporated by reference into this Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on April 21, 1999.



                                GENERAL MOTORS CORPORATION

                                By:  /s/ ERIC A. FELDSTEIN
                                     -----------------------------------------
                                     Eric A. Feldstein
                                     Vice President and Treasurer



        Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons on April 21, 1999 in the capacities indicated.


          SIGNATURE                       TITLE
------------------------------  --------------------------
                                Chairman of the Board of
              *                   Directors, Chief
------------------------------    Executive Officer, and
       (John F. Smith)            President

              *
------------------------------  Vice Chairman of the Board
      (Harry J. Pearce)           of Directors

              *
------------------------------  President, Chief Operating
  (G. Richard Wagoner, Jr.)       Officer and Director

                                                            )
              *                 Executive Vice President    ) Principal
------------------------------    and Chief Financial       ) Financial
      (J. Michael Losh)           Officer                   ) Officers
                                                            )

                                                            )
    /s/ ERIC A. FELDSTEIN                                   ) Principal
------------------------------  Vice President and          ) Financial
     (Eric A. Feldstein)          Treasurer                 ) Officers
                                                            )

              *
------------------------------  Comptroller
      (Wallace W. Creek)

              *
------------------------------  Chief Accounting Officer
       (Peter R. Bible)

              *
------------------------------  Director
     (Anne L. Armstrong)

              *
------------------------------  Director
     (Percy N. Barnevik)

              *
------------------------------  Director
       (John H. Bryan)

              *
------------------------------  Director
     (Thomas E. Everhart)

              *
------------------------------  Director
   (Charles T. Fisher, III)

              *
------------------------------  Director
     (George M.C. Fisher)

              *
------------------------------  Director
        (Karen Katen)

              *
------------------------------  Director
  (J. Willard Marriott, Jr.)

              *
------------------------------  Director
     (Ann D. McLaughlin)

              *
------------------------------  Director
      (Eckhard Pfeiffer)

              *
------------------------------  Director
       (John G. Smale)

              *
------------------------------  Director
     (Louis W. Sullivan)

------------------------------  Director
    (Dennis Weatherstone)


*     Signed on behalf of each
      of the above- mentioned
      individuals by their
      attorney-in-fact.

      /s/ ERIC A. FELDSTEIN
      -------------------------
      Eric A. Feldstein
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NO.                             DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
2(a)   Agreement and Plan of Merger among General Motors Corporation, Hughes
         Electronics Corporation and United States Satellite Broadcasting
         Company, Inc., dated December 11, 1998 (filed as Exhibit 2(a) to the
         Current Report on Form 8-K of General Motors Corporation, filed December
         17, 1998, and incorporated by reference).

2(b)   Shareholders Agreement dated December 11, 1998 among General Motors
         Corporation, Hughes Electronics Corporation, Hubbard Broadcasting, Inc.,
         Stanley S. Hubbard, Stanley E. Hubbard and Robert W. Hubbard (filed as
         Exhibit 2(b) to the Current Report on Form 8-K of General Motors
         Corporation, filed December 17, 1998, and incorporated by reference).

  5    Opinion of Anne T. Larin, Esq.**

8(a)   Opinion of Leonard, Street and Deinard Professional Association.**

8(b)   Opinion of Weil, Gotshal & Manges, LLP.*

23(a)  Consent of Deloitte & Touche LLP, independent auditors.*

23(a)(1) Updated Consent of Deloitte & Touche LLP, independent auditors.**

23(b)  Consent of KPMG L.L.P., independent auditors.*

23(c)  Consent of KPMG L.L.P., independent auditors.*

23(d)  Consent of Arthur Andersen LLP, independent auditors.*

23(d)(1) Updated Consent of Arthur Andersen LLP, independent auditors.**

23(e)  Consent of Anne T. Larin (included in Exhibit 5 above).

23(f) Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 8(a) above).

23(g)  Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 8(b) above).

 24    Power of Attorney (included as part of the signature page of this
         Registration Statement)*

99(a)  Consent of Goldman, Sachs & Co.*

99(b)  Consent of Credit Suisse First Boston Corporation.*

99(c)  Form of Common Stock proxy**

99(d)  Form of Class A Common Stock proxy**


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*   Previously filed

**  Filed herewith